Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

COLUMBIA CARE INC.

COLUMBIA CARE LLC,

VICI ACQUISITION LLC,

VICI ACQUISITION II LLC

GREEN LEAF MEDICAL, LLC,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE SECURITYHOLDER REPRESENTATIVE

December 21, 2020

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of December 21, 2020 (the “Agreement Date”) is by and among COLUMBIA CARE INC., a company continued under the laws of the Province of British Columbia (the “Parent”), COLUMBIA CARE LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (the “Buyer”), VICI ACQUISITION LLC, a Delaware limited liability company and newly-formed, wholly-owned subsidiary of the Buyer (“Merger Sub I”), VICI ACQUISITION II LLC, a Delaware limited liability company and newly-formed, wholly-owned subsidiary of the Buyer (“Merger Sub II”), GREEN LEAF MEDICAL, LLC, a Maryland limited liability company (the “Company”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the representative of the Securityholders (the “Securityholder Representative”, together with the Company, the Parent, the Buyer, and Merger Sub I and Merger Sub II, the “Parties”).

RECITALS

A. The Parent, the Buyer, Merger Sub I, Merger Sub II and the Company intend to effectuate (i) a merger (the “First Merger”) of Merger Sub I with and into the Company in accordance with this Agreement, the Maryland Limited Liability Company Act (the “MD LLC Act”) and the Delaware Limited Liability Company Act (the “DE LLC Act”), with the Company to be the surviving company of the First Merger and a wholly-owned subsidiary of the Buyer, and, as part of the same overall transaction, (ii) a merger (the “Second Merger” and, together with the First Merger, the “Mergers”) of the surviving company of the First Merger with and into Merger Sub II, with Merger Sub II to be the surviving company of the Second Merger.

B. Each of the Parties intends that (i) for U.S. federal income tax purposes, the Mergers, taken together, constitute an integrated plan described in Revenue Ruling 2001-46, 2001-2 C.B. 321, (ii) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of the Buyer and the Company are to be parties under Section 368(b) of the Code, and (iii) this Agreement is to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

C. The Board of Managers of the Company (the “Company Board”) has unanimously (i) determined that the Mergers are fair to and in the best interests of, the Unitholders, (ii) adopted and approved this Agreement, the Mergers and the other Transactions, and (iii) resolved to recommend that the Unitholders adopt and approve this Agreement, the Mergers and the other Transactions.

D. The respective boards of directors and managers of each of the Parent, the Buyer, Merger Sub I and Merger Sub II have determined that the Mergers are in the best interests of their respective companies and equityholders, and have adopted and approved this Agreement, the Mergers and the other Transactions.

E. To induce the Parent, the Buyer, Merger Sub I and Merger Sub II to enter into this Agreement, each of the Founders (defined below) has agreed to execute and deliver a Non-Competition Agreement to Buyer at closing, each substantially in the form attached hereto as Exhibit A (the “Non-Competition Agreements”).

NOW THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

SECTION 1

THE MERGERS AND OTHER TRANSACTIONS

1.1 Certain Definitions. For purposes of this Agreement:

“Accounts Receivable” means all receivables (including notes, book debts and other amounts due or accrued, whether billed or unbilled), arising from or related to or in respect of the Business, whether or not in the Ordinary Course of Business, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts receivable, notes and debts, including all receivables reflected or which will be reflected in the Recent Balance Sheet.

“Action” means any action, suit or claim, legal, administrative or arbitration proceeding, or investigation.

“Adjustment Escrow Amount” means an amount equal to $2,000,000 less the absolute value of the estimated Net Working Capital Deficiency set forth in the Estimated Closing Working Capital Statement (if any).

“Adjustment Escrow Cash” means an amount in cash equal to 75% of the Adjustment Escrow Amount.

“Adjustment Escrow Fund” means the Adjustment Escrow Cash (together with any interest and other income earned thereon) and the Adjustment Escrow Shares.

“Adjustment Escrow Shares” means a number of Parent Common Shares equal to the quotient of (i) 25% of the Adjustment Escrow Amount divided by (ii) the Closing Parent Share Price.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Agreement” has the meaning given in the preamble.

“Agreement Date” has the meaning given in the preamble.

“Allocation Certificate” has the meaning given in Section 1.7(a).

“Ancillary Agreements “ means the Escrow Agreement, the Paying Agent Agreement, the Letters of Transmittal, the Lock-Up and Joinder Agreements, the Articles of Merger and all other documents, instruments and certificates entered into pursuant hereto or in furtherance of the Transactions.

“Antitrust Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, and the rules and regulations promulgated thereunder, including the HSR Act.

“Articles of Merger” has the meaning given in Section 1.3.

“Base Closing Cash Purchase Price” means an amount equal to $45,000,000.

“Basket” has the meaning given in Section 9.5(c).

“Business” means the business conducted by the Company and/or its Subsidiaries on the Agreement Date, including the cultivation and sale of cannabis.

“Business Day” means Monday through Friday, but excluding federal and state holidays in Boston, Massachusetts.

“Business IP” shall mean the Owned IP and all other Intellectual Property Rights used by the Company and its Subsidiaries, including Licensed Intellectual Property.

“Buyer” has the meaning given in the preamble.

“Buyer Indemnitees” has the meaning given in Section 9.2.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136).

“Cash” means the consolidated cash, cash equivalents, marketable securities and short term investments held by the Company and its Subsidiaries, computed as of the applicable date and in accordance with GAAP. Cash shall (i) be calculated net of issued but uncleared checks and drafts, (ii) include checks and drafts deposited for the account of the Company and its Subsidiaries, including deposits in transit, and (iii) be calculated net of overdrawn accounts. Cash may be a positive or negative amount.

“Certificates of Merger” has the meaning given in Section 1.3.

“Change in Control Agreement” means any Contract or Employee Benefit Plan pursuant to which a Change in Control Payment may become payable.

“Change in Control Payment” means any new or increased commission, severance, bonus, increased vesting or benefit accruals, or other payment of any kind payable by the Company or any of the Subsidiaries to management or other Employees that is triggered (in whole or in part) by or upon the consummation of the Transactions, in each case plus the employer’s portion of any applicable employment or payroll Taxes with respect to such amount and regardless of whether such commission, obligation, severance, bonus or other payment is due, paid or payable prior to, on or after the Closing. For the avoidance of doubt, “Change in Control Payment” shall exclude any amounts included as a “Transaction Expense” for purposes of this Agreement.

“Change Notice” has the meaning given in Section 1.7(b)(i).

“Class A Units” means the Class A Units of the Company.

“Class B Units” means the Class B Units of the Company.

“Class C Units” means the Class C Units of the Company.

“Class D Units” means the Class D Units of the Company.

“Class E Units” means the Class E Units of the Company.

“Class F Units” means the Class F Units of the Company.

“Class G Units” means the Class G Units of the Company.

“Closing” has the meaning given in Section 1.3.

“Closing Balance Sheet” means an unaudited, consolidated balance sheet of the Company and the Subsidiaries as of 11:59 PM Eastern Time on the day immediately preceding the Closing Date and prepared in accordance with GAAP consistent with past practices (except for the absence of footnotes).

“Closing Cash” means the amount of Cash as of 11:59 PM Eastern Time on the day immediately preceding the Closing Date.

“Closing Cash Merger Consideration” means an amount in cash (without interest) equal to (A) the Base Closing Cash Purchase Price, plus (B) the Closing Cash, minus (C) the Retained Cash (if any), minus (D) the Company Debt Payoff Amount, minus (E) the amount of any Transaction Expenses not otherwise paid as of immediately prior to the Effective Time, minus (F) the aggregate amount of all Change in Control Payments not otherwise paid as of immediately prior to the Effective Time, minus (G) the Net Working Capital Deficiency, if any, plus (H) the Net Working Capital Surplus, if any. The Closing Cash Merger Consideration may be subject to adjustment in accordance with Section 1.7(b) (Post-Closing True-Up).

“Closing Date” has the meaning given in Section 1.3.

“Closing Deadline” has the meaning given in Section 10.1(f).

“Closing Parent Share Price” means $4.442.

“Closing Share Merger Consideration” means 43,899,144 Parent Common Shares (being the number of Parent Common Shares equal to the quotient of (i) the Closing Share Purchase Price divided by (ii) the Closing Parent Share Price).

“Closing Share Purchase Price” means an amount equal $195,000,000.

“COBRA” has the meaning given in Section 2.13(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning given in the preamble.

“Company Board” has the meaning given in the recitals.

“Company Debt” means with respect to the Company and the Subsidiaries (i) all obligations for borrowed money or extensions of credit (including all sums due on early termination and repayment or redemption calculated to the Closing Date and any advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the Ordinary Course of Business, (iv) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (v) all obligations to reimburse the issuer in respect of letters of credit or under performance of surety bonds, or other similar obligations, (vi) all obligations in respect of bankers’ acceptances and under reverse purchase agreements, (vii) all obligations in respect of futures contracts, swaps and other derivative financial instruments (determined on a net basis as if such contract or obligation was being terminated early on such date), (viii) all direct or indirect guarantee obligations in respect of obligations of the kind referred to in clauses (i) through (vii) above, and (ix) all obligations of the kind referred to in clauses (i) through (viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and Contract rights) owned by the Company or any of the Subsidiaries, whether or not the Company or such Subsidiary has assumed or become liable for the payment of such obligation. For the avoidance of doubt, “Company Debt” shall exclude capitalized lease obligations (whether capitalized under GAAP or any other accounting standard) and any amounts included in the definition of “Net Working Capital”, “Transaction Expenses” or “Change in Control Payments,” and shall only count a given amount once, regardless of whether it might qualify as Company Debt under more than one of clauses (i) through (x) above.

“Company Debt Payoff Amount” has the meaning given in Section 1.7(a)(iii). “Company Disclosure Schedule” has the meaning given in the introduction to Section 2.

“Company Operating Agreement” means the Seventh Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of September 9, 2019, and as may be amended and/or restated before the Effective Time.

“Company Warrant” means all outstanding warrants to purchase Units.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, by and between Parent and the Company, dated as of September 18, 2020.

“Consent” means any filing with, notice to, or approval, consent or waiver of any Governmental Entity or any other Person.

“Contract” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement, whether written or oral, that is legally binding upon a Person or any of its property, including all amendments, waivers or other changes thereto.

“CSE” means the Canadian Securities Exchange.

“DE LLC Act” has the meaning given in the recitals.

“Effective Time” has the meaning given in Section 1.4.

“Employee” means any current, former, or retired employee, officer, manager, or director of the Company or any of its Subsidiaries.

“Employee Benefit Plan” has the meaning given in Section 2.13(a).

“Employment Agreements” has the meaning given in Section 7.12.

“Environmental Laws” means any and all Laws relating to the environment or public or worker health or safety, including ambient air, surface water (including water management and runoff), land surface or subsurface strata, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances or wastes (including radioactive waste or nuclear waste or noxious noise or odor into the environment), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic, hazardous or medical substances or wastes (including petroleum, petroleum distillates, asbestos or asbestos containing material, volatile organic compounds and polychlorinated biphenyls). Environmental Laws shall include the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act (Clean Water Act) (33 U.S.C. § 1251 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA) (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (EPCRTKA) (42 U.S.C § 11001 et seq.), the Occupational Safety and Health Act (OSHA) (29 U.S.C. § 651 et seq.), the OSHA Bloodborne Pathogens Standard, the Needlestick Safety and Prevention Act, and the Medical Waste Tracking Act of 1988 (42 U.S.C. § 6992 et seq.), as amended.

“Environmental Liabilities” means all Liabilities arising from environmental, health or safety conditions or a Release or threat of Release resulting from the Company, or any Release for which the Company is otherwise responsible under any Environmental Law.

“Environmental Lien” means any Lien in favor of any Governmental Entity for Environmental Liabilities.

“Environmental Permit” means all Permits, licenses and approvals required under Environmental Laws, including all environmental, health and safety permits, licenses, approvals, authorizations, variances, agreements and waivers of and from Governmental Entities necessary for the conduct of the business and the operation of the Business Assets.

“Equity Equivalents” means with respect to any Person, (i) any capital stock, membership interests or other share capital, equity or ownership interest or voting security, (ii) any securities (including debt securities) directly or indirectly convertible into or exchangeable or exercisable for any capital stock, membership interests or other share capital, equity or ownership interest or voting security, or containing any profit participation features, (iii) any rights, warrants or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital, equity or ownership interest or voting security, or securities containing any profit participation features, or to subscribe for or to purchase any securities (including debt securities) convertible into or exchangeable or exercisable for any capital stock, membership interests, other share capital, equity or ownership interest or voting security or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (i) through (iii) above or other similar rights or (v) any securities (including debt securities) issued or issuable with respect to the securities or interests referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning given in Section 2.13(a).

“Escrow Agent” means Century Bank and Trust Company or Odyssey Trust Company, as mutually agreed to by the Buyer and the Company.

“Escrow Agreement” means an escrow agreement by and among the Buyer, the Securityholder Representative and the Escrow Agent in a form reasonably acceptable to the same (which, for the avoidance of doubt, shall provide for the release of escrowed property only in connection with either a court order or the delivery of joint instructions by Buyer and Securityholder Representative).

“Escrow Fund” means the Adjustment Escrow Fund and the Indemnity Escrow Fund.

“Estimated Closing Working Capital Statement” has the meaning given in Section 1.7(a)(ii).

“Estimated Company Debt” means the Company Debt as of 11:59 PM Eastern Time on the day immediately preceding the Closing Date.

“Estimated Net Working Capital” means Net Working Capital estimated as of 11:59 PM Eastern Time on the day immediately preceding the Closing Date.

“Expense Fund” means an amount equal to $2,000,000.

“Final Adjustment Amount” has the meaning given in Section 1.7(b)(ii).

“Financial Statements” has the meaning given in Section 2.4(a).

“First Merger” has the meaning given in the recitals.

“First Merger Surviving Company” has the meaning given in Section 1.2.

“Founders” has the meaning given in Section 1.12(e).

“Founder Units” means the Founder Units of the Company.

“Fundamental Representations” has the meaning given in Section 9.5(a).

“GAAP” means generally accepted accounting principles in the United States of America.

“GL-Ohio” has the meaning given in Section 4.17.

“Government Contract” means any Contract between any Company and (a) any Governmental Entity, (b) any prime contractor to a Governmental Entity (in its capacity as such), or (c) any subcontractor (of any tier) in connection with or with respect to any Contract described in clause (a) or (b), and any modification of any of the foregoing.

“Governmental Entity” means any foreign, federal, national, state, local or other court or governmental, regulatory or administrative agency, body or authority, including any stock exchange or Securities Commission.

“Hazardous Substance” means any substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any applicable federal, state or local environmental law, statute, ordinance, rule or regulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning given in Section 9.4(a).

“Indemnifier” has the meaning given in Section 9.4(a).

“Indemnity Escrow Cash” means the amount of any cash added to the Indemnity Escrow Fund in accordance with Section 1.7(b)(ii) following the determination of the Final Adjustment Amount.

“Indemnity Escrow Fund “ means the Indemnity Escrow Cash (together with any interest and other income earned thereon) and the Indemnity Escrow Shares.

“Indemnity Escrow Shares” means 3,601,981 Parent Common Shares (being the number of Parent Common Shares equal to $16,000,000 divided by the Closing Parent Share Price).

“Independent Accountant” means an independent accounting firm mutually agreeable to both the Buyer and the Securityholder Representative.

“Insurance Policies” has the meaning given in Section 2.18.

“Intellectual Property Rights” shall mean the intellectual property rights arising under the Laws of any jurisdiction and/or international treaties and conventions throughout the world, including rights in: (i) trademarks, service marks, trade names, brand names, logos, trade dress and all registrations and applications for registration of the foregoing, together with the goodwill associated with any of the foregoing; (ii) to the extent protectable under applicable intellectual property Laws, internet domain names, IP addresses and any social media accounts, usernames, handles and similar online identifiers with Facebook, Twitter, Instagram, Pinterest and other similar companies; (iii) copyrights (whether registered or unregistered), including copyrights in computer programs and software (including all source code and object code), and all registrations and applications for registration of such copyrights and all issuances, extensions and renewals of such registrations and applications; (iv) patents and patent applications and all divisions, continuations, continuations-in-part; reissues, extensions, reexaminations and renewals of such patents and applications and all rights to claim priority in or to any of the foregoing and to the extent protectable under applicable intellectual property Laws, inventions (whether patentable or unpatentable and whether or not reduced to practice) invention disclosures and improvements; and (v) confidential or proprietary information, including trade secrets under applicable Law, customer lists, know-how, formulas, databases, compounds and other confidential or proprietary business information.

“Investor Units” means the Class A Units, Class B Units, Class C Units, Class D Units, Class E Units, Class F Units and Class G Units.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” shall mean all websites, software and applications (on premises or cloud-based), databases, systems (telecommunications and otherwise), servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge” (including any derivation thereof such as “known” or “knowing”) with respect to a Party means the actual knowledge of the managers, directors and officers of such Party and the knowledge that such persons would have after reasonable inquiry.

“Law” means any U.S. or foreign federal, national, state, local or other Governmental Entity Law, statute, ordinance, rule, order, regulation, writ, injunction, directive, Order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation, and any amendment, extension or re-enactment of any of the foregoing; provided that “Law” shall exclude any U.S. federal laws, civil, criminal or otherwise, that is directly or indirectly related to the cultivation, harvesting, production, marketing, distribution, sale and possession of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances, including the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960.

“Leased Real Property” has the meaning given in Section 2.15(d).

“Letter of Transmittal” has the meaning given in Section 1.11(b).

“Liabilities” means any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for Taxes due or then accrued or to become due, and contingent liabilities relating to activities of the Company or any of the Subsidiaries or the conduct of the Business, regardless of whether claims in respect thereof have been asserted).

“Licensed Intellectual Property” means all Intellectual Property Rights that any third party owns and that the Company or its Subsidiaries use or have the right to use pursuant to a license or sublicense.

“Licensed Providers” has the meaning given in Section 2.14(e).

“Lien” means any lien, charge, security interest, condition, restriction, mortgage, pledge, community property interest, right of first refusal, option, easement, reservation, tenancy, assignment, right of pre-emption or any other encumbrance whatsoever.

“Lock-Up and Joinder Agreement” means the Lock-Up and Joinder Agreement to be entered into by each Securityholder in accordance with the terms of this Agreement, in a form reasonably acceptable to the Buyer and the Company, which shall include a contractual lock-up on the terms set forth in the Indication of Interest between the Parent and the Company, dated October 20, 2020, a joinder to this Agreement and acknowledgement of such Securityholder’s indemnification obligations hereunder, representations from such Securityholder regarding ownership of the Company Units and authorization, a release of claims, and such other provisions as are reasonably requested by the Buyer.

“Loss” means, as to any Person, any claim, loss, fines, royalty, liability, damage, deficiency, diminution in value, lost profit, Tax, interest, penalty, cost, fees or expense (including interest and penalties imposed or assessed by any judicial or administrative body or arbitrator and reasonable attorneys’, accountants’, or other experts’ or advisors’ fees and expenses), whether or not arising out of Third-Party Claims or otherwise incurred, and including the reasonable costs of enforcing any right to indemnification hereunder and the reasonable cost of pursuing any insurance providers, excluding, in each case, any indirect, consequential, or punitive damages; provided, however, that a diminution in the market value of the Parent Common Shares shall not be, in and of itself, deemed a Loss hereunder.

“made available” means posted to the virtual data room populated by the Company and to which the Buyer or one or more of its representatives has access to at least two (2) Business Days prior to the Agreement Date.

“Majority Holders” has the meaning given in Section 11.14(f).

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events or effects, has had a material adverse effect on (i) the business, assets, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company and its Subsidiaries taken as a whole to consummate the Mergers and the other Transactions; provided, however, that “Material Adverse Effect” shall not include any result, occurrence, fact, change, event or effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the Transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies (including, for the avoidance of doubt, related to COVID-19 or the related novel coronavirus); or (xi) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except, in the cases of clauses (i), (ii), (iii), (iv), (vii), and (x), to the extent that the Company and its Subsidiaries taken as a whole are disproportionately affected thereby as compared to other similarly situated participants in the industries in which the Company operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur).

“Material Contracts” has the meaning given in Section 2.9(b).

“MD LLC Act” has the meaning given in the recitals.

“Mergers” has the meaning given in the recitals.

“Merger Consideration” means the payments which the Securityholders are entitled to receive pursuant to the Allocation Certificate.

“Merger Sub I” has the meaning given in the preamble.

“Merger Sub II” has the meaning given in the preamble.

“NEO Exchange” means the Neo Exchange Inc.

“Net Closing Share Merger Consideration” means the Closing Share Merger Consideration less the Adjustment Escrow Shares less the Indemnity Escrow Shares.

“Net Working Capital” means the consolidated total current assets of the Company and its respective Subsidiaries taken as a whole less the consolidated total current Liabilities of the Company and its respective Subsidiaries taken as a whole as of 11:59 PM Eastern Time on the date immediately preceding the Closing Date, as determined in accordance with GAAP, without giving effect to the consummation of the Transactions; provided, however that (i) current assets shall exclude Closing Cash, inter-company Accounts Receivable, interest receivable, all current and deferred Tax assets, security deposits and inventory at the wholesale level, (ii) current Liabilities shall exclude inter-company accounts payable, capitalized lease obligations, Company Debt, Transaction Expenses, and deferred Tax liabilities, and (iii) current Liabilities shall include all deferred revenue. Attached hereto as Schedule 1.1(B) is a calculation of Net Working Capital as though September 30, 2020 were the Closing Date.

“Net Working Capital Deficiency” means the lesser of $2,000,000 and the amount by which the Net Working Capital is less than the Net Working Capital Target.

“Net Working Capital Surplus” means the lesser of $2,000,000 and the amount by which the Net Working Capital is greater than the Net Working Capital Target.

“Net Working Capital Target” means $2,000,000.

“Non-Competition Agreements” has the meaning set forth in the preamble.

“Opt-Out Notifications” has the meaning given in Section 2.24(f).

“Order” means any consent, decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity or arbitration tribunal (in each case, whether final or preliminary).

“Ordinary Course of Business” means the ordinary course of the Company’s and its Subsidiaries’ business taken as a whole and consistent with past practice.

“Owned IP” means the Intellectual Property Rights owned or purported to be owned by the Company or its Subsidiaries.

“Parent” has the meaning given in the preamble.

“Parent Common Shares” means common shares in the capital of Parent.

“Participation Units” means the Participation Units of the Company.

“Paying Agent” means the paying agent appointed by the Buyer prior to the Closing Date for the purpose of processing distributions to the Securityholders hereunder, subject to the Company’s reasonable prior approval.

“Paying Agent Agreement” has the meaning given in Section 1.11(a).

“Permit” means any permit, license, variance, franchise, security clearance, Order, approval, consent, certificate, registration, accreditation or other authorization issued or granted by, exemption of, or registration or filing with any Governmental Entity and other similar rights.

“Permitted Liens” means (i) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable and which shall be paid in full and released prior to or at Closing, (ii) Liens for Taxes or assessments and similar charges, which (a) are being contested in good faith through appropriate proceedings or (b) are not yet due and payable and, in each case, for which appropriate reserves have been established in accordance with GAAP, (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property provided that such encumbrances do not materially interfere with or otherwise restrict the use of such Real Property for its existing or intended use including the conduct of the Business; (iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; and (v) equipment Liens arising in the Ordinary Course of Business.

“Person” means any individual, company, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, group, firm, association, joint-stock company, Governmental Entity or other entity.

“Personal Information” means all data that (i) identifies an individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying an individual or (ii) the collection, retention, disclosure, processing, storage, or transfer of which is regulated by any applicable Law.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date (including the portion of any Straddle Period ending on the Closing Date).

“Pre-Closing Taxes” means (i) all Taxes (or the non-payment thereof) of or imposed on any of the Company or its Subsidiaries for each Pre-Closing Tax Period (including, for the avoidance of doubt, any employment, payroll or similar Taxes deferred under the CARES Act), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Company or its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law, (iii) 50% of the first $100,000 of all Transfer Charges, and (iv) any and all Taxes of any Person (other than any of the Company or its Subsidiaries) imposed on any of the Company or its Subsidiaries as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; provided that in the case of clauses (i)-(iv) above, “Pre-Closing Taxes” shall be limited to the amount by which such Taxes exceed the amount, if any, specifically taken into account in determining the Merger Consideration pursuant to Section 1.7.

“Privacy and Security Laws” has the meaning given in Section 2.24.

“Pro Rata Share” means the quotient obtained by dividing (i) the amount of the Merger Consideration payable hereunder to such Securityholder by (ii) the total amount of the Merger Consideration payable hereunder to all Securityholders.

“Public Documents” has the meaning given in Section 3.9.

“Real Property Leases” has the meaning given in Section 2.15(d).

“Recent Balance Sheet” has the meaning given in Section 2.4(a).

“Recent Balance Sheet Date” has the meaning given in Section 2.4(a).

“Relevant Exchange” means (i) if the Parent Common Shares are listed and traded on the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange, or other U.S. national securities exchange (but excluding the over-the-counter (OTC) market), such exchange; (ii) if the Parent Common Shares are not listed on any U.S. national securities exchange, then the NEO Exchange; and (iii) if the Parent Common Shares are not listed on any U.S. national securities exchange or the NEO Exchange, the CSE.

“Regulatory Approval Materials” has the meaning given in Section 4.4(a).

“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, arrangement for disposal, discharge, dispersal, pouring, emptying, escaping, dumping, discarding, leaching or migration of a Hazardous Substance into the indoor or outdoor environment including the movement of Hazardous Substance through or in the ambient air, soil, surface water, groundwater, land surface or subsurface strata, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Release Date” has the meaning given in Section 9.5(f).

“Remedial Action” means any action or proceeding to (i) contain, clean-up, remove, treat or remediate any Hazardous Substance, (ii) correct or prevent an environmental Action resulting from the prior treatment, storage or disposal of Hazardous Substance or to recover the cost of either by a Governmental Entity or third party, (iii) remove any fill or implement any remediation, restoration or mitigation that may be required in connection with any dredging, filling or disturbance activities in any wetland or wetlands, as those terms are defined under applicable Law, (iv) perform post-remedial monitoring and care, and (v) respond to any request by any Governmental Entity for information relating to containment, clean-up, removal, treatment or remediation of Hazardous Substance.

“Representative” has the meaning given in Section 4.5(a).

“Representative Losses” has the meaning given in Section 11.14(d).

“Retained Cash” means an amount of Cash equal to the total amount of the Retained Debt outstanding as of the Effective Time, including the outstanding principal balance of such Retained Debt and all accrued interest and other fees and expenses, in each case as of the Effective Time.

“Retained Debt” means any Company Debt that the Buyer and the Company mutually agree shall remain outstanding following the Closing.

“Second Effective Time” has the meaning given in Section 1.4.

“Second Merger” has the meaning given in the recitals.

“Securities Commissions” means the securities commissions or similar regulatory authorities in each of the applicable provinces and territories of Canada.

“Securityholder Closing Agreements” means the Non-Competition Agreements, the Letters of Transmittal and the Lock-Up and Joinder Agreements.

“Securityholder Representative” has the meaning given in the preamble.

“Securityholders” means the Unitholders and the Warrantholders.

“Share Merger Consideration” means the Closing Share Merger Consideration and the Milestone Shares.

“Signing Disk” has the meaning given in Section 4.15.

“State and Local Cannabis Laws” means Laws regarding the cultivation, manufacture, possession, use, sale or distribution of cannabis or cannabis products promulgated by state and local Governmental Entities in the states and municipalities in which the Company or any of its Subsidiaries operate or any of its Subsidiaries is organized or domiciled, including without limitation, Maryland, Pennsylvania, Ohio, New Jersey, Virginia, West Virginia and Georgia.

“Straddle Period” means any Tax period of the Company, its Subsidiaries or the Surviving Company that begins on or before and ends after the Closing Date.

“Subsidiary” means any corporation or other organization, whether incorporated or unincorporated, of which (i) at least 25% of the securities or other interests having by their terms (A) ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (B) the right to appoint the manager, general partner, or other person(s) controlling the management of such organization are directly or indirectly owned or controlled by the Company or by any one or more of the Subsidiaries, or by the Company and one or more of the Subsidiaries or (ii) the Company or any other Subsidiary of the Company is a general partner or managing member.

“Surviving Company” has the meaning given in Section 1.2.

“Tail Policy” has the meaning given in Section 4.10.

“Tax” or “Taxes” means (i) any and all federal, provincial, state, local or non-U.S. taxes, charges, fees, levies, imposts, duties and other similar assessments or charges of any kind whatsoever, imposed by any Governmental Entity, including, without limitation, ad valorem taxes, add-on minimum taxes, alternative minimum taxes, capital taxes, customs duties, employment taxes, environmental taxes, escheat or unclaimed property obligations, estimated taxes, excise taxes, franchise taxes, goods and services taxes, gross receipts taxes, imputed underpayments, income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits), license taxes, net worth taxes, occupation taxes, payroll taxes, premium taxes, property taxes, recording taxes, retirement taxes, sales taxes, services taxes, severance taxes, social security premiums, stamp taxes, transfer taxes, unemployment taxes, use taxes, value-added taxes, windfall profits taxes, withholding taxes or other withholding obligations, together with all interest, penalties, fines, additions to tax imposed with respect to the foregoing or other amounts imposed with respect to the foregoing; (ii) any liability for any amounts described in clause (i) as a result of being or ceasing to be a member of any “affiliated group” of corporations within the meaning of Section 1504 of the Code (or any similar affiliated, combined, consolidated or unitary group or arrangement for group relief for state, local or non-U.S. Tax purposes), including any liability under Treasury Regulations §1.1502-6 (or any similar provision of federal, state, local, or non-U.S. Law); and (iii) any liability for any amounts of the type described in clause (i) or (ii) arising under Contract, by operation of Law, by reason of being a transferee, successor or otherwise.

“Tax Representations” has the meaning given in Section 9.5(a).

“Tax Return” means (i) any return, declaration, report, claim for refund, estimate, election, information return, or statement, and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined or unitary return or other document, filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any Tax or the administration of the Laws relating to any Tax, and (ii) TD F 90-22.1 (and its successor form, FinCEN Form 114).

“Taxing Authority” means any Governmental Entity responsible for the administration, imposition or collection of any Tax.

“Third-Party Acquisition” has the meaning given in Section 4.5(a).

“Third-Party Claim” has the meaning given in Section 9.4(a).

“Transaction Expenses” means any incurred and unpaid expenses of the Company and any of its Subsidiaries relating to the negotiation and consummation of the Agreement, the Ancillary Agreements, the Mergers and the other Transactions, including (i) fees and expenses of brokers, financial advisers, legal counsel and accountants, (ii) fifty percent (50%) of the cost and expenses incurred in obtaining the Tail Policy, (iii) fifty percent (50%) of the costs and expenses relating to the Escrow Agent, and (iv) fifty percent (50%) of all costs and expenses relating to any filings made pursuant to Section 4.4(c) (whether incurred by the Company, the Parent or the Buyer); provided that, for the avoidance of doubt, Parent and Buyer shall be responsible for the costs related to any filings, communications, or other matters in connection with the matters contemplated by Section 4.4(a) to the extent set forth in Section 4.4(a).

“Transactions” means the Mergers and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated by the U.S. Department of the Treasury under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unitholder Approval” has the meaning given in Section 2.3(a).

“Unitholders” means the holders of the Units immediately before the Effective Time.

“Units” means the Investor Units, the Founder Units and the Participation Units.

“Verified Allocation Certificate” has the meaning given in Section 1.7(b)(i).

“Warrantholders” has the meaning given in Section 1.9.

1.2 The Mergers. Upon the terms and subject to the conditions hereof, and in accordance with the MD LLC Act and the DE LLC Act, at the Effective Time, Merger Sub I shall be merged with and into the Company and the separate limited liability company existence of Merger Sub I shall cease. Following the First Merger, the Company shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to herein as the “First Merger Surviving Company”). Immediately thereafter, upon the terms and subject to the conditions hereof, and in accordance with the MD LLC Act and the DE LLC Act, the Buyer shall cause the First Merger Surviving Company to merge with and into Merger Sub II and the separate corporate existence of the First Merger Surviving Company shall cease. Following the Second Merger, Merger Sub II shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to herein as the “Surviving Company”). The Merger shall have the effects provided in this Agreement and the applicable provisions of the MD LLC Act and the DE LLC Act.

1.3 Closing. Subject to the satisfaction or written waiver of the conditions set forth in SECTION 7 (Conditions to Each Party’s Obligation to Close), SECTION 8 (Conditions to the Obligation of the Parent, the Buyer, Merger Sub I and Merger Sub II to Close) and SECTION 9 (Conditions to Company’s Obligation to Close), the closing of the Transactions (the “Closing”) shall take place remotely by exchange of documents, on such date and at such time as the Parties may agree, but not later than the second (2nd) Business Day after the satisfaction or written waiver of the conditions set forth in SECTION 7 (Conditions to Each Party’s Obligation to Close), SECTION 8 (Conditions to the Obligation of the Parent, the Buyer, Merger Sub I and Merger Sub II to Close) and SECTION 9 (Conditions to Company’s Obligation to Close), other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions (the “Closing Date”). On or prior to the Closing Date, the Parties shall (a) execute articles of merger for each of the Mergers (collectively, the “Articles of Merger”) in accordance with the MD LLC Act and certificates of merger for each of the Mergers (collectively, the “Certificates of Merger”) in accordance with the DE LLC Act, (b) cause the Articles of Merger to be filed with the Secretary of State of Maryland in accordance with the MD LLC Act and the Certificates of Merger to be filed with the Secretary of State of Delaware in accordance with the DE LLC Act, and (c) take all such further actions as may be required or appropriate to make the Mergers effective.

1.4 Effective Time. The First Merger shall be effective at such time as the Articles of Merger with respect to the First Merger are duly filed with the Secretary of State of Maryland and the Certificates of Merger with respect to the First Merger are duly filed with the Secretary of State of Delaware or at such later date or time as may be agreed by the Company and the Buyer in writing and specified in the Articles of Merger with respect to the First Merger in accordance with the MD LLC Act and in the Certificates of Merger with respect to the First Merger in accordance with the MDED LLC Act (the “Effective Time”). The Second Merger shall be effective at such time as the Articles of Merger with respect to the Second Merger are duly filed with the Secretary of State of Maryland and the Certificates of Merger with respect to the Second Merger are duly filed with the Secretary of State of Delaware or at such later day or time as may be agreed by the Company and the Buyer in writing and specified in the Articles of Merger with respect to the Second Merger in accordance with the MD LLC Act and the Certificates of Merger with respect to the Second Merger in accordance with the DE LLC Act (the “Second Effective Time”). For the avoidance of doubt, the Second Effective Time shall occur after the Effective Time.

1.5 Certificate of Organization and Operating Agreement. At the Effective Time, the certificate of organization of Merger Sub I, as in effect immediately before the Effective Time, shall be the certificate of organization of the First Merger Surviving Company until thereafter amended. At the Effective Time, the operating agreement of Merger Sub I, as in effect immediately before the Effective Time, shall be the operating agreement of the First Merger Surviving Company until thereafter amended; provided, however, that the operating agreement of Merger Sub I shall be amended at the Effective Time to change the name of the company set forth therein from “Vici Acquisition LLC” to “Green Leaf LLC”. At the Second Effective Time, the certificate of organization of the First Merger Surviving Company, as in effect immediately before the Second Effective Time, shall be the certificate of organization of Merger Sub II until thereafter amended. At the Second Effective Time, the operating agreement of the First Merger Surviving Company, as in effect immediately before the Second Effective Time, shall be the operating agreement of the Surviving Company until thereafter amended.

1.6 Managers and Officers. The managers and officers of Merger Sub I immediately before the Effective Time shall be the managers and officers of the First Merger Surviving Company immediately after the Effective Time, each to hold office in accordance with the First Merger Surviving Company’s certificate of organization and operating agreement thereof. The managers and officers of the First Merger Surviving Company immediately before the Second Effective Time shall be the managers and officers of the Surviving Company immediately after the Second Effective Time, each to hold office in accordance with the Surviving Company’s certificate of organization and operating agreement thereof.

1.7 Merger Consideration.

(a) Allocation Certificate. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a certificate (the “Allocation Certificate”) signed by the Chief Financial Officer of the Company, setting forth and certifying on behalf of the Company and its Subsidiaries that the following are good faith estimates of the Company:

(i) an estimated Closing Balance Sheet;

(ii) a statement (the “Estimated Closing Working Capital Statement”) of the Estimated Net Working Capital of the Company and an estimate of the Net Working Capital Deficiency or the Net Working Capital Surplus, which Estimated Closing Working Capital Statement shall be prepared in accordance with the definition of Net Working Capital, without giving effect to the consummation of the Transactions and subject to the adjustments specified in the definition of Net Working Capital;

(iii) the Estimated Company Debt not paid as of immediately prior to the Effective Time, including a description and amount for each element thereof, and, for each item of Estimated Company Debt that is not Retained Debt, payoff letters, in form and substance satisfactory to the Buyer, indicating the amount necessary to discharge in full such Company Debt at the Closing (the “Company Debt Payoff Amount”) and, if such Company Debt is secured, an undertaking by such holder to discharge at Closing any Liens securing such Company Debt;

(iv) the Company’s estimate of Transaction Expenses not paid as of immediately prior to the Effective Time, including a description and amount for each element thereof and the wire instructions for each Person to whom such a payment in respect thereof shall be due and payable in connection with the Closing;

(v) (A) the aggregate amount of all Change in Control Payments, together with a description and the amount of each element thereof and (B) any Change in Control Payments that are due and payable in connection with the Closing, together with a description and the amount of each element thereof;

(vi) the Company’s estimate of aggregate Closing Cash;

(vii) the Company’s estimate of the Closing Cash Merger Consideration, the Adjustment Escrow Cash, the Adjustment Escrow Shares and the Net Closing Share Merger Consideration, and (A) the number of Units outstanding and the number of Units underlying outstanding Company Warrants (based on a cashless exercise), (B) the applicable portion of the Closing Cash Merger Consideration and the Net Closing Share Merger Consideration payable to each Securityholder, (C) each Securityholder’s Pro Rata Share of the Milestone Shares expressed as a percentage, and (D) each Securityholder’s Pro Rata Share of each of the Escrow Fund and the Expense Fund expressed as a percentage and a share or dollar amount, as applicable; and

(viii) the (A) identity and mailing address (and email address, to the extent available) of each Securityholder and (B) wire instructions for the Company.

The Company shall give the Buyer timely access to all supporting records and work papers used in preparation of the Closing Balance Sheet, Estimated Closing Working Capital Statement and Allocation Certificate. The Company shall, in good faith, take into consideration any comments to such documents made by Parent, which documents when final shall be used for purposes of the payments to be made at Closing, but shall remain subject to adjustment pursuant to Section 1.7(b) (Post-Closing True-Up). The Allocation Certificate shall be subject to the Buyer’s approval prior to the Closing (not to be unreasonably withheld, conditioned or delayed) and shall be prepared in accordance and full compliance with the terms and conditions of the Company’s organizational documents then in effect and any other applicable Contracts governing the distribution of equity proceeds to any Securityholder, and the Parent, the Buyer and the Surviving Company shall each be entitled to rely upon and shall incur no liability as a result of its reliance on the Allocation Certificate delivered by the Company (or any updates or supplements thereto delivered by the Company prior to the Closing).

(b)	Post-Closing True-Up.

(i) Within sixty (60) days after the Closing Date, the Buyer shall provide to the Securityholder Representative the Closing Balance Sheet, together with the Buyer’s determination of (A) the Closing Cash, (B) the Company Debt, (C) the Transaction Expenses not otherwise paid immediately prior to the Effective Time, (D) the aggregate amount of Change in Control Payments not otherwise paid immediately prior to the Effective Time, (E) the Net Working Capital Deficiency or the Net Working Capital Surplus, (F) the Closing Cash Merger Consideration and (G) the Net Closing Share Merger Consideration (collectively, the “Verified Allocation Certificate”). The Buyer will make available at the Securityholder Representative’s reasonable request all records and work papers of the Buyer used in calculating such amounts. If the Securityholder Representative disagrees with any of the amounts set forth in the Verified Allocation Certificate, the Securityholder Representative may provide a written notice of proposed changes to any such calculation specifying in reasonable detail all disputed items and the basis therefor (a “Change Notice”) to the Buyer within sixty (60) days after the receipt of the Verified Allocation Certificate (and in the event no Change Notice is provided during such period, the Securityholder Representative will be deemed to have agreed to and accepted each such calculation as of the end of such period). The Buyer shall reasonably promptly cooperate with the Securityholder Representative in providing such information as the Securityholder Representative reasonably requests in connection with the review of the Verified Allocation Certificate. If the Securityholder Representative provides a Change Notice to the Buyer within such period, the Verified Allocation Certificate and the components thereof included in the Change Notice shall be finally determined in accordance with the resolution of dispute procedures set forth in Section 1.7(c) (Resolution of Disputes).

(ii) Based on the foregoing, the “Final Adjustment Amount” shall be equal to the difference of (A) the Closing Cash Merger Consideration as calculated based on the Verified Allocation Certificate (as finally determined in accordance with Section 1.7(c)) minus (B) the Closing Cash Merger Consideration specified in the Allocation Certificate. If the Final Adjustment Amount is a positive number or zero, the Buyer shall (1) pay the Final Adjustment Amount (unless such amount is zero) in cash to the Paying Agent for payment to the Securityholders, in accordance with their respective Pro Rata Shares; and (2) execute joint instructions together with the Securityholder Representative directing the Escrow Agent to remit the share portion of the Adjustment Escrow Fund to Parent’s transfer agent and registrar for the purpose of reissuing such shares to the Securityholders in accordance with their Pro Rata Shares, as directed by the Securityholder Representative. If the Final Adjustment Amount is a negative number, the Securityholder Representative shall execute joint instructions together with the Buyer directing the Escrow Agent to remit from the Adjustment Escrow Fund to the Buyer (i) an amount of cash up to the amount of the Final Adjustment Amount and (i) if the cash portion of the Adjustment Escrow Fund is less than the Final Adjustment Amount, a number of Parent Common Shares equal to the lesser of (A) such excess divided by the Closing Parent Share Price and (B) the number of Adjustment Escrow Shares, which, in either case, shall be deemed to fully satisfy any obligations of the Company and Securityholders with respect to the Final Adjustment Amount. If there is cash remaining in the Adjustment Escrow Fund following the foregoing, such remaining cash shall be added to the Indemnity Escrow Fund and shall be retained and distributed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement. If there are shares remaining in the Adjustment Escrow Fund following the foregoing, Buyer shall execute joint instructions together with the Securityholder Representative directing the Escrow Agent to remit such shares to Parent’s transfer agent and registrar for the purpose of reissuing such shares to the Securityholders in accordance with their Pro Rata Shares, as directed by the Securityholder Representative. To the extent that any portion of the Adjustment Escrow Fund or Indemnity Escrow Fund is remitted to Parent’s transfer agent and registrar in the form of Parent Common Shares for reissuance to the Securityholders pursuant to the terms of this Agreement, the Buyer and Parent shall use their reasonable best efforts to direct the Parent’s registrar and transfer agent to facilitate the exchange of any certificate issued to the Escrow Agent with respect thereto into corresponding statements from the Parent’s registrar and transfer agent showing the issuance of such portion of the Escrow Fund to the Securityholders (based on their Pro Rata Share) in certificated form, in non-certificated book-entry form, via direct registration statements (DRS) or other similar instrument.

(iii) The Company, the Buyer, the Surviving Company, the Securityholder Representative and the Securityholders agree to treat any adjustment to the Merger Consideration pursuant to this Section 1.7(b) (Post-Closing True-Up.), if any, as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

(c) Resolution of Disputes. The Buyer and the Securityholder Representative will attempt in good faith promptly to resolve any differences with respect to the calculations under Section 1.7(b) (Post-Closing True-Up) that are raised within the applicable period. If the Buyer and the Securityholder Representative resolve their disagreement, they shall set forth the agreement in a written document executed by the Buyer and the Securityholder Representative and such written document shall be deemed final and binding for all purposes of this Agreement. If they are unable to resolve any differences within thirty (30) days after timely delivery of an applicable Change Notice, such remaining differences will be submitted to the Independent Accountant for prompt determination (which process may be initiated by either Buyer or the Securityholder Representative by providing the other with written notice, and delivering the same to the Independent Accountant). The Independent Accountant will determine those matters in dispute and will render a written report as to the disputed matters, which report shall be conclusive and binding upon the Parties, provided that the determination of the Independent Accountant shall only make determinations with respect to matters in dispute, and its final determination for any such items must fall within the range of values proposed by Buyer and the Securityholder Representative. The fees and expenses of the Independent Accountant shall initially be borne fifty percent (50%) by the Securityholders and fifty percent (50%) by the Buyer; provided that upon resolution of the dispute by the Independent Accountant, the prevailing party, if any, shall be entitled to be reimbursed in proportion to the amount by which the other party’s determinations of the items in dispute differed from the amount determined by the Independent Accountant. Such amount shall be determined by the Independent Accountant.

1.8 Effect of the Mergers.

(a) At the Effective Time, by virtue of the First Merger and without any action on the part of the Parent, the Buyer, Merger Sub I, the Company or the Securityholders:

(i) Cancellation of Certain Units. Any Units that are owned by the Company (as treasury units or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Conversion of Units into Merger Consideration. Each Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and converted into the right of the holder of such Unit to receive the consideration set forth in the Allocation Certificate.

(iii) First Merger Surviving Company. The First Merger shall have the effects set forth herein and in the applicable provisions of the MD LLC Act and the DE LLC Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub I shall vest in the Company as the surviving company, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub I shall become the debts, liabilities, obligations, restrictions, and duties of the First Merger Surviving Company.

(iv) Membership Interests in the First Merger Surviving Company. On the First Merger, (i) all of the equity of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for a proportion of membership interests of the First Merger Surviving Company equal in value to the value of the equity of Merger Sub I immediately prior to the First Merger, and (ii) the balance of the membership interests in the First Merger Surviving Company shall be issued to

Buyer as consideration for Buyer satisfying, or causing to be satisfied, all the payments required to be made under this Agreement (including, for greater certainty, in consideration for Buyer causing Parent to deliver the Net Closing Share Merger Consideration), such that 100% of the membership interests of the First Merger Surviving Company shall be held by Buyer following the First Merger. As compensation for Parent issuing the Net Closing Share Merger Consideration (and, if applicable, as compensation for any other payments made by Parent hereunder), Buyer shall issue its units to Parent or agree to compensate Parent in such other manner as may be agreed to between Buyer and Parent.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Parent, the Buyer, Merger Sub II, the First Merger Surviving Company or the Securityholders, all of the equity of Merger Sub II and the First Merger Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be converted into and exchangeable for 100% of the membership interests of the Surviving Company.

1.9 Company Warrants. Each Company Warrant, by virtue of the consummation of the First Merger, shall be deemed net exercised on the day prior to the Closing Date in accordance with the terms of such Company Warrant, at which time each holder of a Company Warrant (a “Warrantholder”) shall be a Company Unitholder and shall be entitled to receive, but subject to each such Warrantholder’s delivery of a Letter of Transmittal and Lock-Up and Joinder Agreement, the consideration set forth in the Allocation Certificate, less, in each case, applicable withholding Taxes required to be withheld with respect to such payment.

1.10 Payments by the Buyer and Parent. At the Closing, by wire transfer (or other method of delivery as may be agreed) of immediately available funds:

(a) the Buyer and Parent shall deliver or cause to be delivered to the holders of the Company Debt (other than the Retained Debt) the amount set forth in the respective payoff letters delivered pursuant to Section 1.7(a)(iii);

(b) the Buyer and Parent shall deliver or cause to be delivered to the relevant payees of the Transaction Expenses the amounts set forth with respect to Transaction Expenses specified in the Allocation Certificate;

(c) the Buyer and Parent shall deliver or cause to be delivered to the Paying Agent the amount of the Closing Cash Merger Consideration, less the Expense Fund and the Adjustment Escrow Cash, to be payable to the Securityholders;

(d) the Parent shall have issued to each Securityholder, such Securityholder’s Pro Rata Share of the Net Closing Share Merger Consideration as set out in the Allocation Schedule, as evidenced by statements from the Parent’s registrar and transfer agent showing the issuance of the Closing Share Merger Consideration in the names of the Securityholders in certificated form, in non-certificated book-entry form, via direct registration statements (DRS) or other similar instrument and in the amounts specified on the Allocation Schedule;

(e) the Buyer and Parent shall deliver to the Escrow Agent the Adjustment Escrow Fund (with the Adjustment Escrow Shares being evidenced by a statement from the Parent’s registrar and transfer agent showing the issuance of the Adjustment Escrow Shares in the name of the Escrow Agent in certificated form), to be held in escrow pursuant to the provisions of the Escrow Agreement to provide for any payments to the Buyer pursuant to Sections 1.7(b) and 1.7(c) and the Indemnity Escrow Fund (with the Indemnity Escrow Shares being evidenced by a statement from the Parent’s registrar and transfer agent showing the issuance of the Indemnity Escrow Shares in the name of the Escrow Agent in certificated form), to be held in escrow pursuant to the provisions of the Escrow Agreement as security for the Securityholders’ indemnification obligations under SECTION 9; and

(f) the Buyer and Parent shall deliver to the Securityholder Representative the Expense Fund to be held pursuant to Section 11.15 and for all purposes hereunder each Securityholder shall be deemed to have contributed its Pro Rata Share of the Expense Fund.

1.11 Surrender and Payment.

(a) Paying Agent. Prior to the Effective Time, the Buyer and shall enter into a Paying Agent Agreement with the Paying Agent, substantially in a form reasonably acceptable to Buyer, the Paying Agent, and the Company (the “Paying Agent Agreement”).

(b) Procedures. As promptly as practicable following the Agreement Date, the Paying Agent shall mail to each Securityholder a letter of transmittal in a form reasonably agreed upon by the Buyer, the Company and the Paying Agent (a “Letter of Transmittal”), a Lock-Up and Joinder Agreement, and instructions for use in effecting the surrender of any certificates evidencing such Securityholder’s Units and/or Company Warrants, as applicable, in exchange for the applicable portion of Closing Cash Merger Consideration and the Net Closing Share Merger Consideration pursuant to the Allocation Certificate. The Paying Agent shall, no later than the later of (i) the Closing Date or (ii) three (3) Business Days after receipt of an executed Lock-Up and Joinder Agreement and a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Paying Agent may reasonably require in connection therewith, pay to such Securityholder the amount set forth in the Allocation Certificate. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Units or Company Warrants. Until so surrendered, any outstanding Units (and any certificate(s) evidencing such Unit) and Company Warrants shall be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive the portion of the Merger Consideration as provided in the Allocation Certificate.

(c) Return of Funds from Paying Agent. Any portion of amounts deposited with the Paying Agent that remain undistributed to the Securityholders six (6) months after their deposit with the Paying Agent shall, at the request of the Surviving Company, be delivered to the Surviving Company (or its applicable successor in interest or assignee) or otherwise according to the instruction of the Surviving Company (or its applicable successor in interest or assignee), and any holders of Units and Company Warrants who have not surrendered such Units and Company Warrants in compliance with this Section 1.11 shall after such delivery to the Surviving Company, look only to the Surviving Company (or its applicable successor in interest or assignee) solely as general creditors for the Merger Consideration pursuant to Section 1.8 (Effect of the Mergers). To the extent permitted under applicable Law, any such amounts deposited with the Paying Agent remaining unclaimed by Securityholders immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall become the property of the Surviving Company (or its applicable successor in interest or assignee) free and clear of any claims or interest of any Person previously entitled thereto.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.11, none of the Paying Agent, the Escrow Agent, the Buyer, the Surviving Company, the Securityholder Representative or any party hereto shall be liable to any Person for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.

1.12 Milestone Shares.

(a) Promptly following the achievement of certain EBITDA targets during the Milestone Periods (as defined below), the Buyer and the Parent shall cause the Securityholders to be issued a number of additional Parent Common Shares (the “Milestone Shares”), calculated in accordance with this Section 1.12, as evidenced by statements from the Parent’s registrar and transfer agent showing the issuance of the Milestone Shares in the names of the Securityholders in certificated form, in non-certificated book-entry form, via direct registration statements (DRS) or other similar instrument and in proportion to their Pro Rata Share. The receipt by the Securityholders of the Milestone Shares may be conditioned upon the execution and delivery by each Securityholder of a Lock-Up and Joinder Agreements with respect to such Milestone Shares, but the lock-up period provided for in any such Lock-Up and Joinder Agreement shall be no longer than six (6) months.

(b) The number of Milestone Shares with respect to a Milestone Period shall equal the quotient obtained by dividing (i) the Milestone Amount for such Milestone Period by (ii) the Milestone Share Price. The “Milestone Amount” with respect to a Milestone Period shall be calculated as follows:

(i) If the Actual Adjusted EBITDA for a Milestone Period is equal to or greater than 67.5% but less than 70% of the Projected Adjusted EBITDA for such Milestone Period, then the Milestone Amount shall equal $58,000,000.

(ii) If the Actual Adjusted EBITDA for a Milestone Period is no less than 70% and no greater than 100% of the Projected Adjusted EBITDA for such Milestone Period, then the Milestone Amount shall equal the product obtained by multiplying (A) the Milestone Target Amount for such Milestone Period by (B) (x) the Actual Adjusted EBITDA for such Milestone Period divided by (y) the Projected Adjusted EBITDA for such Milestone Period.

(iii) If the Actual Adjusted EBITDA for a Milestone Period is greater than 100% of the Projected Adjusted EBITDA for such Milestone Period, then the Milestone Amount shall equal the Milestone Target Amount for such Milestone Period, plus the product obtained by multiplying (A) (x) the Actual Adjusted EBITDA for such Milestone Period, minus (y) the Projected Adjusted EBITDA for such Milestone Period by (B) 1.3.

(iv) Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (i) the maximum aggregate amount of the two Milestone Amounts shall not exceed $195,000,000 and (ii) to the extent that Parent is not permitted under applicable Law or stock exchange rules to issue Milestone Shares based on the Milestone Share Price, because such Milestone Share Price represents too great a discount relative to the current market share price, Parent shall instead (a) issue such Milestone Shares on the basis of the lowest permissible share price and (b) pay to the Paying Agent (for distribution to the Securityholders based on their Pro Rata Share) an amount in cash equal to the value of any additional Milestone Shares that would have been issued to the Securityholders had no such pricing restrictions applied (expressed in U.S. dollars, calculated using the exchange rate published by the Bank of Canada at https://www.bankofcanada.ca/rates/exchange/daily-exchange-rates/ for the last Business Day preceding the issuance of such Milestone Shares).

(c) For purposes of this Section 1.11, the capitalized terms used herein are defined as follows:

(i) “Actual Adjusted EBITDA” means, with respect to a Milestone Period, the Adjusted EBITDA calculated based on the Parent’s interim financial statements covering such Milestone Period. Notwithstanding the foregoing, if Closing does not occur prior to the beginning of either Milestone Period, then the relevant Adjusted EBITDA attributable to the portion of such Milestone Period up to and including the Closing Date shall be based on the Company’s financial statements.

(ii) “Adjusted EBITDA” means the cumulative earnings before interest, Taxes, depreciation and amortization of the Company and its Subsidiaries, subject to adjustments for all one-time expense add-backs made in Parent’s financial statements with respect to the Company and its Subsidiaries (or that would have been made in Parent’s financial statements had the Closing not occurred after the beginning of the relevant Milestone Period) and certain other adjustments based on adjustments made in Parent’s financial statements (or the Company’s financial statements) with respect to the business of the Company and its Subsidiaries as agreed upon by the Parties.

(iii) “First Milestone Period” means July 1, 2021 through June 30, 2022.

(iv) “First Milestone Target Amount” means $100,000,000.

(v) “Milestone Period” means the First Milestone Period or Second Milestone Period, as applicable.

(vi) “Milestone Share Price” means, with respect to a Milestone Period, the greater of: (A) volume-weighted average share price of the Parent Common Shares for the ten (10) consecutive trading days on the Relevant Exchange immediately preceding the earlier of (i) the release of the Parent’s interim financial statements for the last quarter of the applicable Milestone Period, or (ii) the dissemination of any press release or announcement in respect of the financial results of the Parent for the last quarter of the applicable Milestone Period, and (B) the highest permissible discount to the current market share price permitted by the stock exchanges on which the Parent Common Shares are listed for trading at such time. The Milestone Share Price shall be expressed in U.S. dollars, calculated using the exchange rate published by the Bank of Canada at https://www.bankofcanada.ca/rates/exchange/daily-exchange-rates/ for the day that is two (2) Business Days prior to the date on which the Parent’s interim financial statements for the last quarter of the applicable Milestone Period are released.

(vii) “Milestone Target Amount” means the First Milestone Target Amount or the Second Milestone Target Amount, as applicable.

(viii) “Projected Adjusted EBITDA” means (A) with respect to the First Milestone Period, $71,300,000 and (B) with respect to the Second Milestone Period, $145,000,000.

(ix) “Second Milestone Period” means July 1, 2022 through June 30, 2023.

(x) “Second Milestone Target Amount” means $95,000,000.

(d) Milestone Amount Composition. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Buyer may, in its sole discretion, pay a portion of any Milestone Amount in cash; provided, however, that, if the Buyer’s election to pay a Milestone Amount in cash would result in the Securityholders receiving as Merger Consideration an aggregate amount of Parent Common Shares constituting less than 40% of the total Merger Consideration, then the Buyer’s election shall be permitted only on the condition that at the time of such payment Buyer indemnifies each Securityholder for any incremental income Tax expense that would reasonably be expected to arise as a result of Buyer’s election (the amount of which expense, in the case of a dispute, to be determined by reference to an Independent Accountant, the costs and fees of which shall be paid by the Buyer). If the Buyer elects to pay any portion of a Milestone Amount for a Milestone Period in cash, the total Milestone Amount for such Milestone Period shall be reduced by $0.20 for each $1.00 paid in cash. By way of illustration, if the Milestone Amount for a Milestone Period is $100,000,000 and the Buyer elects to pay $10,000,000 in cash, the total Milestone Amount for such Milestone Period would be reduced to $98,000,000, of which $88,000,000 would be paid in Parent Common Shares and $10,000,000 would be paid in cash.

(e) Post-Closing Operation. Following the Closing, the Parent and the Buyer shall have sole discretion with regard to all matters relating to the operation of the Company and its Subsidiaries; provided, however, that until the end of the Second Milestone Period:

(i) Neither the Parent nor the Buyer will take any action, or refrain from taking any action, that would reasonably be expected to materially reduce the amount of, or avoid or delay, the issuance of the Milestone Shares (or the making of cash payments under Section 1.12(d)), including, for the avoidance of doubt, causing or permitting the Surviving Company or any of the Subsidiaries to alter the Surviving Company’s percentage ownership in a Subsidiary in a way that would exclude such Subsidiary’s earnings from the calculation of Adjusted EBITDA. Notwithstanding the foregoing, nothing in this Section 1.12(e)(i) shall prevent or restrict (A) the directors of the Parent and the Buyer from taking (or refraining from taking) any actions that they determine in good faith are necessary to satisfy their fiduciary duties or (B) the Parent or the Buyer from taking (or refraining from taking) any action that is required under applicable Law or stock exchange rules, or is taken (or not taken) by it, with the consent of or at the direction of the Founders.

(ii) Subject to the Employment Agreements, Philip Goldberg and Kevin Goldberg (the “Founders”) shall continue to operate the business of the Company, and shall have reasonable authority with respect to day-to-day operations of the Company, including the authority to hire, fire and set compensation of Employees, subject to thresholds mutually agreed upon with the Buyer, and in consultation with the Buyer.

(iii) The Buyer and the Founders shall mutually agree on an annual budget for the Company for the years 2021-2023, no later than 30 days following the Closing with respect to 2021 and no later than November 30 of the prior year with respect to 2022 and 2023, pursuant to which the Company shall be funded by the Buyer or the Parent as necessary, which funding, for the avoidance of doubt, shall include additional funding from Buyer or the Parent each year (whether through additional capital contributions or debt financing, with no return of any such capital contributions being made and no interest or principal payments with respect to such debt financing being due until after June 30, 2023) of no less than $4,000,000 each year. This budget shall include, but not be limited to, those expenses set forth on Schedule 1.12(e)(iii).

1.13 Fractional Shares. No fractional Parent Common Shares shall be issued to any Person pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the number of Parent Common Shares to be issued at any time to a Person who would otherwise have been entitled to receive a fraction of a Parent Common Share shall be rounded down to the nearest whole number.

1.14 Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to vest the First Merger Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub I, the officers and directors from time to time of the First Merger Surviving Company are fully authorized in the name of the Company and Merger Sub I, as the case may be, or otherwise to take, and will take, all such lawful and necessary action as is consistent with this Agreement. If, at any time after the Second Effective Time, any further action is necessary or desirable to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the First Merger Surviving Company and Merger Sub II, the officers and directors from time to time of the Surviving Company are fully authorized in the name of the First Merger Surviving Company and Merger Sub II, as the case may be, or otherwise to take, and will take, all such lawful and necessary action as is consistent with this Agreement.

1.15 Tax Withholding. The Parent, the Buyer, the Company, the First Merger Surviving Company and the Surviving Company, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, the Letters of Transmittal or any Ancillary Agreement, to or for the benefit of any Person such amounts as it reasonably believes that it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld and properly paid over to the applicable Governmental Entity, such withheld amounts shall be treated for purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

SECTION 2

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company hereby makes to the Parent, the Buyer, Merger Sub I and Merger Sub II the representations and warranties regarding itself and each of its Subsidiaries contained in this SECTION 2 as of the Agreement Date and as of the Closing, subject to the exceptions and qualifications disclosed by the Company in the written schedules provided to the Parent, the Buyer, Merger Sub I and Merger Sub II, dated as of the Agreement Date (the “Company Disclosure Schedules”). The term “Company” as used throughout Section 2 shall be deemed to refer to each of the Company and each of its Subsidiaries, except the term “Company” in Section 2.2, shall mean the Company and not its Subsidiaries. The Company Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this SECTION 2.

2.1 Organization; Good Standing; Power.

(a) The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization and is licensed or qualified to conduct its business and is in good standing in each jurisdiction where such licensing or qualification is material to the business it is conducting or the operation, ownership or leasing of its properties (which such jurisdictions are set forth on Schedule 2.1(a)). The Company possesses full power and authority necessary to own and operate its properties and assets and to carry on its businesses as presently conducted and as contemplated to be conducted immediately after the Closing.

(b) The Company has made available true, complete and correct copies of the certificate of formation and limited liability company agreement (and any other comparable organizational documents) of the Company, each as amended and in effect as of the date of this Agreement.

2.2 Capitalization; Subsidiaries.

(a) Schedule 2.2(a) sets forth, as of the date of this Agreement, all of the issued and outstanding Equity Equivalents of the Company (including, for the avoidance of doubt, all Units and Company Warrants) and identifies, as of the date of this Agreement, by name and number of units of each class and/or series of Equity Equivalents held, the holder thereof and, with respect to the Participation Units, the threshold amount and vesting schedule, if any. No Person that is not set forth on Schedule 2.2(a) has any right, interest or claim in or to any Equity Equivalents of the Company, and other than as set forth opposite such Person’s name on Schedule 2.2(a), no Person set forth on Schedule 2.2(a) has any right, interest or claim in or to any additional or different Equity Equivalents of the Company. The authorized equity securities of the Company, including all membership and limited liability company interests of the Company, as of the Agreement Date, consists of (i) 1,375,456 Class A Units, of which 1,363,797 are issued and outstanding, (ii) 981,481 Class B Units, of which 981,482 are issued and outstanding, (iii) 325,444 Class C Units, of which 325,377 are issued and outstanding, (iv) 1,200,876 Class D Units, of which 735,247 are issued and outstanding, (v) 985,488 Class E Units, of which 67,769 are issued and outstanding, (vi) 383,352 Class F Units, of which 383,352 are issued and outstanding, (vii) 452,693 Class G Units, of which 80,912 are issued and outstanding, (viii) 3,800,000 Founder Units, of which 3,789,224 are issued and outstanding (ix) 200,000 Participation Units, of which 29,171 are issued and outstanding, and (x) 283,659 undesignated Units reserved for future designation and issuance, of which 1 is issued and outstanding (and designated as an additional Class B Unit). The outstanding Units (i) are issued and outstanding as of the date of this Agreement, (ii) have been duly authorized and validly issued and are fully-paid and nonassessable, (iii) have been issued in compliance with applicable Law and (iv) are held and owned beneficially and of record by the Unitholders as set forth on Schedule 2.2(a), free and clear of any Liens. The calculations of the amounts payable to each Securityholder set forth in the Allocation Certificate when delivered will be accurate and correct in all respects and are compliant with the Company’s organizational documents and related issuance documents.

(b) Schedule 2.2(b) sets forth, with respect to each of the Company’s Subsidiaries: (i) corporate form, (ii) jurisdiction of formation, (iii) list of officers, directors and/or managers and (iv) authorized ownership interests and the number of issued and outstanding voting securities of such Subsidiary or other ownership interests therein. Except as set forth in Schedule 2.2(b), the Company and its Subsidiaries do not have any Subsidiaries or own or hold any equity or other security interest in any other Person. Except as set forth in Schedule 2.2(b), all issued and outstanding shares of voting securities of, or ownership interests in, the Company’s Subsidiaries are directly or indirectly owned beneficially and of record by the Company, free and clear of all Liens. As of the Closing, the Company shall not have any interest in Sugarloaf Enterprises, LLC (“Maryland Sugarloaf”).

(c) All transfers and sales of all issued and outstanding Units prior to the Agreement Date have been duly authorized and fully paid and each such transfer and sale is valid. Such issued and outstanding Units were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and were not issued or transferred in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the organizational documents or other governing documents of the Company), rights of first refusal or offer or other similar rights. Other than as set forth on Schedule 2.2(a), the Company does not have any outstanding Equity Equivalents. There are no declared or accrued but unpaid dividends or other distributions with respect to any of the Units. Except as set forth on Schedule 2.2(a), there are no (x) outstanding obligations of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any of Equity Equivalents of the Company, or (y) voting trusts, proxies or other agreements between or among the Company or any of the Company’s members with respect to the voting or transfer of any Equity Equivalents of the Company (other than this Agreement). No outstanding Units are subject to vesting or forfeiture rights or repurchase by the Company.

(d) Except as set forth in Schedule 2.2(d), the Company has not made any investment and does not hold or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. Except as set forth in Schedule 2.2(d), each Subsidiary of the Company is owned, directly or indirectly, 100% by the Company and there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of any such Subsidiary. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate power and authority to conduct its business as is now being conducted and to own or use the properties and assets that it purports to own or use. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it makes such qualification or licensing necessary.

2.3 Authorization; Execution & Enforceability; No Breach.

(a) The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Company and the consummation of the Transactions contemplated hereby and thereby are within its power and have been duly and validly authorized by all necessary limited liability company action on the part of the Company and, other than receipt of the Unitholder Approval (as defined below), no further limited liability company action is required on the part of the Company to authorize this Agreement and any Ancillary Agreements to which it is a party and the Transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an Action at law or in equity). The affirmative vote by the holders of at least a majority of the outstanding Units (the “Unitholder Approval”) is the only approval of holders of Equity Equivalents that is necessary to consummate the Mergers and the Transactions contemplated hereby under the MD LLC Act and the Company’s organizational documents.

(b) Except for the filing of the Articles of Merger and the filings, applications, submissions, notices and approvals required under State and Local Cannabis Laws and the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the applicable waiting period thereunder, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of the Company for the execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is or will be a party nor the consummation of the Transactions contemplated hereby or thereby.

(c) Neither the execution, delivery nor performance by the Company of this Agreement or any Ancillary Agreement to which it is or will be a party, nor the consummation of the Transactions contemplated hereby or thereby, will (i) result in a breach or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (except for a Permitted Lien), (iv) give any third party the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any obligation under, (v) result in a violation of, (vi) require the Consent, notice or other action by any third party under or (vii) create in any third party the right to terminate, modify, accelerate, cancel or change any right or obligation or deny any benefit arising under (A) the organizational documents of the Company, (B) any Law to which the Company is subject or (C) any Contract to which the Company is subject.

2.4 Financial Statements.

(a) Schedule 2.4(a) sets forth true, complete and correct copies of (i) the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2018 (audited) and December 31, 2019 (unaudited) and the related statements of income, cash flows and members’ equity for the respective years then ended, and (ii) the unaudited consolidated balance sheet (the “Recent Balance Sheet”) of the Company and its Subsidiaries as of November 30, 2020 (the “Recent Balance Sheet Date”) and the unaudited statements of income, members’ equity and cash flows of the Company and its Subsidiaries for the eleven (11) month period then ended. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Financial Statements.” The Financial Statements (including the notes thereto, if any) have been prepared from, and are materially consistent with, the books and records of the Company and its Subsidiaries, and fairly present in all material respects the financial condition of the Company and its Subsidiaries taken as a whole as of the dates thereof, and the results of operations and cash flows for the periods then ended.

(b) The Company has established and adhered to a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting. There has never been any fraud that involves any of the management or other employees of the Company who have a role in the preparation of financial statements or the internal accounting controls used by the Company, or (iii) any claim or allegation regarding any of the foregoing.

(c) Schedule 2.4(c) sets forth a list of all Company Debt as of the date of this Agreement and identifies for each item of such Company Debt the outstanding principal and accrued but unpaid interest as of the date of this Agreement.

2.5 Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.5, the Company has no Liabilities, except for (a) Liabilities set forth on the Recent Balance Sheet (or notes thereto), or (b) Liabilities that have arisen after the Recent Balance Sheet Date in the Ordinary Course of Business, and are not, individually or in the aggregate, material in amount, none of which is a Liability resulting from noncompliance with any applicable Law or Permits, breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or Action.

2.6 Absence of Changes.

(a) Since the Recent Balance Sheet Date through the Closing Date, there has not been any result, occurrence, fact, change, event or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 2.6(b), since the Recent Balance Sheet Date through the Closing Date, the Company has operated in the Ordinary Course of Business and without any material change of policy or procedure, and the Company has not:

(i) incurred or suffered any material loss, damage, destruction or other casualty to any material portion of the assets, properties or rights used or held by the Company, whether or not covered by insurance;

(ii) mortgaged, pledged or subjected to any Lien any of the assets of the Company, except for Permitted Liens;

(iii) entered into, terminated (other than at its stated expiration date), amended in any material respect, suspended or canceled any Material Contract or Permit outside the Ordinary Course of Business;

(iv) sold, transferred or otherwise disposed of any material assets or rights of the Company, other than sales, transfers or other dispositions made in the Ordinary Course of Business;

(v) (A) cancelled or waived any material claim or right or (B) settled or compromised any material Actions;

(vi) incurred any material capital expenditures;

(vii) entered into any employment, retention, severance, consulting, or similar Contract with any Employee, or authorized or granted any increase in the compensation or benefits of any Employee (other than changes to the Employee Benefit Plans), whose fixed and/or variable compensation in the aggregate is in excess of $150,000 annually; or

(viii) made any change in any method of accounting or accounting practice, including, without limitation, its practices in connection with the treatment of expenses, Accounts Receivable, accounts payable or valuations of inventory.

2.7 Assets.

(a) The Company has good and valid title to, a valid leasehold interest in, or a valid license or other contractual right to use the properties and assets, tangible or intangible, shown on the Recent Balance Sheet or acquired thereafter (the “Business Assets”), free and clear of all Liens, other than any Permitted Liens. Except as set forth on Schedule 2.7(a), each Business Asset, as applicable, is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to reasonable wear and tear) and is suitable for the purposes for which it is presently used. The Business Assets constitute all of the assets, rights and properties necessary, and are sufficient, for the conduct of the business of the Company as currently conducted. Except as set forth on Schedule 2.7(a), all properties used in the operations of the Company are reflected in the Recent Balance Sheet to the extent required by GAAP.

(b) Schedule 2.7(b) lists all machinery, equipment, tools, furniture, fixtures, leasehold improvements, office equipment, motor vehicles, mobile equipment, rolling stock and other items of depreciable (or fully depreciated) tangible personal property owned by the Company with a net book value in excess of $100,000. Schedule 2.7(b) also lists all items of personal property leased or subleased to the Company and identifies the applicable Contract with respect thereto.

2.8 Tax Matters.

(a) The Company has duly and timely filed all income and other material Tax Returns required to be filed by or with respect to it under applicable Laws, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance with all applicable Laws.

(b) The Company has paid all Taxes due and owing by it (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return), and has properly and timely withheld or deducted and paid over to the appropriate Taxing Authority all Taxes which it has been required to withhold or deduct from amounts paid or owing or deemed paid or owing or benefits given to any Employee, equityholder, member, creditor or other third party.

(c) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Taxes, which extension is still in effect (other than valid automatic extensions received in the Ordinary Course of Business).

(d) The Company has not (i) waived any statute of limitations with respect to any Taxes or Tax Returns of the Company or (ii) consented in writing to any extension of time with respect to any Tax assessment or deficiency of the Company, which waiver or extension of time is currently in effect. The Company has not granted any powers of attorney concerning any Taxes or Tax Returns, which powers of attorney are still in effect.

(e) No Tax audits, investigations, actions, or assessments or administrative or judicial Actions are, within the Knowledge of the Company, pending or threatened with respect to the Company, and there are no matters under discussion, audit or appeal with any Taxing Authority with respect to Taxes or Tax Returns of the Company.

(f) There are no Liens for Taxes on any of the assets of the Company, other than Liens for Taxes not yet due and payable.

(g) No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not been resolved.

(h) The Company (i) has never been a member of any affiliated group (other than any such group the common parent of which is the Company) filing or required to file a consolidated, combined, unitary, or other similar Tax Return, (ii) has no Liability for the Taxes of any Person other than itself under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by Contract or otherwise, (iii) is not party to or bound by and does not have any obligations under any Tax allocation, Tax sharing, Tax indemnification or other similar Contract and (iv) is not party to any Contract or arrangement to pay, indemnify or make any payment with respect to any Tax liabilities of any stockholder, member, manager, director, officer or other employee or contractor of the Company or any Unitholder.

(i) Since the Recent Balance Sheet Date, the Company has not made any material change (or filed for or requested any change) in financial or Tax accounting methods or practices or made, changed, revoked or modified any material Tax election, filed any amended Tax Return, settled or compromised any Tax liability, voluntarily approached any Taxing Authority in respect of any Taxes or Tax Returns relating to a prior Tax period (including through any voluntary disclosure process), consented to any claim or assessment related to any Taxes, entered into any closing or other agreement (including any extension or waiver of any statute of limitations) with any Taxing Authority with respect to any Taxes or Tax Returns, or changed its fiscal or Tax year; provided, however, that the Company shall be permitted to elect to be taxed as a C corporation.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed prior to the Closing, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (v) installment sale or open transaction disposition made prior to the Closing, (vi) prepaid amount or advance payment received on or prior to the Closing Date, or (vii) election under Section 108(i) of the Code (or any corresponding provision of state, local, or non-U.S. Law).

(k) The Company has not been a resident for Tax purposes in any jurisdiction, other than the jurisdiction of its formation, nor has the Company had any branch, agency, permanent establishment or other taxable presence in any non-U.S. jurisdiction.

(l) The Company was validly classified as either a disregarded entity or as a partnership for income Tax purposes at all times since its formation and, with respect to Green Leaf Medical, LLC, through the end of the date immediately preceding the effective date of its “check the box” election. Green Leaf Medical, LLC has been validly classified as an association taxable as a C corporation for income Tax purposes at all times since effective date of its “check the box election”.

(m) The Company has not engaged in any “listed transaction” within the meaning of Sections 6111 and 6112 of the Code or any similar provisions of U.S. state or local or non-U.S. Law.

(n) The Company has not requested or received a written ruling from any Taxing Authority or signed any binding agreement with any Taxing Authority.

(o) The Company has duly collected all amounts on account of any transfer taxes, including goods and services, harmonized sales and state, provincial or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Taxing Authority any such amounts required by Law to be remitted by it.

(p) Schedule 2.8(p) lists all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2016, identifies those Tax Returns that have been audited, and identifies those Tax Returns that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company for taxable periods ended on or after December 31, 2016.

(q) No property owned by the Company (i) is “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code; (ii) directly or indirectly secures any debt the interest of which is tax-exempt under Section 103(a) of the Code; (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code; (iv) is “limited use property” within the meaning of Rev. Proc. 76-30 or Rev. Proc. 2001-28; (v) is subject to Section 168(g)(1)(A) of the Code; or (vi) is subject to any provision of Tax Law comparable to any of the provisions listed above. No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (ii) subject to a lease under Section 7701(h) of the Code or under any predecessor section; or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(r) The Company (i) has not applied for, and has not received, any loan or other financial assistance under the CARES Act or the Paycheck Protection Program and Health Care Enhancement Act (P.L. 116-139), or (ii) has so applied for, or received, any such loan or other financial assistance and was eligible to make such application or receive such loan or other financial assistance, undertook its analysis to determine its eligibility and to make certifications regarding necessity in good faith, and has complied with all applicable conditions (including to maintain eligibility for any available loan forgiveness).

2.9 Contracts. Schedule 2.9 sets forth an accurate and complete list (by each applicable subsection referenced below in this Section 2.9) of each of the following Contracts to which the Company is a party or by which the Company is otherwise bound:

(i) any Contract providing for (A) payment by any Person to the Company in excess of $100,000 annually or (B) the purchase of products or services by the Company from any Person in excess of $100,000 annually;

(ii) any Contract entered into with a customer since December 31, 2018 under which the customer placed an individual order for any products and/or services providing for payments to the Company in excess of $100,000;

(iii) any Contract requiring a single capital expenditure of greater than $100,000;

(iv) any Contract that involves non-cancelable commitments to make capital expenditures in excess of $100,000 annually;

(v) any Contract establishing any joint ventures, strategic alliance, partnership, sharing of profit arrangement, and minority equity investments;

(vi) (A) any Contract for the employment or service of any officer, individual Employee or individual service provider or providing for the payment of any severance, retention, or Change in Control Payment or (B) any other Person providing for (with respect to either clause (A) or (B)) (x) fixed and/or variable compensation in the aggregate in excess of $100,000 annually or (y) commission based arrangements;

(vii) any Government Contract;

(viii) any Contract or indenture relating to borrowed money or other Company Debt or the mortgaging, pledging or otherwise placing a Lien on any asset (tangible or intangible) or any letter of credit arrangements, or any guarantee therefor;

(ix) any Contract or indenture under which the Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Company Debt, (B) granted a Lien (other than a Permitted Lien) on its properties or assets, whether tangible or intangible, to secure such Company Debt or (C) extended credit to any Person (including any loan or advance);

(x) any Contract under which the Company is a (A) lessee of or holds or operates any personal property, owned by any other Person or (B) lessor of or permits any other Person (other than the Company) to hold or operate any personal property owned or controlled by it;

(xi) any collective bargaining agreement, labor peace agreement or any other Contract with any labor union, works council, trade association or other agreement or Contract with any employee organization;

(xii) any (A) license, royalty, indemnification, covenant not to sue, escrow, co-existence, concurrent use, consent to use or other Contract, in each case, relating to any Intellectual Property Rights (including any Contracts relating to the licensing of Intellectual Property Rights by the Company to a third party or by a third party to the Company) and (B) other Contracts affecting the Company’s ability to own, enforce, use, license, or disclose any Intellectual Property Rights (clauses (A) and (B), collectively, “IP Licenses”), provided that “shrink-wrap” software and “shrink-wrap” software licenses (“Off-the-Shelf Software Licenses”) shall not be required to be set forth on Schedule 2.9;

(xiii) any agent, sales representative, referral, marketing or distribution agreement;

(xiv) any Contract that limits the ability of the Company to engage in any line of business or that contains a covenant not to compete applicable to the Company;

(xv) any Contract that contains “most favored nations” pricing terms or grants to any customer, supplier or vendor any right of first offer or right of first refusal or exclusivity or any similar requirement;

(xvi) any Contract that contains any “non-solicitation,” “no hire” or similar provisions which restrict the Company from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees;

(xvii) any settlement, conciliation or similar agreement entered into in the past three (3) years or under which there are continuing obligations or Liabilities on the part of the Company;

(xviii) any Contract for the disposition of any portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or for the acquisition by the Company of the assets or business of any other Person (other than purchases of inventory or components in the Ordinary Course of Business);

(xix) any Contract wherein or whereby the Company has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee, or otherwise assume or incur any obligation or liability and such obligation or duty is uncapped or otherwise not limited (including by reference to standard of conduct) or provides a right of rescission;

(xx) any Contract between or among the Company, on the one hand, and any Unitholder or any of its Affiliates (other than the Company), on the other hand, or any Contract between the Company, on the one hand, and any current officer, director, manager or Employee of the Company (other than employment and employment-related Contracts made in the Ordinary Course of Business), on the other hand;

(xxi) any powers of attorney granted by the Company;

(xxii) any Contract pursuant to which the Company subcontracts work to a third party in connection with its Business;

(xxiii) any material Contract not entered into in the Ordinary Course of Business; and

(xxiv) any commitment or arrangement to enter into any of the foregoing.

(b) (i) Each of the Contracts set forth or required to be set forth on Schedule 2.9 and each of the Real Property Leases (collectively, the “Material Contracts”) is in full force and effect and constitutes a valid, binding and enforceable obligation of the Company and the other parties thereto, (ii) the Company is not or is not alleged to be in breach of or default in any material respect under any Material Contract, and (iii) no counterparty is in breach of or default in any material respect under any Material Contract. The Company has not received notice of an intention by a counterparty to a Material Contract to terminate such Contract or amend the terms of such Contract, other than in the Ordinary Course of Business. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Company has not waived any material rights under any Material Contract. The Company has provided the Buyer (x) a true, complete and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto and (y) a true, complete and correct description of the terms and conditions of each oral Material Contract.

2.10 Intellectual Property Rights.

(a) Schedule 2.10(a) sets forth (with the application number/date, registration number/date, next deadline, title or mark, country or other jurisdiction and owner(s), as applicable) a complete and accurate list of all Owned IP that is registered, patented, or the subject of a pending application (“Registered Owned IP”). All Owned IP, including the Registered Owned IP, is valid, subsisting and enforceable. The Owned IP and Licensed Intellectual Property constitute all Intellectual Property Rights used in or necessary to conduct the Business as currently conducted. The Intellectual Property Rights owned and, except for Off-the-Shelf Software Licenses, the Intellectual Property Rights used by the Company immediately prior to the Closing will continue to be owned or available for use by the Company on identical terms and conditions immediately after the Closing.

(b) No Action is or has been pending or threatened in writing that challenges the legality, validity, enforceability, use or ownership of any item of Owned IP or that alleges that the operation of the Business infringes, violates or misappropriates the Intellectual Property Rights of any Person. No operations of the Company or any product, ingredient or process that is used, manufactured, sold or distributed by or for the Company, as such operations are conducted or as such product, ingredient or process is used, manufactured, sold or distributed has infringed, violated or misappropriated the Intellectual Property Rights of any Person. No Person is infringing, violating or misappropriating any Owned IP. The Company is not subject to any Order that limits the Company’s right to use or enforce the Owned IP, other than any limitations set forth in any registration or application for Owned IP.

(c) To the Company’s Knowledge, the Company (i) exclusively owns and possesses, free and clear of all Liens, other than Permitted Liens, all right, title and interest in and to the Owned IP; and (ii) has the right to use all other Business IP pursuant to a license that is valid and enforceable.

(d) Each Employee and contractor of the Company that has made a contribution to the development of any Owned IP either (i) has entered into a Contract pursuant to which such Person has assigned to the Company all Intellectual Property Rights and inventions (whether patentable or unpatentable) such Person has conceived, created, authored, developed, or invented in connection with such contribution and which such contract is valid and binding, or (ii) developed such development as a “work made for hire” for the Company or in other circumstances under which, by operation of Law, the Intellectual Property Rights in such development are owned by the Company.

2.11 Litigation. Except as set forth in Schedule 2.11(a), (a) there have been no Actions (i) pending or, to the Knowledge of the Company, threatened against or affecting the Company or its assets, properties or rights or against any of its directors, managers, officers or employees (in each case, in their capacity as such) or (ii) initiated or, to the Knowledge of the Company, threated by or on behalf of the Company, and (b) there have been no outstanding Orders to which the Company or any of its Affiliates is a party or to which the Company or any of its Affiliates or its or their assets or properties is or are bound. No event has occurred or circumstances exist that would be reasonably expected to give rise to, or serves as a basis for, any such Action or Order.

2.12 Labor Matters.

(a) Schedule 2.12(a) sets forth a list of, as of the Agreement Date, (i) all current Employees with the country, state and city/town in which the Employee normally works, (ii) the employer, position, date of hire, current annual rate of compensation (or with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, and estimated or target annual incentive compensation of each such person, and (iii) the current total annual compensation of such person (including any bonus, contingent or deferred compensation). Schedule 2.12(a) also contains a complete and accurate list of all of the individual independent contractors, consultants, temporary employees or leased employees of the Company (“Contingent Workers”) as of the Agreement Date, showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements, notice requirements to terminate the agreement, and other contractual terms with the Company.

(b) To the Company’s Knowledge, to the extent that any Contingent Workers are used, the Company has properly classified and treated them in accordance with applicable Laws and for purposes of all wage, hour, classification and Tax Laws and Employee Benefit Plans and perquisites. The Company currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws, and is and has been otherwise in compliance with such Laws.

(c) Except as set forth on Schedule 2.12(c), the Company is not a party to or otherwise bound by any collective bargaining agreement, labor peace agreement or relationship with any labor union, works council, trade association or other employee organization (collectively, “Union”) and, to the Company’s Knowledge, no Union organizational or decertification activities are currently underway or threatened. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, picket, unfair labor practice charges, grievances or other similar labor dispute affecting the Company or any of its Employees. The Company has no contractual duty to bargain with any Union. The Company: (i) has not experienced any strikes, work stoppages, walkouts or other material labor disputes and no such dispute is pending or, to the Company’s Knowledge, threatened, (ii) has not committed any material unfair labor practice, (iii) has not implemented any plant closing or layoff of Employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law or (v) has not been subject to any material pending or, to the Company’s Knowledge, threatened, employment-related Action in any forum, relating to an alleged violation or breach by the Company, or any of its officers or directors of any Law, regulation or Contract, and neither the Company nor its employees, officers, directors or agents have committed any act or omission giving rise to material Liability for any violation or breach identified in this Section 2.12(c).

(d) The Company has paid all wages, salaries, wage premiums, bonuses, vacation pay, commissions, fees, and other compensation due and payable to its current and former employees and Contingent Workers pursuant to applicable Law, Contract or policy, and no current or former Contingent Workers may claim status as an employee or payment of any benefits or entitlements, including any unpaid employment tax or government contribution or benefit, as an employee of the Company.

(e) Except as set forth on Schedule 2.12(e), no officer, group of employees or Contingent Workers of the Company (including salespersons) has informed the Company in writing of any plan to terminate employment with or services for the Company, and, to the Company’s Knowledge, no such person or persons has any plans to terminate employment with or services for the Company, in either case, within the first twelve (12) months following the Closing Date.

(f) The Company is and has been in compliance in all material respects with all Laws relating to employment or the workplace, including provisions relating to wages, hours, employee classification, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, U.S. or foreign visa requirements, unemployment compensation, worker’s compensation, employee privacy and right to know and discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status, sexual orientation or other ground protected by applicable Law. No investigation by any Governmental Entity of the employment policies or practices of the Company is pending or, to the Company’s Knowledge, threatened. No litigation, arbitration or administrative proceeding is pending or, to the Company’s Knowledge, threatened against the Company relating to its employment policies or practices. During the past five (5) years, the Company has not been a party to a settlement agreement with a current or former employee that relates primarily to allegations of sexual harassment or sexual misconduct. During the past five (5) years no allegations of sexual harassment or sexual misconduct have been made against any officer, director or employee of the Company in his or her capacity as an officer, director or employee of the Company, except as set forth on Schedule 2.12(f).

2.13 Employee Benefits.

(a) Schedule 2.13(a) sets forth a true, complete and correct list of each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other medical, dental, life insurance, equity or equity-based compensation, stock option, stock purchase, employee stock ownership, bonus or other incentive compensation, employment, consulting, profit sharing, disability, fringe benefit, salary continuation, severance, change in control, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plan, program, arrangement or policy, and each other benefit or compensation plan, policy, agreement (including employment and consulting agreements), program or arrangement, whether oral or written, funded or unfunded, that the Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which the Company has any current or potential Liability, including on account of an ERISA Affiliate, (each, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”).

(b) With respect to each Employee Benefit Plan, the Company has provided true, complete and correct copies of, as applicable: (i) the current plan and trust documents, or, if terminated, within the preceding three years, the plan document and trust as of the plan termination date, with all amendments thereto (or for each Employee Benefit Plan that is not written, a description thereof); (ii) the most recent summary plan description and all related summaries of material modifications; (iii) the most recent determination or opinion letter received from the IRS; (iv) the three (3) most recent annual reports (Form 5500-series, with all applicable schedules and attachments); (v) all current related insurance Contracts, other funding arrangements and administrative services agreements; (vi) all material notices or correspondence from or with any Governmental Entity since December 31, 2017; and (vii) all other material documents pursuant to which such Employee Benefit Plan is maintained, funded and administered.

(c) Each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws. To the Company’s Knowledge, the Company and each Person that at any relevant time could be, is or has been treated as a single employer with the Company under Section 414 of the Code (each, an “ERISA Affiliate”) have complied and are in compliance with the requirements of Part 39 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Laws (“COBRA”).

(d) To the Company’s Knowledge, each Employee Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code either has received a current favorable determination from the IRS or may rely upon a current favorable opinion letter from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred that could adversely affect the qualification of such Employee Benefit Plan.

(e) To the Company’s Knowledge, with respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and payments that are due have been made within the time periods prescribed by the terms of each Employee Benefit Plan, ERISA, the Code and other applicable Laws, and all contributions, distributions, reimbursements or payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. No Employee Benefit Plan has any unfunded Liability not accurately reflected on the Financial Statements.

(f) To the Company’s Knowledge, with respect to each Employee Benefit Plan, (i) the Company has not engaged in any non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) to the Knowledge of the Company, no “fiduciary” (as defined under ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and (iii) no Proceeding (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened, and there are no facts that would give rise to or could reasonably be expected to give rise to any such Proceeding.

(g) To the Company’s Knowledge, the Company has correctly classified those individuals performing services for the Company as common law employees, leased employees, exempt or non-exempt employees, independent contractors or agents of the Company, as the case may be, and the Company has no Liability for improper classification of any such individual, including for unpaid overtime or by reason of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in an Employee Benefit Plan.

(h) Except as set forth on Schedule 2.13(h), the consummation of the Transactions, alone, or in combination with any other event, shall not (i) entitle any current or former employee or other individual service provider of the Company (or the beneficiaries of such individuals) to any severance, change in control, retention, or other payment or benefit under any Employee Benefit Plan or otherwise or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee or other individual service provider (or their beneficiaries), or otherwise give rise to any obligation to fund or any Liability under any Employee Benefit Plan or otherwise. Except as contemplated under Section 4.7, no amount that could be received (whether in cash, property or the vesting of property, or any form of benefit) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any subsequent termination of employment) would result, separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code or an amount that would be subject to an excise tax under Section 4999 of the Code.

2.14 Compliance with Laws; Permits.

(a) Except with respect to federal Laws relating to the manufacture, use, possession, cultivation, and distribution of cannabis, its cannabinoids, and cannabimimetic agents (including, without limitation, the Controlled Substances Act), the Company is and has been, in all material respects, in compliance with all Laws of any Governmental Entity applicable to the Company. With the exception of immaterial deficiencies that have previously been remedied and except as set forth on Schedule 2.14(a), (i) the Company has not received any written notice from a Governmental Entity that alleges it is not in compliance with any Law and (ii) the Company has not been subject to any adverse inspection, finding, investigation, penalty, assessment, audit or other compliance or enforcement action.

(b) The Company holds and is, and has been, in compliance with all Permits required for the conduct of the Business and the ownership of its assets and properties. Schedule 2.14(b) sets forth an accurate and complete list of all of such Permits (collectively, the “Company Permits”), including with respect to each Company Permit: (i) the operations, activities, locations and/or facilities authorized, covered by, or subject to such Company Permit; (ii) the issuer of such Company Permit; (iii) the expiration or renewal date for such Company Permit and (iv) any conditions provided in such Company Permit. All conditions of or restrictions on such Company Permits that may materially affect the ability to perform any cannabis related activity authorized by the Laws of the states and municipalities in which the Company operates, whether or not embodied in the Company Permit, are disclosed in Schedule 2.14(b). Each Company Permit is in full force and effect, and is not subject to any pending or, to the Company’s Knowledge, threatened administrative proceeding to revoke, cancel, suspend or declare such Permit invalid. The Company has not violated a material term of any Company Permit or a material condition under which any Company Permit was granted. All renewals for the Company Permits have been timely applied for and no event or circumstance has occurred or exists that would prohibit or prevent the re-issuance to the Buyer or the Company of any of the Company Permits. All fees and charges with respect to such Company Permits as of the Agreement Date have been paid in full and will be paid through the Closing Date.

(c) Except as set forth on Schedule 2.14(c), (i) the Company has not received any written notice from any Governmental Entity having jurisdiction over its operations, activities, locations, or facilities, of (A) any material deficiencies or violations of, or (B) any material remedial or corrective actions required in connection with, any Company Permits or their renewal, (ii) no Action is being or has been, to the Company’s Knowledge, threatened in writing which (1) could reasonably be expected to result in the issuance of any such notice or (2) could prevent or impair the operations and activities engaged in pursuant to such Company Permits, and (iii) to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Company Permits. Without limiting the foregoing, neither the Company nor any Affiliate of the Company has made any bribe, rebate, payoff, influence payment, kickback or other payment unlawful under any applicable Law.

(d) The Company’s activities have been and are being conducted in a manner consistent with the following priorities: (i) preventing the distribution of marijuana to minors (except to the extent permitted under applicable state law); (ii) preventing revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels; (iii) preventing the diversion of marijuana from states where it is legal under state law in some form to other states; (iv) preventing state-authorized marijuana activity from being used as a cover or pretext for trafficking of other illegal drugs or other illegal activity; and (v) preventing violence in the cultivation and distribution of marijuana.

(e) Any Person who is required to have a Permit under applicable law or regulation to provide any cannabis or cannabis-related services for which the Company has hired or engaged with such Person (the “Licensed Providers”) has all Permits necessary for the conduct of their business activities involving the Company. Except as set forth on Schedule 2.14(e), (i) the Company has not received any notice from any Governmental Entity having jurisdiction over the Licensed Providers’ operations, activities, locations, or facilities, of (A) any deficiencies or violations of, or (B) any remedial or corrective actions required in connection with any Permit held by a Licensed Provider or their renewal, and (ii) to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit held by a Licensed Provider necessary for its cannabis or cannabis-related activities and operations involving the Company.

(f) To the Company’s Knowledge, the Company’s Affiliates and Securityholders have complied with all restrictions on ownership, control and participation in the Company and its Business under all applicable State and Local Cannabis Laws and have made no false statement, representation or omission to any Governmental Entity in connection with the Company, its Business, or its Permits.

2.15 Real Property.

(a) Schedule 2.15(a) sets forth the address of each parcel of real property that is owned by the Company (the “Owned Real Property”), and a true and complete list of all real property deeds evidencing ownership of such Owned Real Property. The Owned Real Property is maintained in a manner consistent with standards generally followed with respect to similar properties, and is otherwise suitable for the conduct of the business of the Company as presently conducted in all material respects. The Closing will not affect the continued use and possession of the Owned Real Property by the Company for the conduct of the business as presently conducted. Neither the operation of the Company on the Owned Real Property nor such Owned Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon. The Company has good, clear, record and marketable title to all Owned Real Property, free and clear of all Liens, Liabilities, encumbrances and title exceptions or claims other than (i) Liens for Taxes not yet due and payable, (ii) zoning Laws, and (iii) utility easements and other of record easements that will not impair or prohibit the use of the Owned Real Property for the cultivation, processing and handling of cannabis and cannabis-related products.

(b) Except as set forth on Schedule 2.15(b), (i) the Company is not a party to or bound by any agreement providing another Person with the right to purchase, lease, or sublease from the Company any Owned Real Property or any portion thereof and there are no options, right of first offer, or rights of first refusal related thereto; (ii) the Company has not leased, subleased, or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof; and (iii) the Company is not a party to or bound by any agreement providing the Company with the right or obligation to purchase from another Person any real property or any interest in real property.

(c) Except as set forth on Schedule 2.15(c), there is no debt associated with the Owned Real Property.

(d) Schedule 2.15(d) sets forth a true, correct and complete list of all real property leased or licensed by the Company, whether as lessee or lessor (the “Leased Real Property”), each Contract relating to the use and/or occupancy of such Leased Real Property, including all leases, subleases, agreements to lease or other occupancy agreements (written or oral) entered into by the Company, lease guarantees, tenant estoppels, subordinations, non-disturbance and attornment agreements, including all amendments thereto, and all condominium documents and service agreements relating thereto (the “Real Property Leases”). Schedule 2.15(d) also lists (i) the street address of each Real Property Lease parcel; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company has a valid and enforceable leasehold interest in all its Leased Real Property reflected in the Financial Statements or acquired after the Recent Balance Sheet Date. To the Company’s Knowledge, all such properties (including leasehold interests) are free and clear of all Liens, other than Permitted Liens.

(e) The Company has delivered or made available to Buyer true, complete and correct copies of all Real Property Leases. Each Real Property Lease is in full force and effect; all rents and additional rents due to date on each Real Property Lease have been paid and neither the Company nor any other party to any such Real Property Lease has received notice of any breach or default or has repudiated any provision thereof. The Company has not received a notice of cancellation or termination with respect to any Real Property Lease. There exists no event that, with notice or lapse of time, or both, would constitute a breach or default by the Company or any other party thereto, under any of the Real Property Leases. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased or subleased Real Property.

(f) The Leased Real Property and the Owned Real Property (together, the “Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the Business. The use and operation of the Real Property in the conduct of the Business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or Contract. To the Company’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. To the Company’s Knowledge, neither the whole nor any material portion of any building or material improvement constituting a part of the Real Property has been damaged or destroyed by fire or other casualty. There are no concessions, inducements or work to which the Company is entitled under any Real Property Lease or that have failed to have been performed in full. The Company has not received notice of any condemnation pending or, to the Company’s Knowledge, threatened affecting any Real Property. Except as set forth on Schedule 2.15(f), no material construction, alteration or other leasehold improvement work with respect to any of the Company’s facilities remains to be paid for or to be performed by the Company.

(g) Except as set forth on Schedule 2.15(g), no Consent of any landlord or any other party is required under any Real Property Lease as the result of the Transactions contemplated hereby or to keep such Real Property Lease in full force and effect after the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby.

(h) The Company has not received notice from any Governmental Entity of any violation of any Law with respect to any of the Real Property that has not been corrected heretofore, and, to the Company’s Knowledge, no such violation currently exists. All improvements necessary for the business of the Company as currently conducted and constituting part of the Real Property have been completed and are now in compliance in all respects with all applicable Laws and there are presently in effect all Permits required by Law. There is at least the minimum access required by applicable subdivision or similar Law to the Real Property. The buildings, systems and grounds that are part of the Real Property, including parking areas, have been maintained in the Ordinary Course of Business in a prudent manner. The Real Property is sufficient for the continued conduct of the business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the business of the Company as currently conducted. The Company has not received notice of any pending or, to the Company’s Knowledge, threatened real estate Tax deficiency, reassessment or condemnation of all or any portion of any of the Real Property.

2.16 Environmental Matters.

(a) The operations of the Business, and all products manufactured and services provided by the Business, have been and through the Closing Date will be in compliance in all material respects with all applicable Environmental Laws and the Environmental Permits issued thereunder, if any.

(b) To the Company’s Knowledge, the Company has obtained all Environmental Permits required for the Real Property or the Business, if any, and all such Environmental Permits are valid, in good standing and in full force and effect, and the Company is in compliance with all terms and conditions of such Environmental Permits. The Company has not received any written notice regarding any actual or alleged violation of or material liability under Environmental Laws. The Company has not provided or assumed an indemnity with respect to any Liabilities of any other Person arising under Environmental Laws.

(c) To the Company’s Knowledge, the Company has not generated, transported, treated, stored or disposed of any Hazardous Substances at or on the Real Property or any part thereof or in any area surrounding or adjacent thereto, or on, under or at any real property previously owned, leased or licensed by the Company, in each case, except in compliance with applicable Environmental Laws, and there has been no known Release of any Hazardous Substances by any Person at or on the Real Property that requires reporting or remediation by such Person pursuant to any applicable Environmental Law. All containers for or containing Hazardous Substances used, generated or disposed of by the Company in the conduct of the Business, have been identified, dated, logged, manifested and disposed of in full compliance with and to the extent required under all applicable Environmental Laws, whether or not on property owned by the Company. To the extent the Company employs a Hazardous Substances handler (or handlers), such Persons have all certificates, licenses or other forms of authorization and other Permits required under applicable Laws. There are no pending or, to the Company’s Knowledge, threatened investigations of the Business, or currently or previously owned, operated or leased property of the Company regarding violations of or liabilities under Environmental Laws.

(d) The Company has not: (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim from any Governmental Entity under any Environmental Law; (iii) been subject to or, to the Company’s Knowledge, threatened in writing with any governmental or citizen enforcement action with respect to any Environmental Law; or (iv) received written notice of any unsatisfied liability under any Environmental Law. The Company is not subject to any outstanding Order pursuant to Environmental Laws. Neither the Company, nor any of its currently or previously owned, leased, or licensed property (including the Real Property) or operations has been named as a potentially responsible party or is subject to any outstanding written order from or agreement with any Governmental Entity or other Person or is subject to any judicial or docketed administrative proceeding respecting (x) Environmental Laws, (y) Remedial Action or (z) any Environmental Liabilities. There are no known conditions or circumstances associated with the currently or previously owned or leased properties (including the Real Property) or operations of the Company which are reasonably expected to give rise to Environmental Liabilities. Neither the Company nor any of its Affiliates have received any written notice or claim to the effect that it is or is reasonably expected to be liable to any Person as a result of a Release or threatened Release or any notice letter or request for information under the Comprehensive Environmental Response, Compensation, and Liability Act.

(e) To the Company’s Knowledge, no Environmental Lien, including any unrecorded Environmental Lien of which the Company has notice, has attached to any currently or previously owned or leased property of the Company or Business Asset. No officers, members, managers, directors, employees, agents or other representatives of the Company (acting in such capacity) has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, in contravention of applicable Law, (1) as a kickback or bribe to any Person or (2) to any political organization, or the holder of or any candidate for any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company.

(f) The Company provided to the Buyer true and correct copies of all material environmental studies, audits, reviews, reports and assessments, if any, conducted by or on behalf of or in possession, custody or control of the Company bearing on Environmental Liabilities relating to the past or current operations or facilities of the Company.

2.17 Affiliate Transactions. Except as set forth on Schedule 2.17, (a) the Company is not a party to any contract or arrangement with, or indebted, either directly or indirectly, to any of its officers, directors, managers, Securityholders or, to the Knowledge of the Company, any of their respective relatives or Affiliates, other than (i) the compensation disclosed with respect to Employees on Schedule 2.12(a) and (ii) at-will employee offer letters; (b) none of such Persons is indebted to the Company, or, to the Knowledge of the Company, has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which the Company is or was affiliated or with which the Company has a business relationship, or any Person which, directly or indirectly, competes with the Company; and (c) none of the Company’s officers, directors, managers, or equityholders has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in the Business, or to the Knowledge of the Company, any supplier, distributor or customer of the Company.

2.18 Insurance. Schedule 2.18 sets forth, as of the Agreement Date, a description of each insurance policy (each, an “Insurance Policy”) carried by, or maintained on behalf of, the Company. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transactions contemplated by this Agreement. The Company is not in default under any Insurance Policy. There are no claims under the Insurance Policies which are reasonably likely to exhaust the applicable limit of liability and the Company has reported in a timely manner all reportable events to its insurers. All premiums due and payable under the Insurance Policies have been timely paid, and the Company is in material compliance with the terms of the Insurance Policies.

2.19 Brokers. Except as set forth on Schedule 2.19, no broker, finder or investment banker is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Transactions contemplated by this Agreement based on any arrangement or agreement to which the Company is a party or to which the Company is subject for which the Surviving Company, the Buyer, Merger Sub I or Merger Sub II could become obligated after the Closing.

2.20 Accounts Receivable.

(a) Except as set forth on Schedule 2.20(a), and subject to established reserves as shown on the Recent Balance Sheet, all of the billed Accounts Receivable and other advances of the Company are valid and enforceable claims arising in the Ordinary Course of Business; provided, that the foregoing shall not be construed as a guarantee of such collectability.

(b) Schedule 2.20(b) sets forth, by payor name and amount, all billed receivables of the Company as of November 30, 2020 and includes an accurate aging of all such receivables.

(c) There are no Liens (other than Permitted Liens) on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by the Company.

2.21 Bank Accounts. Schedule 2.21 contains a true, complete and correct list of (a) all banks or other financial institutions with which the Company has an account or maintains a lock box or safe deposit box, showing the type of each such account, lock box and safe deposit box and (b) the names of the Persons authorized as signatories thereon or to act or deal in connection therewith.

2.22 Inventory. To the Company’s Knowledge, all of the Company’s inventories, materials, and supplies consist of items of quality and quantity, in good condition and usable or salable in the Ordinary Course of Business, subject to expiration dates on the products. The values of the inventories stated in the Financial Statements reflect the Company’s normal inventory valuation policies and were determined in accordance with GAAP.

2.23 Compliance with Privacy and Security Laws.

(a) The Company has established and implemented such policies, programs, procedures, Contracts and systems, as are reasonably necessary to comply with (i) applicable state and federal laws governing the privacy and security of health information pertaining to individuals, including regulations promulgated pursuant thereto, and (ii) applicable state and federal laws governing the privacy and security of Personal Information (collectively, the “Privacy and Security Laws”).

(b) To the Company’s Knowledge, all Personal Information that has been collected, acquired, stored, disposed, processed, maintained, treated or otherwise used by the Company has been collected, acquired, stored, disposed, processed, maintained, treated and otherwise used in compliance with all Privacy and Security Laws, in each case to the extent applicable to the Company, and the Company’s own applicable policies and procedures related to rights of publicity, privacy, data protection, information security, or the collection, use, storage or disposal of Personal Information collection, used or held for use by the Company in the conduct of their businesses.

(c) The Company has established, and is in compliance with its human resources policies and procedures (and to the Company’s Knowledge, has been in compliance with all human resources policies and procedures) pertaining to the collection, access, storage, transfer, receipt and use of Personal Information, and, to the Company’s Knowledge, has never collected, accessed, stored, transferred, received, or used any Personal Information in a manner violative of such privacy policies, terms of use, information security policies and human resource policies and procedures. The Company has made available a true, correct, and complete copy of each Company privacy policy, terms of use, information security policy, and human resources policy pertaining to personal data in effect at any time since inception of the Company.

(d) The Company has not received a notice of noncompliance with any Privacy and Security Law, guidelines or industry standards, and no claim or proceeding has been asserted in writing or, to the Company’s Knowledge, threatened in writing against the Company alleging a violation of any Person’s rights of publicity or privacy or Personal Information or data rights. To the Company’s Knowledge, the consummation of the Mergers and the Transactions will not breach or otherwise cause any violation of any of the Company’s own applicable policies and procedures related to rights of publicity, privacy, data protection, information security, or the collection, use, storage or disposal of Personal Information collection, used or held for use by the Company in the conduct of their businesses.

(e) Except to the extent permitted under applicable state Law, the Company has not, and currently does not, market its products and services to any Persons under the age of 13, and the Company does not knowingly collect the Personal Information from any Persons under the age of 13 without express parental consent. For the avoidance of doubt, “marketing cannabis products and services to any Persons under the age of 13” shall not include providing services to a parent or designated caregiver of a minor child insofar as a state Law permits such provision of services.

(f) The Company has records of all Persons who have notified the Company of such Person’s election, available under any applicable Privacy and Security Law, not to receive any electronic communications or solicitations (“Opt-Out Notifications”) from the Company. The Company has used reasonable efforts to comply with all such Opt-Out Notifications.

(g) to the Company’s Knowledge, the Company has in place, maintains, and complies with adequate anti-virus and malware protection, and security measures and safeguards to protect business data and Personal Information against illegal or unauthorized access or use by third parties, or access or use of such information by third parties in a manner violative of any Privacy and Security Law. To the Knowledge of the Company, no Person has gained unauthorized access to or made any unauthorized use of any trade secrets of the Company or personal data collected or received by the Company.

(h) Except as set forth on Schedule 2.23(g), the Company believes itself to be in compliance with the Privacy and Security Laws. Attached to Schedule 2.23(g) are all consultant reports, corrective actions and plans of action for implementation of any requirements with respect to the business of the Company under the Privacy and Security Laws.

2.24 Full Disclosure. Neither this Agreement, the Company Disclosure Schedules, nor any certificate or document furnished or to be furnished to the Parent or the Buyer pursuant to this Agreement contains an untrue statement of a material fact or omits to state a fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading in any material respect.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER, MERGER SUB I AND

MERGER SUB II

The Parent, the Buyer, Merger Sub I and Merger Sub II hereby jointly and severally represent and warrant to the Company and the Securityholders that:

3.1 Organization; Authority. Each of the Buyer, the Parent, Merger Sub I and Merger Sub II is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization. Each of the Parent, the Buyer, Merger Sub I and Merger Sub II has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to which the Parent, the Buyer, Merger Sub I and Merger Sub II are parties, as applicable, and to perform fully its obligations hereunder and thereunder and to consummate the Transactions.

3.2 Binding Effect. The execution and delivery of this Agreement and the Ancillary Agreements to which the Parent, the Buyer, Merger Sub I and Merger Sub II are parties, as applicable, the performance of the obligations hereunder and thereunder and the consummation of the Mergers and the other Transactions have been duly authorized by all necessary action on the part of the Parent, the Buyer, Merger Sub I and Merger Sub II, respectively no further corporate action (including, for certainty, the approval by any of the Securityholders of the Parent) is required on the part of the Parent, the Buyer, Merger Sub I or Merger Sub II to authorize this Agreement and any Ancillary Agreements to which they are a party and the Transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to which the Parent, the Buyer, Merger Sub I and Merger Sub II are parties, as applicable, will have been, duly executed and delivered by each of the Parent, the Buyer, Merger Sub I and Merger Sub II, as the case may be, and, assuming due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which the Parent, the Buyer, Merger Sub I or Merger Sub II, as the case may be, may be a party, by the Company, this Agreement constitutes, and the Ancillary Agreements will constitute, the valid and binding obligation of the Parent, the Buyer, Merger Sub I or Merger Sub II, as the case may be, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

3.3 No Breach; Consents. Neither the execution, delivery nor performance by the Parent, the Buyer, Merger Sub I or Merger Sub II of this Agreement or any Ancillary Agreement to which it is or will be a party, nor the consummation of the Transactions contemplated hereby or thereby, will (i) result in a breach or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (except for a Permitted Lien), (iv) give any third party the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any obligation under, (v) result in a violation of, (vi) require the Consent, notice or other action by any third party, except as required by the HSR Act or by any other Antitrust Laws or by the NEO or any other exchange on which the Parent is listed, under or (vii) create in any third party the right to terminate, modify, accelerate, cancel or change any right or obligation or deny any benefit arising under (A) the organizational documents of the Parent, the Buyer, Merger Sub I or Merger Sub II, (B) any Law to which the Parent, the Buyer, Merger Sub I or Merger Sub II is subject or (C) any Contract to which the Parent, the Buyer, Merger Sub I or Merger Sub II is subject.

3.4 Actions and Proceedings. There is no Action pending or, to the knowledge of the Parent or the Buyer, threatened against or involving the Parent or the Buyer or any of their respective directors, officers or employees in their capacities as such that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the Transactions.

3.5 No Prior Operations of Merger Sub I or Merger Sub II. Each of Merger Sub I and Merger Sub II has been formed solely for the purpose of engaging in the Transactions contemplated hereby and prior to the Agreement Date will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Mergers and the Transactions.

3.6 Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Parent, the Buyer, Merger Sub I or Merger Sub II in connection with this Agreement or the Transactions, and there are no commissions, finders’ fees or similar fees or commissions payable in connection therewith.

3.7 Reporting Issuer; Compliance with Laws and Exchange Filings. The Parent is a “reporting issuer” as that term is defined under applicable Canadian securities Laws in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador, and the North West Territories, Yukon territory, and Nunavut. The Parent has complied, and is now complying in all material respects, with all applicable Canadian securities Laws. The Parent does not have any confidential filings with any securities authorities. The Parent has not taken any action to cease to be a reporting issuer in any jurisdiction nor has the Parent received written notification from any Governmental Entity seeking to revoke the reporting issuer status of the Parent. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of any kind or type of the Parent that may prevent or restrict trading is pending, in effect, has been threatened in writing or, to the knowledge of the Parent, is expected to be implemented or undertaken.

3.8 Parent Shares; Capitalization. The Share Merger Consideration has been duly authorized, and upon consummation of the Transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any Liens or encumbrances other than restrictions on transfer under the Lock-Up and Joinder Agreements, applicable federal and local securities Laws and Liens or encumbrances created by or imposed by a Securityholder. The issuance of the Share Merger Consideration is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied.

3.9 Public Filings. The Parent has filed all documents or information required to be filed by it under applicable Canadian securities Laws (including, for certainty, the rules of the NEO Exchange and CSE) since April 26, 2019 (the “Public Documents”), except where failure to do so would not reasonably be expected to be, individually or in the aggregate, material to the Parent Business. None of the Public Documents, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of applicable Canadian securities Laws or were amended on a timely basis to correct deficiencies identified by Securities Commissions. As of the date hereof, none of the Public Documents filed under the profile of the Parent on www.sedar.com is the subject of an ongoing review, outstanding comment or outstanding investigation by or of any Securities Commissions.

3.10 Directors and Officers. To the Knowledge of the Parent, none of the directors or officers of the Parent are now, or have ever been, subject to an order or ruling of any Governmental Entity prohibiting such individual from acting as a director or officer of a public company or of a company listed on any stock exchange or marketplace.

3.11 Resale Restrictions. The Share Merger Consideration to be issued in connection with the Transactions contemplated herein will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada and, subject to restrictions contained in Section 2.6(3) of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators and the Lock-Up and Joinder Agreements, will be freely tradable within Canada by the holders thereof.

3.12 Litigation. Except as disclosed in the Public Filings, (a) there have been no Actions pending or threatened in writing against or affecting the Parent Parties or their assets, properties or rights or against any of their directors, managers, officers or employees (in each case, in their capacity as such), and (b) there have been no outstanding Orders to which any of the Parent Parties is a party or to which any of the Parent Parties or its assets or properties is or are bound, in each case, that is or would reasonably be expected to be, individually or in the aggregate, material to the Parent Business.

3.13 Compliance with Laws; Permits.

(a) Except with respect to federal Laws relating to the manufacture, use, possession, cultivation, and distribution of cannabis, its cannabinoids, and cannabimimetic agents (including, without limitation, the Controlled Substances Act), each of the Parent Parties is and has been, in all material respects, in compliance with all Laws of any Governmental Entity applicable to it.

(b) The Parent Parties hold all material Permits required for the conduct of the Parent Business (collectively, the “Parent Permits”). Each Parent Permit is in full force and effect, and is not subject to any pending or, to the knowledge of the Parent, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid. No Parent Permits will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or any of the other agreements contemplated hereunder.

3.14 Improper Payments. To the Knowledge of Parent, no officers, members, managers, directors, employees, agents or other representatives of any Parent Party (acting in such capacity) has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, in contravention of applicable Law, (1) as a kickback or bribe to any Person or (2) to any political organization, or the holder of or any candidate for any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Parent Parties.

SECTION 4

COVENANTS OF THE PARTIES

4.1 Conduct of the Business. Unless otherwise approved in writing by the Buyer or set forth in Schedule 4.1, the Company will comply with, and will cause each of its Subsidiaries to comply with, the following covenants until the earlier of the Effective Time and the termination of this Agreement.

(a) The Company will, and will cause each of its Subsidiaries to:

(i) conduct the business of the Company and its Subsidiaries in the Ordinary Course of Business;

(ii) pay all applicable Taxes as such Taxes become due and payable;

(iii) maintain all Permits in the Ordinary Course of Business; and

(iv) use commercially reasonable efforts to maintain and preserve the Business of the Company and its Subsidiaries, retain their officers, key employees, maintain and preserve their relationships with customers, suppliers, service providers, regulatory authorities and others having business relationships with the Company and its Subsidiaries and maintain the goodwill of the communities that are served by the Company and its Subsidiaries in a manner consistent with its normal business practices.

(b) Without limiting the generality of the foregoing, the Company will not, and will cause each of the Subsidiaries to not:

(i) amend or change the organizational documents of the Company or its Subsidiaries (including the Company Operating Agreement), except in connection with the Company’s election to be taxed as C corporation;

(ii) change its method of management or operations in any material respect, other than in the Ordinary Course of Business;

(iii) dispose of, acquire or license any material assets or properties, or make any commitment to do so, other than in the Ordinary Course of Business;

(iv) (A) incur any material obligation or liability (individually or in the aggregate) other than (1) in the Ordinary Course of Business or (2) for Transaction Expenses, (B) incur any indebtedness for borrowed money, make any loans or advances, or assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or (C) subject any of its properties or assets to any Lien other than Permitted Liens;

(v) prepay any Change in Control Payments;

(vi) (a) hire, terminate without cause, or make any material change in the compensation paid or payable to any employee, manager, agent, representative or consultant as shown or required to be shown on Schedule 2.12(a)(ii), or (b) make any material change in the fringe benefits of any employee, in each case, whose fixed and/or variable compensation in the aggregate is in excess of $150,000 annually;

(vii) promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any Company management or employee whose fixed and/or variable compensation in the aggregate is in excess of $150,000 annually;

(viii) enter into any licensing, distribution, or sponsorship agreements or obligations;

(ix) undertake any action or fail to take any action that does or could, individually or in the aggregate, reasonably be expected to result in the loss, lapse, expiration, or abandonment of any material Owned IP;

(x) disclose any Business IP (other than pursuant to a written confidentiality agreement entered into in the Ordinary Course of Business with reasonable protections of, and preserving all rights of the Company or its Subsidiaries in, such Business IP) or knowingly receive any trade secrets or other confidential information of any Person in violation of any obligation of confidentiality;

(xi) (i) enter into any Contract that, if entered into prior to the Agreement Date, would be a material IP License or Material Contract or (ii) amend, modify, renew, terminate or waive any material right under any material IP License or Material Contract, in each case, outside the Ordinary Course of Business;

(xii) make or cause to be made any dividend, distribution, redemption, repurchase, recapitalization, reclassification, grant, issuance, repricing, split, combination or other transaction involving the equity of the Company or its Subsidiaries, or any preemptive right, subscription right, option, warrant or right to acquire any such capital stock or equity securities;

(xiii) authorize for issuance, issue, sell, pledge, grant, encumber or deliver or agree or commit to issue, sell, pledge, grant, encumber or deliver any Equity Equivalents of the Company;

(xiv) (i) enter into any significant new line of business, or incur or commit to incur any capital expenditures or Liabilities in connection therewith or (ii) abandon or discontinue any significant existing lines of business;

(xv) (i) apply for any new Permits pursuant to State and Local Cannabis Laws, (ii) abandon any pending applications for Permits applied for under State and Local Cannabis Laws, or (iii) fail to take any actions necessary to maintain the existing Company Permits in good standing;

(xvi) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund (except it is understood Company expects to elect to be taxed as a C corporation);

(xvii) acquire any business whether by merger or consolidation, purchase of assets or equity securities or any other manner;

(xviii) cancel or waive any rights valued in excess of $200,000, or pay, discharge or settle any claim valued in excess of $200,000;

(xix) make any new capital expenditure commitments in excess of $200,000; or

(xx) commit to do any of the foregoing referred to in clauses (i) - (xvii).

4.2 Access. Until the Closing Date, consistent with applicable Laws regarding the permissible exchange of information and subject to the terms of the Confidentiality Agreement, if reasonably requested by the Buyer and at its expense, the Company and its Subsidiaries will permit the Buyer and its legal counsel and other representatives, during normal business hours, reasonable access to (a) the assets, properties, records, books of account, Contracts and other documents of the Company and its Subsidiaries, and (b) members of senior management of the Company and its Subsidiaries and their professional advisors. Until the Closing Date, consistent with applicable Laws regarding the permissible exchange of information and subject to the terms of the Confidentiality Agreement, the Company and the Subsidiaries will furnish promptly to the Buyer such additional data and other information as to its affairs, assets, business, properties, finances, customers, products, services, ongoing disputes, litigation, technology, personnel and other information regarding the Company and its Subsidiaries as the Buyer or its legal counsel and other representatives may from time to time reasonably request.

4.3 Unitholder Approval. The Company will, as soon as reasonably practicable following the execution of this Agreement, but in any event no more than 10 Business Days following the Agreement Date, solicit the adoption and approval by the Unitholders of this Agreement, the Mergers and the Transactions, including the Escrow Agreement, the deposit of the Escrow Funds with the Escrow Agent, the indemnification obligations of the Unitholders set forth in SECTION 10, and the appointment of the Securityholder Representative, with the rights and responsibilities set forth in the Agreement. Any materials to be submitted to the Unitholders in connection with their approval of the Transactions and this Agreement shall be subject to review and reasonable approval by the Buyer, which shall not be unreasonably withheld, conditioned or delayed.

4.4 Efforts; Cooperation.

(a) The Parent parties and the Company shall, and the Company shall cause each of its Subsidiaries to, cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transactions contemplated by this Agreement and the other Ancillary Agreements as soon as practicable, including using commercially reasonable efforts to prepare and file as promptly as reasonably practicable all documentation to obtain as promptly as reasonably practicable all consents, approvals, registrations, authorizations, waivers or licenses necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions contemplated by this Agreement and the other Ancillary Agreements, including, without limitation, the consents, approvals, registrations, authorizations, waivers and licenses set forth on Schedule 4.4(a). Without limiting the generality of the foregoing, the Parties hereto (other than the Securityholder Representative) shall act promptly, and use their commercially reasonable efforts, and shall cooperate with each other, in making, or causing to be made, any filings, applications, submissions and notices required under State and Local Cannabis Laws (including responding to any follow-up inquiries or requests relating to such filings, applications, submissions and notices and providing any additional information and documentary material that may be requested pursuant to State and Local Cannabis Laws as promptly as practicable) (collectively, “Regulatory Approval Materials”), in order to permit consummation of the Transactions. To the extent that any Regulatory Approval Materials must be submitted by the Company pursuant to State and Local Cannabis Laws, the Buyer shall have the opportunity to review all such Regulatory Approval Materials and all such

Regulatory Approval Materials shall be in the form reasonably acceptable to the Buyer. Any fees (including up to, but not exceeding, $80,000 for the fees of attorneys and other third-party advisors of the Company) required to be paid in connection with such filings, applications and submissions shall be borne by the Buyer (including fees related to the spinoff of Maryland Sugarloaf). Buyer shall promptly pay the Company for any such costs following the receipt of a written invoice containing reasonable detail from the Company, and, to the extent any such amounts remain outstanding at Closing, such amounts shall be added to the Closing Cash Merger Consideration. Any fees of attorneys and other third-party advisor incurred by the Company in excess of $80,000 shall be paid by the Company.

(b) The Buyer, Parent, and the Company shall, and the Company shall cause its Subsidiaries to, use their commercially reasonable efforts to give any notices to, and seek any Consents required from, any third parties required in connection with the Transactions contemplated by this Agreement.

(c) If required by the HSR Act or by any other Antitrust Laws and if the appropriate filing pursuant to the HSR Act or to such other Antitrust Laws has not been filed prior to the Agreement Date, each party (other than the Securityholder Representative) agrees to make an appropriate filing pursuant to the HSR Act or such other Antitrust Laws with respect to the Transactions contemplated by this Agreement and any of the other Transaction Documents within fifteen (15) Business Days after the Agreement Date, unless the Parties mutually agree in writing to a later date, and to provide the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act or such other Antitrust Law as promptly as practicable. The parties further agree to reasonably cooperate with one another to submit such filings contemporaneously, as may be requested. Notwithstanding the foregoing, nothing in this Agreement or any of the Ancillary Agreements shall require, or be construed to require the Company, the Buyer or any of Buyer’s Affiliates to agree to (a) sell, hold separate, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Buyer, any of its Affiliates or the Company or its Subsidiaries; (b) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to the Buyer or the Company (as applicable) of the Transactions; (c) any material modification or waiver of the terms and conditions of this Agreement, the other Ancillary Agreements and any of the transactions contemplated thereby; or (d) litigate or participate in the litigation of any proceeding involving the any Governmental Entity, whether judicial or administrative, in order to (A) oppose or defend against any action by any such Governmental Entity to prevent or enjoin the consummation of the Mergers or any of the other transactions contemplated by this Agreement or (B) overturn any regulatory action by any such Governmental Entity to prevent consummation of the Mergers or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any such Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated or appealing any Order.

(d) This Agreement and the Transactions may be subject to review by one or more Governmental Entity. If any Governmental Entity determines this Agreement must be reformed, the Parties shall negotiate in good faith to so reform this Agreement in a commercially reasonable manner according to the Governmental Entity’s requirements while effectuating the original intent of this Agreement as near as possible.

4.5 Nonsolicitation.

(a) Until the earlier of the Effective Time and the date of termination of this Agreement, none of the Company or any of its Subsidiaries nor any of their respective members, managers, directors, officers, financial advisors or representatives (collectively, the “Representatives”) shall, directly or indirectly, take any of the following actions with any Person other than the Buyer and its Affiliates or designees: (i) solicit, initiate, or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company or any of its Subsidiaries, (B) the acquisition of beneficial ownership of any equity or ownership interest in the Company or any of its Subsidiaries, whether by issuance by the Company or any of its Subsidiaries or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from any Unitholder or otherwise, or (C) the license or transfer of all or a material portion of the assets of the Company or any of its Subsidiaries (any of the transactions described in clauses (A) through (C), a “Third-Party Acquisition”), or (ii) participate in any negotiations regarding, or furnish to any third party any information with respect to, or otherwise cooperate with, facilitate or knowingly encourage any effort or attempt by any Person to effectuate or seek, a Third-Party Acquisition.

(b) Until the earlier of the Effective Time and the date of termination of this Agreement, if the Company, any of its Subsidiaries or any Representative receives a proposal or offer relating to a Third-Party Acquisition from any Person, the Company shall (i) promptly notify Buyer of the same and the details thereof (including the identity of the Person making same) and the Company shall be permitted to provide a response without breaching this Section 4.5; provided that the response is limited to informing the initiator of such proposal or offer that the Company is unable to respond further at this time, (ii) provide to the Buyer a copy of any written proposal or offer and all correspondence related thereto (subject to any confidentiality obligations in existence as of the Agreement Date), and (iii) keep the Buyer reasonably informed of the status thereof.

4.6 Confidentiality. Prior to the Closing, each of the Parent, the Buyer and the Company shall abide by the terms of the Confidentiality Agreement.

4.7 Employee Compensation Amendment. Following the date hereof, the Parties shall negotiate in good faith to amend this Agreement to provide for the allocation of up to $4,000,000 of the Closing Share Merger Consideration to certain employees of the Company, some portion of which may be subject to periodic vesting up until the end of the last Milestone Period.

4.8 Public Disclosure. Except as contemplated by this Agreement or as otherwise required by Law, regulatory authority, stock exchange or court order, no disclosure (whether or not in response to an inquiry) of the existence or details of this Agreement shall be made by any party hereto (including any third-party representatives of the Buyer, the Company, any of the Securityholders or any of their respective Affiliates) (other than communications with any

Securityholder and third parties necessary to obtain the Consents and approvals required under this Agreement and applicable Law), whether before or after the Closing, unless approved by the Buyer prior to release. Notwithstanding the immediately preceding sentence, in the event that the Company or any of its Subsidiaries (or any of its or their respective Affiliates) is required by Law, regulatory authority, stock exchange or court order to make any such disclosure, the Company shall notify the Buyer prior to making such disclosure and shall use its commercially reasonable efforts to give the Buyer an opportunity (as is reasonable under the circumstances) to comment on such disclosure. The parties acknowledge that Parent may be required, in accordance with Canadian securities Laws, to file a copy of this Agreement on its profile at www.sedar.com, and in such case Parent agrees that it shall make such redactions to this Agreement as are permitted under Section 12.2(3) of National Instrument 51-102 (“NI 51-102”) (subject to compliance by Parent with the remaining provisions of Section 12.2 of NI 51-102) and with the prior consultation of the Company, provided that in the case of any disagreement between the Parent and the Company with respect to any redactions, the position of the Parent shall prevail.

4.9 Resignation of Officers and Managers. Unless otherwise directed by the Buyer, the Company shall obtain the resignations of the members of the Company Board, the officers of the Company and the managers and officers of each Subsidiary of the Company, effective as of the Closing.

4.10 D&O Insurance. Prior to the Closing, the Company shall obtain prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Closing for the period from the Closing Date and ending six (6) years from the Closing Date, covering each Person who is or prior to the Closing becomes, or has been at any time prior to the date of the Agreement, a manager, director or officer of the Company or its Subsidiaries (the “Tail Policy”), with the cost of such Tail Policy being split evenly between Buyer and the Company.

4.11 Supplementation of Company Disclosure Schedule; Notification of Certain Matters. From time to time, as of the Agreement Date and prior to the Closing Date, the Company or the Buyer, as the case may be, shall give written notice to the other party(ies) promptly after becoming aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition set forth in this Agreement to be unsatisfied on the Closing Date. The Company shall have the right to supplement the Company Disclosure Schedule with respect to any such matter solely to the extent related to a breach of representation or warranty arising out of facts or circumstances occurring after the Agreement Date. Unless Buyer terminates this Agreement within 30 days of receiving any such notice or supplement, then such notice or supplement shall be deemed to supplement and amend the Company Disclosure Schedule and any such representation and warranty for the purpose of determining whether any of the conditions set forth in SECTION 7, 8 or 9, as applicable, have been satisfied. For the avoidance of doubt, any such notice or supplement shall not cure any inaccuracy or breach of a representation or warranty arising out of facts or circumstances occurring prior to the Agreement Date (even if the Company only becomes aware of such facts or circumstances after the Agreement Date) and shall not otherwise limit the Buyer’s or the Company’s rights or remedies available hereunder in respect of such inaccuracy or breach.

4.12 Termination of 401(k) Plans. If requested in writing by the Buyer at least thirty (30) days prior to the anticipated Closing Date (such request, a “401(k) Termination Notice), the Company shall (or shall cause the applicable plan sponsor to), at least one (1) Business Day prior to the Closing Date, (i) cease contributions to, and adopt written resolutions (or take other necessary and appropriate action(s)) to terminate, the Company 401(k) Plan(s) and any other Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code (collectively, the “401(k) Plans”) in compliance with such plan(s) terms and the requirements of applicable Law, (ii) make all required employee and employer contributions to the 401(k) Plans on behalf of continuing employees for all periods of service prior to the Closing Date, and (iii) one hundred percent (100%) vest all participants under the 401(k) Plans, such termination, contributions and vesting to be effective no later than the Business Day preceding the Closing Date. The Buyer and its Affiliates reserve the right to suspend the distribution of benefits from the 401(k) Plans until the receipt of a favorable determination letter from the IRS with respect to the termination of such 401(k) Plans. The Buyer agrees that it will use its commercially reasonable efforts to cause the 401(k) Plan of Buyer or its Affiliates to accept rollovers by Employees who continue employment with the Buyer or its Affiliates following the Closing, including rollovers of outstanding participant loans, to the extent permitted by the 401(K) Plan of Buyer or its Affiliates.

4.13 Other Benefits Matters. The Buyer shall give the Employees full credit for service with the Company and any ERISA Affiliate for purposes of eligibility, vesting and determination of the level of benefits (including, for purposes of vacation and severance), but not for purposes of accrual of benefits, under any benefit plans of the Buyer or its Affiliates in which any Employee participates after the Closing Date, to the same extent recognized by the Company or its ERISA Affiliate immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. With respect to any employee benefit plan of the Buyer or its Affiliates in which any Employee becomes eligible to participate at or after the Closing Date (the “New Company Plans”), subject to the consent of any insurer underwriting any such plan, the Buyer shall take all commercially reasonable steps to: (i) waive any preexisting condition limitations otherwise applicable to Employees and their eligible dependents under any New Company Plan that provides health and welfare benefits, other than any limitations that were in effect with respect to such Employees as of the Closing Date under the corresponding Employee Benefit Plan immediately prior to the Closing Date; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of the Buyer or its Affiliates in which they are eligible to participate after the Closing Date; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Employee Benefit Plan prior to the Closing Date. Notwithstanding the foregoing or anything else to the contrary contained herein, the Company shall continue its Employee Benefit Plans through the Closing unless otherwise consented to in writing by the Buyer.

4.14 Board Representation. Prior to Closing, the Parent and the Founders shall enter into a board representation agreement (the “Board Representation Agreement”) in form and substance reasonably acceptable to the Parent and the Founders, which provides that:

(a) Parent shall take all such actions as are necessary to, contemporaneously with Closing, (i) appoint one of the Founders to the Parent’s board of directors (the “Parent Board”), and (ii) permit one of the Founders to serve as a non-voting observer to the Parent Board; provided, however that the Parent shall not be required to appoint a Founder to the Parent Board unless such Founder meets the qualification requirements to serve as a director under the Business Corporations Act (British Columbia), the articles of the Parent, applicable securities Laws, any other applicable Laws (including state cannabis Laws), the rules of any stock exchange on which the Shares are then listed for trading and the rules or requirements of any other Governmental Entity having jurisdiction over the Parent or any of its Affiliates (including state cannabis regulators) (the “Director Suitability Requirements”); and further provided that if none of the Founders satisfy the Director Suitability Requirements, the Parent shall appoint a different nominee of the Founders who satisfies such Director Suitability Requirements; and

(b) until December 31, 2023, the Founders shall have the right to nominate one individual to the Parent Board (the “Director Nominee”) and one individual to serve as a non-voting observer to the Parent Board, each of whom shall be one of the Founders.

4.15 Voting Support Agreement. Prior to Closing, each of Nicholas Vita and Michael Abbott shall deliver to the Securityholder Representative a voting agreement in form and substance reasonably acceptable to the Securityholder Representative pursuant to which each of Nicholas Vita and Michael Abbott shall agree with the Parent and/or such other persons as the parties may determine, acting reasonably, to vote all of the shares of Parent which are beneficially owned by each of them or over which they exercise control or direction, whether direct or indirect, in favor of any Director Nominee to be appointed to serve on the Parent’s Board of Directors (the “Voting Agreement”), which Voting Agreement shall terminate on December 31, 2023. In the event that Parent is a party to the Voting Agreement, the Voting Agreement shall provide that Parent shall use best efforts to enforce the terms thereof and that neither Parent nor Buyer shall take any action that would prevent or in any way resist the matters contemplated by the Voting Agreement.

4.16 Certain Deliveries. As soon as practicable after the Agreement Date, the Company will deliver to the Buyer’s outside counsel on one or more CD-Rom disks, a complete and accurate (as of the Agreement Date) electronic copy of the “data room” (the “Signing Disk”). Until the Closing, the Signing Disk and the documents and other information thereon shall remain subject to the terms of the Confidentiality Agreement.

4.17 Green Leaf Medical of Ohio. As of the Agreement Date, Green Leaf Medical of Ohio III, LLC, a wholly-owned subsidiary of the Company, owns 50.99% of Green Leaf Medical of Ohio II, LLC (“GL-Ohio”). During the 120 days following the Agreement Date (the “Ohio Buyout Negotiation Period”), the Company shall use commercially reasonable, good faith efforts to facilitate (i) discussions between Buyer and Parent, on the one hand, and the holders of the remaining 49.01% ownership interest in GL-Ohio (the “Ohio Minority Stake”), with respect to the possible purchase by the Company, Parent, or Buyer (prior to the Closing) of all of the

Ohio Minority Stake (the “Ohio Buyout”), and (ii) the completion of the Ohio Buyout. If Parent and Buyer desire to have the Company be a party to the Ohio Buyout, (i) any definitive agreements negotiated with the owners of the Ohio Minority Stake must be reasonably acceptable to the Company, (ii) Parent and Buyer shall promptly indemnify the Company for all of its reasonable expenses incurred in connection with evaluating and negotiating the Ohio Buyout and any related documents (including the reasonable fees of the Company’s attorneys and other advisors), (iii) Parent and Buyer shall finance 100% of any Ohio Buyout at no cost to the Company, and (iv) notwithstanding anything to the contrary in this Agreement, any debt owed by the Company in connection with the financing of the Ohio Buyout shall be excluded from the definition of Company Debt for all purposes under this Agreement (and, for the avoidance of doubt, shall in no way diminish the consideration to be paid to the Securityholders hereunder). Without limiting the foregoing, the Buyer and Parent shall be responsible for all costs, expenses and attorney fees relating to their acquisition of the Ohio Minority Stake, including the purchase price, and shall indemnify and hold harmless the Company from any Losses arising out of any dispute concerning the negotiation or efforts to consummate the Ohio Buyout. If the Ohio Buyout does not take place during the Ohio Buyout Negotiation Period and the Buyer provides the Company with a written notice prior to the end of the Ohio Buyout Negotiation Period requesting that the Company divest its interest in GL-Ohio (such a notice that is delivered prior to the end of the Ohio Buyout Negotiation Period, a “Timely Ohio Divestiture Notice”), the Company shall use commercially reasonable, good faith efforts thereafter to divest its interest in GL-Ohio as soon as reasonably possible following the receipt of such notice, such that the Company shall have no interest, direct or indirect in GL-Ohio as of the Closing. If the Buyer provides the Company with a Timely Ohio Divestiture Notice and the Company divests its interest in GL-Ohio prior to the Closing, the Closing Share Merger Consideration shall be reduced by 900,495 Parent Common Shares.

4.18 Business Acquisition Report. The Company agrees to provide, shall cause its Subsidiaries to provide and shall use its commercially reasonable efforts to cause their respective employees and auditors to provide such cooperation and assistance in connection with the preparation and filing of any business acquisition report (as such term is defined in National Instrument 51-102 –Continuous Disclosure Obligations) as is reasonably requested, from time to time, by Parent or Buyer. Such assistance shall include the Company cooperating with Buyer and Parent, causing its Subsidiaries to cooperate with Buyer and Parent and using commercially reasonable efforts to cause the auditors of the Company and its Subsidiaries to cooperate with Buyer and Parent with respect to the preparation of the requisite proforma financial statements required in connection with the filing of any business acquisition report. The Parent shall be responsible for all reasonable costs and expenses incurred by the Company (included any fees of the auditors of the Company and its Subsidiaries) related to the cooperation and assistance by the Company and its Subsidiaries in respect of the preparation of a business acquisition report pursuant hereto.

SECTION 5

TAX COVENANTS

5.1 Allocation of Taxes for a Straddle Period. Pre-Closing Taxes (other than Transfer Charges) shall include Taxes for a Straddle Period in an amount equal to: (A) in the case of any gross receipts, income or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing at the end of the Closing Date of the relevant books and records of the Company and its Subsidiaries and (B) in the case of any Taxes (other than gross receipts, income, or similar Taxes), the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

5.2 Tax Returns for Straddle Periods and Pre-Closing Periods. The Buyer shall prepare or cause to be prepared and file or cause to be filed (i) all Tax Returns of each of the Company and its Subsidiaries for Pre-Closing Tax Periods that are required to be filed under applicable Law after the Closing Date and (ii) all Tax Returns of each of the Company and its Subsidiaries for the Straddle Period; provided that the Buyer shall, at least thirty (30) days prior to the due date for filing each such income Tax Return, provide drafts of each such income Tax Return to the Securityholder Representative for Securityholder Representative’s review and comment. The Buyer shall consider in good faith all reasonable comments made in writing by the Securityholder Representative at least fifteen (15) days prior to the due date for filing such income Tax Return.

5.3 Other Tax Return Matters. Notwithstanding anything in this Agreement to the contrary, the Buyer (and, after the Closing, each of the Company and its Subsidiaries) shall be entitled to, and shall be in full control of any decisions to, (i) participate and control any “voluntary disclosure” process or procedure sponsored by a particular Taxing Authority with respect to sales and use Taxes or payroll Taxes for any Pre-Closing Tax Period (and any related process with respect to other Taxes that is required under applicable Law in order to participate in such voluntary disclosure process) and (ii) make any remedial Tax filings with respect to any Pre-Closing Tax Period, including, for the avoidance of doubt, any remedial Tax filings relating to sales and use taxes or in any non-U.S. jurisdiction, that the Buyer reasonably determines to be appropriate; provided, however, that the Buyer shall not communicate with any Taxing Authority pursuant to a process, procedure, or filing described in the foregoing clauses (i) or (ii) without having first obtained the written consent of the Securityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any matters described in the immediately preceding sentence, the Buyer shall consider in good faith all comments reasonably proposed by the Securityholder Representative at least fifteen (15) days prior to the date of filing (or as many days prior thereto as reasonably practicable in light of the timing of advance notice given the Securityholder Representative by the Buyer). The Securityholder Representative and each Securityholder shall cooperate fully with the Buyer in connection therewith.

5.4 Cooperation on Tax Matters.

(a) The Buyer, on the one hand, and the Securityholder Representative and each Unitholder on the other, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Returns pursuant to this Section 5.4 and any audit or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the other party’s request, the provision of records and information which are reasonably relevant to any such audit or other proceeding and making Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and each of the Company and its Subsidiaries, on the one hand, and each Unitholder and the Securityholder Representative (to the extent in its possession), on the other hand, agree to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date for a period of seven (7) years and to abide by all record retention agreements entered into with any Taxing Authority; provided that the Buyer may dispose of such books and records that are offered in writing to, but not accepted by, Securityholder Representative.

(b) The Buyer and each of the Company and its Subsidiaries, on the one hand, and the Securityholder Representative, on the other hand, agree that they will provide prompt and detailed written notice to the other upon obtaining Knowledge of a pending income or other material Tax audit or Taxing Authority’s inquiry with respect to the Company or any of its Subsidiaries that relates to a period for which the other has liability for Taxes of the Company and its Subsidiaries hereunder. The Securityholder Representative shall control the defense of any such audit or inquiry relating to any such period for which the Securityholders have liability for Taxes of the Company and its Subsidiaries hereunder; provided, that the Buyer and its counsel (at the Buyer’s expense) shall be entitled to participate in (but not control the conduct of) the defense of any such audit or inquiry that the Securityholder Representative controls.

(c) The Buyer further agrees, upon request, to use its commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

5.5 Transfer Charges. The Securityholders shall be responsible for fifty percent (50%) of the first $100,000 of all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Charges”), and Buyer and Parent shall be responsible for fifty percent (50%) of the first $100,000 of all Transfer Charges and for all Transfer Charges in excess of $100,000. The Person(s) required to do so by applicable law shall, at the sole cost of such Person, file all necessary Tax Returns and other documentation with respect to all such Transfer Charges, and, if required by applicable Law, the Buyer shall, and shall cause each of the Company and Subsidiaries to, join in the execution of any such Tax Returns and other documentation.

5.6 Refunds and Tax Benefits. Any Tax refunds received by Buyer or the Company or its Subsidiaries, and any amounts credited against Taxes to which Buyer or the Company or its Subsidiaries become entitled, that (i) relate to a Pre-Closing Tax Period and (ii) are attributable to a Tax paid by the Company or its applicable Subsidiary before the Closing or to a Tax paid by the Securityholders from the Indemnity Escrow Fund, shall be for the account of the Securityholders, (excluding any refund or credit attributable to any loss in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a Pre-Closing Tax Period, and Buyer shall pay to the Paying Agent (for further distribution to the Securityholders any such refund or the amount of any such credit (net of any income Taxes and any reasonable costs and expenses of Buyer, the Company or any of its Subsidiaries attributable to such refund or credit) within 15 days after receipt or entitlement thereto; provided, however, Buyer shall not be required to pay to the Securityholders any such refund or the amount of any such credit up to the amount of any Tax asset specifically accrued for that purpose that is taken into account in determining the Merger Consideration pursuant to Section 1.7.

5.7 Tax Treatment. For federal income tax purposes, the Parties intend, by approving resolutions authorizing this Agreement, to treat this Agreement as a “plan of reorganization” under Treasury Regulation Section 1.368-2(g), and to cause the Mergers, taken together, to qualify as an integrated acquisition constituting a reorganization under the provisions of Section 368(a) of the Code, the Treasury Regulations promulgated thereunder and Revenue Ruling 2001-46, 2001-2 C.B. 321. No Party shall take any position (whether in a Tax Return, an audit or otherwise) that is inconsistent with the foregoing treatment, unless required to do so by applicable Law.

SECTION 6

CONDITIONS TO EACH PARTY’S OBLIGATION TO CLOSE

The respective obligations of each Party to consummate the Mergers are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1 Unitholder Approval. The Unitholder Approval shall have been obtained and shall not have been revoked, rescinded or changed.

6.2 Exchange Approval. All necessary approvals of the NEO Exchange and the CSE, if applicable, shall have been obtained.

6.3 Legal Proceedings. No proceeding commenced by a Governmental Entity shall be pending or threatened against any party seeking to restrain or prohibit the Transactions, and there shall be no Order of any nature of any Governmental Entity of competent jurisdiction or any Law that is in effect that restrains, prohibits or prevents the consummation of the Transactions or that has the effect of rendering it unlawful to consummate the Transactions.

6.4 Regulatory Approval. All consents, approvals and waivers of any Governmental Entity necessary under State and Local Cannabis Laws in order to permit consummation of the Closing and the Transactions shall have been obtained, and all notices to any Governmental Entity necessary under State and Local Cannabis Laws in order to permit consummation of the Closing and the Transactions shall have been delivered.

6.5 Antitrust. The waiting period required by the HSR Act and the regulations promulgated thereunder shall have expired or been terminated and all other approvals authorizations or clearances required under any applicable filings pursuant to applicable Antitrust Laws shall have been obtained and all requirements thereunder shall have been satisfied.

SECTION 7

CONDITIONS TO THE OBLIGATION OF PARENT, BUYER, MERGER SUB I AND

MERGER SUB II TO CLOSE

The obligation of the Parent, the Buyer, Merger Sub I and Merger Sub II to consummate the Mergers is subject to the satisfaction, at or before the Closing, of the following conditions, any of which may be waived by the Buyer in its discretion:

7.1 Representations and Warranties. (a) All Fundamental Representations of the Company shall be true and correct in all respects, on and as of the date of this Agreement and on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct as of such date) and (b) all of the other representations and warranties of the Company in this Agreement (i) that are qualified as to materiality, Material Adverse Effect or a similar qualifier shall be true and correct in all respects on and as of the date of this Agreement and on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct as of such date), and (ii) that are not qualified as to materiality, Material Adverse Effect or a similar qualifier shall be true and correct in all material respects on and as of the date of this Agreement and on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct in all material respects as of such date).

7.2 Covenants. The Company and its Subsidiaries shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date.

7.3 No Material Adverse Effect. There shall not have occurred a Material Adverse Effect.

7.4 Certification. The Company shall have delivered to the Buyer a certificate of its chief executive officer, dated the Closing Date, certifying that each of the conditions set forth in Sections 7.1 (Representations and Warranties), 7.2 (Covenants), and 7.3 (No Material Adverse Effect) have been met.

7.5 Secretary Certificate. The Company shall have delivered to the Buyer a certificate of the Secretary of the Company dated the Closing Date as to (a) the Company’s certificate of formation and the Company Operating Agreement, each as in effect on and as of the Closing Date, (b) the resolutions of the Company Board and the Unitholders authorizing and approving the execution, delivery and performance by the Company of this Agreement and all Transactions, (c) the incumbency of the officers of the Company executing this Agreement or any other agreement or instrument delivered in connection herewith, and (d) the organizational documents of each of the Company’s Subsidiaries, each as in effect on and as of the Closing Date.

7.6 Escrow Agreement. The Securityholder Representative and the Escrow Agent shall have entered into the Escrow Agreement.

7.7 Required Consents. The Company shall have obtained and delivered to the Buyer all of the consents set forth on Schedule 7.7, in each case in form and substance reasonably satisfactory to the Buyer.

7.8 Certificates. The Company shall have provided the Buyer with certificates of appropriate governmental officials as to the due qualification and corporate good standing of the Company and of each of its Subsidiaries from the State in which such entity is organized and each State in with such entity is foreign qualified.

7.9 Resignation of the Company Managers and Officers. Each of the managers and officers of the Company and each Subsidiary of the Company shall have submitted his or her resignation to be effective at the Effective Time.

7.10 Termination of 401(k) Plan. If the Buyer has delivered a timely 401(k) Termination Notice to the Company, the Company shall have provided the Buyer copies of resolutions reflecting termination of the 401(k) Plan (in a form reasonably satisfactory to the Buyer).

7.11 Non-Competition Agreements. Each of the Founders shall have entered into a Non-Competition Agreement with the Buyer, and such Non-Competition Agreements shall remain in full force and effect and shall not have been revoked, rescinded or changed.

7.12 Founder Employment Agreements. Each of the Founders shall have entered into an employment agreement with the Buyer or the Company, in substantially the form attached hereto as Exhibit B (the “Employment Agreements”), and such Employment Agreements shall remain in full force and effect and shall not have been revoked, rescinded or changed. Frank Boston shall have entered into an amended and restated lobbying contract with the Buyer or the Company, in a form reasonably acceptable to the Company and Buyer (the “Lobbying Contract”).

7.13 Termination of Affiliate Transactions. The Company shall have delivered to Buyer evidence of the termination of all agreements described on Schedule 7.13 with no Liability to the Company or any of its Subsidiaries (in each case, in a form reasonably satisfactory to the Buyer).

7.14 FIRPTA. On or before the Closing Date, the Company shall have delivered to the Buyer (i) a duly executed certificate that the Units are not “United States real property interests,” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code and in a form acceptable to the Buyer, (ii) a duly executed notice to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2), in a form acceptable to the Buyer, and (iii) authorization of the Buyer, as agent for the Surviving Company, to deliver the notice and a copy of the certificate to the IRS after the Closing.

7.15 Lock-Up and Joinder Agreements. The Company shall have delivered to the Buyer Lock-Up and Joinder Agreements from Securityholders representing 70% of the outstanding Units.

7.16 No Company Debt or Liens. The Company shall not be party to any loan, line of credit or other Company Debt, other than the Retained Debt, and there shall be no Liens (other than Permitted Liens) in favor of any Person on any assets of the Company, except with respect to the Retained Debt and such Company Debt and related Liens for which a payoff letter is provided as set forth in Section 1.7(a)(iii).

7.17 Maryland Sugarloaf. The Buyer and Maryland Sugarloaf shall have entered into (a) a Management Services Agreement, pursuant to which the Buyer shall manage Maryland Sugarloaf from and after the Closing and (b) an option agreement, pursuant to which the Buyer shall have an irrevocable and exclusive option to acquire Maryland Sugarloaf, in each case, in form and substance reasonably acceptable to the Buyer and with a termination date of March 1, 2024.

7.18 Domain Names. All of the domain names listed on Schedule 7.18 shall have been assigned to the Company.

7.19 GL-Ohio. If Buyer delivered a Timely Ohio Divestiture Notice to the Company, either GL-Ohio shall be wholly-owned by the Company (directly or indirectly) or the Company shall have no interest in GL-Ohio.

SECTION 8

CONDITIONS TO COMPANY’S OBLIGATION TO CLOSE

The obligation of the Company to consummate the Mergers is subject to the satisfaction, at or before the Closing, of the following conditions, any of which may be waived by the Company in its discretion:

8.1 Representations and Warranties. All of the representations and warranties of the Parent, the Buyer, Merger Sub I and Merger Sub II in this Agreement (i) that are qualified as to materiality, Material Adverse Effect or a similar qualifier shall be true and correct in all respects on and as of the date of this Agreement and on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct as of such date), and (ii) that are not qualified as to materiality, Material Adverse Effect or a similar qualifier shall be true and correct in all material respects on and as of the date of this Agreement and on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct in all material respects as of such date).

8.2 Covenants. The Parent, the Buyer, Merger Sub I and Merger Sub II shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date.

8.3 Certification. The Buyer shall have delivered to the Company a certificate of an officer of the Buyer, dated the Closing Date, certifying that each of the conditions set forth in Sections 8.1 (Representations and Warranties), and 8.2 (Covenants) have been met.

8.4 Paying Agent Agreement. The Buyer and the Paying Agent shall have executed and delivered the Paying Agent Agreement, and at the Closing the Buyer and Parent shall deliver the Closing Cash Merger Consideration, less the Expense Fund and the Adjustment Escrow Cash, to the Paying Agent.

8.5 Escrow Agreement. The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

8.6 Voting Agreement. The Buyer shall have delivered a fully executed version of the Voting Agreement to the Company.

8.7 Consents and Approvals. All necessary consents and approvals of any Person (including any Governmental Entity), including, for certainty, the approval of the NEO Exchange and the approval of the CSE shall have been received in form and substance reasonably satisfactory to the Company and no such consent or approval shall have been revoked. All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, any Governmental Entity or other Person in connection with the execution and delivery of this Agreement and the consummation of the Mergers contemplated hereby by the Buyer, Merger Sub I, Merger Sub II and the Parent shall have been made or obtained (as the case may be).

8.8 Closing Consideration. At the Closing, the Buyer and Parent shall: (i) issue to each Securityholder such Securityholder’s Pro Rata Share of the Net Closing Share Merger Consideration as set out in the Allocation Schedule; and (ii) deliver to the Securityholder Representative the Expense Fund.

8.9 Founder Employment Agreements; Lobbying Contract. The Buyer shall have executed and delivered the Employment Agreements and the Lobbying Contract.

8.10 Secretary Certificate. The Parent shall have delivered to the Company a certificate of the Secretary of the Parent dated the Closing Date as to (a) the Parent’s, Buyer’s, Merger Sub I’s and Merger Sub II’s formation and governance documents, each as in effect on and as of the Closing Date, (b) the resolutions of Parent’s Board of Directors and stockholders, the Buyer’s Board of Directors and stockholder, Merger Sub I’s governing body and Merger Sub II’s governing body authorizing and approving the execution, delivery and performance by the Parent, the Buyer, Merger Sub I and Merger Sub II of this Agreement and all Transactions, and (c) the incumbency of the officers of the Parent, Buyer, Merger Sub I and Merger Sub II executing this Agreement or any other agreement or instrument delivered in connection herewith.

8.11 Reporting Issuer Lists. The Company shall have received from the Parent copies of information from the Securities Commissions of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador, and the North West Territories, Yukon territory, and Nunavut providing evidence that the Parent is a reporting issuer not in default under applicable Canadian securities Laws of such jurisdictions.

SECTION 9

INDEMNIFICATION

9.1 Reserved.

9.2 Obligation of the Securityholders to Indemnify. Subject to the limitations set forth in Section 9.5 (Limitations on Indemnification; Other Remedies) hereof, after the Closing, as an integral term of this Agreement, the Securityholders shall jointly, up to the aggregate amount of the Indemnity Escrow Fund (valuing the Indemnity Escrow Shares as provided in Section 9.5(f)), and, in excess of the Indemnity Escrow Fund, severally and not jointly, based on such Securityholder’s Pro Rata Share, indemnify, reimburse, compensate and hold harmless the Parent, the Buyer, the Company, and their respective directors, officers, employees, partners, members, agents, Affiliates and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred or suffered by any Buyer Indemnitee directly or indirectly, as a result of, with respect to or in connection with:

(a) any inaccuracy or breach of a representation or warranty of the Company contained in SECTION 2 of this Agreement or in any certificate, document or other instrument delivered by such party pursuant to this Agreement (disregarding for purposes of this Section 9.2(a) any “material”, “in all material respects”, “Material Adverse Effect”, or similar qualifiers);

(b) any failure by the Company (as of the Closing) or the Securityholders (following the Closing) to perform or comply with any covenant or agreement set forth herein or in any certificate, document or other instrument delivered by such party pursuant to this Agreement;

(c) any claims by any current or former equityholder, director, officer or employee of the Company to the effect that such Person is entitled to any equity, membership or ownership interest or equity security or any payment in connection with the Transactions other than as specifically set forth on the Allocation Certificate;

(d) any Company Debt other than the Retained Debt, Change in Control Payments, or Transaction Expenses as of the Closing to the extent not included in the Company Debt Payoff Amount, Change in Control Payments, or Transaction Expenses set forth in the Allocation Certificate;

(e) any claim by any current or former employee of any of the Company or its Subsidiaries, in their capacity as Employees, arising out of facts or circumstances existing through the Closing Date, including claims related to termination of any such employee’s employment with the Company or any of its Subsidiaries on or prior to the Closing Date;

(f) any fraud or intentional misrepresentation by or on behalf of the Company or by or on behalf of any Securityholder with respect to a representation or warranty of such Securityholder in such Securityholder’s Securityholder Closing Agreements; provided, that each Securityholder shall be liable severally and not jointly with respect to fraud or intentional misrepresentation concerning such Securityholder’s Securityholder Closing Agreements; and

(g)	any Pre-Closing Taxes.

9.3 Obligation of the Buyer and Parent to Indemnify. Subject to the limitations set forth in Section 9.5 (Limitations on Indemnification; Other Remedies) hereof, as an integral term of this Agreement, the Buyer and Parent, jointly and severally, shall indemnify and hold harmless the Securityholders from and against any and all Losses incurred or suffered by any Securityholder directly or indirectly, as a result of, with respect to or in connection with:

(a) any inaccuracy or breach of a representation or warranty of the Buyer, Parent, Merger Sub I or Merger Sub II in this Agreement or any certificate, document or other instrument delivered by or on behalf of the Buyer, Parent, Merger Sub I or Merger Sub II pursuant hereto (disregarding for purposes of this Section 9.3 any “material”, “in all material respects”, “Material Adverse Effect”, or similar qualifiers); and

(b) any failure by the Buyer, Parent, Merger Sub I or Merger Sub II to fully perform or comply with any covenant or agreement set forth herein or in any certificate, document or other instrument delivered by such party pursuant to this Agreement.

9.4 Notice and Opportunity to Defend.

(a) A party or parties entitled to indemnification hereunder (an “Indemnified Party”) with respect to any legal proceeding, claim or demand instituted by any third party (in each case, a “Third-Party Claim”) will give the party or parties required to provide such indemnification (the “Indemnifier”) prompt written notice of such Third-Party Claim, along with a notice of the facts giving rise to such Third-Party Claim; provided that the failure to provide prompt notice shall not relieve the Indemnifier of its indemnification obligations hereunder, except to the extent (and only to the extent) that the Indemnifier is actually and materially prejudiced by the failure of the Indemnified Party to provide such prompt notice.

(b) If the Indemnifier provides written notice to the Indemnified Party within thirty (30) days after the Indemnifier’s receipt of written notice from the Indemnified Party of such Third-Party Claim, the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Third-Party Claim and to have the Indemnified Party represented by counsel selected by the Indemnifier and the Indemnified Party shall cooperate with the Indemnifier and its counsel in all commercially reasonable respects in the defense thereof and in any settlement thereof; provided that (i) the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense, (ii) the Indemnifier shall only have a right to elect to defend any Third-Party Claim if (A) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (B) the defense strategy, settlement, failure to reach settlement, or adverse judgment with respect to the Third-Party Claim is not likely to establish a precedential custom or practice adverse to the continuing business interests (including vendor and customer relations) of the Indemnified Party or adversely affect the reputation of the Indemnified Party, or (C) the Third-Party Claim is not

reasonably likely to result in Losses that, taken together with Losses with respect to other existing claims of the Indemnified Party or Third-Party Claims under this Agreement, in the aggregate, exceed the current fair market value of the remaining Indemnity Escrow Fund, (iii) the Buyer or any of its Affiliates, at any time when the Buyer believes that a Third-Party Claim for indemnification relates to or arises in connection with any criminal matter, may assume the defense and otherwise deal with such Third-Party Claim in good faith with counsel of its choice, (iv) the Indemnifier may not assume the defense of any Third-Party Claim if a material conflict of interest exists between the Indemnifier and the Indemnified Party that precludes effective joint representation or the amount of the Third-Party Claims exceed or reasonably could exceed the limitations set forth in Section 9.5(d), if applicable, and (v) the Indemnified Party may take over the defense and prosecution of a Third-Party Claim from the Indemnifier (at the Indemnifier’s cost and expense) if the Indemnifier has failed or is failing to diligently prosecute or defend such Third-Party Claim following the provision of written notice to the Indemnifier of such failure and the failure of the Indemnifier to cure such failure within fifteen (15) days of receipt of such notice; and provided, further that the Indemnifier may not enter into a settlement of any Third-Party Claim without the written consent of the Indemnified Party, unless such settlement provides the Indemnified Party with a full release from such Third-Party Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified. If the Indemnified Party has assumed the defense of any Third-Party Claim, neither the Indemnified Party nor any of its Affiliates may settle or otherwise dispose of any Third-Party Claim for which the Indemnifier may have a liability under this Agreement without the prior written consent of the Indemnifier, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Party has assumed the defense or is otherwise negotiating any such Third-Party Claim, the Indemnifier may participate in any proceeding or negotiation with counsel of its choice and at its expense.

(c) Any notice that a Buyer Indemnitee shall be required to give to the Securityholders shall be satisfied by the delivery of notice by the Buyer Indemnitee to the Securityholder Representative, and the Securityholder Representative may respond to the Buyer Indemnitee on behalf of all Securityholders.

9.5 Limitations on Indemnification; Other Remedies. The indemnification provided by SECTION 9 (Indemnification) shall be subject to the following limitations, terms and conditions:

(a) Survival of Representations, Warranties, and Indemnification Obligations. No action for indemnification pursuant to Section 9.2(a) shall be brought after the earlier of (i) eighteen (18) months following the Closing Date and (ii) sixty (60) days following the release of the Parent’s first audited consolidated financial statements that include the Company and its Subsidiaries (clause (i) or (ii) the “General Survival Period”), except for claims arising out of the Fundamental Representations, which shall survive until the sixth (6th) anniversary of the Closing, and the Tax Representations, which shall survive until the fifth (5th) anniversary of the Closing (in each case, the “Survival Period”). Any claim for indemnification under this Agreement pursuant to Section 9.2 shall be deemed time-barred, and no such claim shall be made after the applicable Survival Period; provided, however, that if a claim notice is delivered in good faith with respect to such a claim for indemnification prior to the expiration of the applicable Survival Period, the indemnification claim under this SECTION 9 shall survive until such indemnification claim is finally resolved pursuant to this SECTION 9. The representations and warranties contained in Sections 2.1 (Organization; Good Standing; Power), 2.2 (Capitalization; Subsidiaries), 2.3 (Authorization; Execution & Enforceability; No Breach) and 2.19 (Brokers) are sometimes referred to herein as the “Fundamental Representations”. The representations and warranties of the Company set forth in this Agreement and related to Taxes, including those set forth in Section 2.8 (Tax Matters) are sometimes referred to herein as the “Tax Representations.”

(b) Covenants. The respective covenants, agreements and obligations of the Company, the Buyer, the Securityholders and the Securityholder Representative set forth in this Agreement and the Securityholder Closing Agreements, in any certificate, document or other instrument delivered by such party pursuant to this Agreement, and the Securityholder Closing Agreements shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Closing without limitation and shall survive until the expiration of the applicable statute of limitations, or such earlier time period as specified herein or therein, provided that any indemnification obligations with respect thereto shall be subject to the limitations set forth in this Section 9.5.

(c) Basket.

(i) No indemnification shall be payable pursuant to Section 9.2(a) (other than with respect to a breach of a Fundamental Representation or Tax Representation or in the event of fraud or intentional misrepresentation, for which this Section 9.5(c) shall not apply) unless the total amount of all indemnifiable Losses incurred by the Buyer Indemnitees, including those subject to all previous claims, exceeds $2,000,000 (the “Basket”), whereupon indemnification shall be payable for the amount of all such Losses in excess of the Basket.

(ii) No indemnification shall be payable pursuant to Section 9.3(a) unless the total amount of all indemnifiable Losses incurred by the Securityholders, including those subject to all previous claims, exceeds the Basket, whereupon indemnification shall be payable for the amount of all such Losses in excess of the Basket.

(d) Cap. Subject to the remaining provisions of this Section 9.5:

(i) each Securityholder’s aggregate liability for all Losses indemnifiable under Section 9.2(a) (other than with respect to a breach of a Fundamental Representation or Tax Representation or in the event of fraud or intentional misrepresentation) shall not exceed their respective Pro Rata Share of the Indemnity Escrow Fund, and shall be solely satisfied from the Indemnity Escrow Fund held pursuant to the Escrow Agreement;

(ii) the aggregate liability of a Securityholder for all Losses indemnifiable under Section 9.2 or otherwise in connection with this Agreement (other than in the event of fraud or intentional misrepresentation) shall not exceed 50% of such Securityholder’s Pro Rata Share of the Merger Consideration, as adjusted pursuant to Section 1.7;

(iii) the Buyer’s aggregate liability for all Losses for indemnification under Section 9.3(a) shall not exceed $16,000,000, except in the event of fraud or intentional misrepresentation of the Buyer, Parent, Merger Sub I or Merger Sub II; and

(iv) the aggregate liability of the Securityholders for all Losses indemnifiable under Section 9.2 or otherwise in connection with this Agreement (other than in the event of fraud or intentional misrepresentation) shall not exceed 50% of the Merger Consideration, as adjusted pursuant to Section 1.7.

(e) Milestone Shares Offset. The Buyer shall have the right to withhold and set off against any amount due to the Securityholders under Section 1.11 the amount of any claim for indemnification to which a Buyer Indemnitee may be entitled under this Agreement (but only to the extent that such Buyer Indemnitee’s right to indemnification for any related Losses has been finally determined in Buyer Indemnitee’s favor pursuant to the terms of this Agreement prior to Buyer’s exercise of such offset right).

(f) Indemnity Escrow Fund. Whenever a Buyer Indemnitee becomes entitled to Losses hereunder, promptly thereafter the Securityholder Representative shall execute joint instructions together with Buyer directing the Escrow Agent to remit from the Indemnity Escrow Fund to the Buyer a number of Parent Common Shares equal to the amount of such Losses divided by the volume-weighted average share price of the Parent Common Shares for the ten (10) consecutive trading days on the Relevant Exchange immediately preceding the date of such instructions (expressed in U.S. dollars, calculated using the exchange rate published by the Bank of Canada at https://www.bankofcanada.ca/rates/exchange/daily-exchange-rates/ for the last Business Day immediately preceding the date of such instructions); provided that, if the shares remaining in the Indemnity Escrow Fund are not sufficient to satisfy such Losses, to the extent sufficient cash remains in the Indemnity Escrow Fund, the Securityholder Representative shall execute joint instructions together with the Buyer directing the Escrow Agent to remit the excess amount of such Losses in cash (to the extent such amount remains in the Indemnity Escrow Fund) to the Buyer. The remaining portion of the Indemnity Escrow Fund minus the amount of any unresolved indemnification claims or resolved but unreleased indemnification claims of the Indemnified Parties pursuant to SECTION 9 shall be released (i) in the case of cash, to the Paying Agent for further distribution to the Securityholders based on their applicable Pro Rata Share and (ii) in the case of shares, to Parent’s transfer agent and registrar for the purpose of reissuing such shares to the Securityholders in accordance with their Pro Rata Shares, as directed by the Securityholder Representative, on the first (1st) Business Day after the end of the General Survival Period (the “Release Date”), and each of the Buyer and the Securityholder Representative shall be obligated to promptly execute and deliver written instructions to the Escrow Agent requesting that it release such amounts (the number of Parent Common Shares held back with respect to unresolved indemnification claims or resolved but unreleased indemnification claims shall be calculated on the basis of the amount of such claims divided by the volume-weighted average share price of the Parent Common Shares for the ten (10) consecutive trading days on the Relevant Exchange immediately preceding the Release Date) (expressed in U.S. dollars, calculated using the exchange rate published by the Bank of Canada at https://www.bankofcanada.ca/rates/exchange/daily-exchange-rates/ for the last Business Day immediately preceding the Release Date).

(g) Injunction. The exclusive remedy provisions shall not prohibit any Party from seeking an equitable remedy, including a preliminary or permanent injunction or specific performance.

(h) No Subrogation. Following the Closing, no Securityholder shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification payment made by or on behalf of any Securityholder under Section 9.2.

(i) Merger Consideration Adjustment. The Company, the Parent, the Buyer, the Surviving Company, the Securityholder Representative and the Securityholders agree to treat each indemnification payment pursuant to this SECTION 9 as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

(j) Exclusive Remedy. The Parties (other than the Securityholder Representative, in its capacity as Securityholder Representative and not on behalf of the Securityholders, with respect to claims against or amongst the Securityholders) acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any Losses under this Agreement (except (a) in the case of fraud or intentional misrepresentation and (b) for any other remedies expressly set forth in Section 11.4) shall be pursuant to the indemnification provisions set forth in this SECTION 9. In furtherance of the foregoing, each of the Parties (other than the Securityholder Representative, in its capacity as Securityholder Representative and not on behalf of the Securityholders, with respect to claims against or amongst the Securityholders) hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of actions for any breach of any such representation, warranty, covenant, agreement, or obligation it may have against the other Parties and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this SECTION 9.

SECTION 10

TERMINATION

10.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions abandoned at any time before the Effective Time, regardless of any approval by Unitholders as follows and in no other manner:

(a) by written agreement of the Company and the Buyer;

(b) by the Buyer, if the Company shall have materially breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct such that the condition set forth in Section 7.1 (Representations and Warranties) would not be satisfied, and such breach, failure or misrepresentation is not cured to the Buyer’s reasonable satisfaction within thirty (30) days after the Buyer gives the Company written notice identifying such breach, failure or misrepresentation;

(c) by the Company, if the Buyer, Parent, Merger Sub I or Merger Sub II shall have materially breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Buyer, Parent, Merger Sub I or Merger Sub II set forth in this Agreement shall not be true and correct such that the condition set forth in Section 8.1 (Representations and Warranties) would not be satisfied, and such breach, failure or misrepresentation is not cured to the Company’s reasonable satisfaction within thirty (30) days after the Company gives the Buyer written notice identifying such breach, failure or misrepresentation;

(d) by the Buyer, if the conditions set forth in SECTION 7 (Conditions to the Obligation of Parent, Buyer, Merger Sub I and Merger Sub II to Close) become incapable of satisfaction;

(e) by the Company, if the conditions set forth in SECTION 8 (Conditions to Company’s Obligation to Close) become incapable of satisfaction;

(f) by either the Buyer or the Company if the Closing shall not have occurred on or before September 30, 2021 (the “Closing Deadline”), which date may be extended by mutual agreement of the Company and the Buyer; provided that (i) the right to terminate this Agreement under this Section 10.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Closing Deadline, (ii) neither party may terminate this Agreement pursuant to this Section 10.1(f) prior to January 1, 2023 (the “Final Outside Date”) if the Closing has not occurred on or prior to the Closing Deadline solely due to a failure to obtain all necessary approvals under State and Local Cannabis Laws, for so long as the Parties are working in good faith to obtain such approvals, (iii) neither party may terminate this Agreement pursuant to this Section 10.1(f) prior to the Final Outside Date if the Closing has not occurred on or prior to the Closing Deadline solely due to the Parties’ failure to obtain and satisfy all necessary authorizations, clearances or other requirements pursuant to applicable Antitrust Laws, for so long as the Parties are working in good faith to obtain such approvals, and (iv) the Closing Deadline shall be automatically extended to March 31, 2022, if the Department of Justice or the Federal Trade Commission issue a “Second Request” for additional information or documentary material pursuant to the HSR Act with respect to the Transactions;

(g) by either the Buyer or the Company if: (i) any court of competent jurisdiction or other Governmental Entity shall have issued an Order or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such Order or ruling shall have become final and nonappealable, or (ii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity that would make consummation of the Transactions illegal;

(h) by the Buyer if there shall have been any action taken, final decision made or any Law enacted, promulgated or issued or deemed applicable to the Transactions, by any Governmental Entity which would: (i) prohibit Buyer’s or the Company’s or any Subsidiary’s ownership or operation of any portion of the business of the Company or any of the Subsidiaries, or (ii) compel Buyer or any of its Affiliates or the Company to dispose of or hold separate, as a result of the Transactions, any portion of the business or assets of Buyer or any of its Affiliates or the Company and the Subsidiaries;

(i) by the Buyer if there is a Material Adverse Effect; or

(j) by the Buyer, by written notice given at any time before the Closing Deadline, if the Unitholder Approval has not been obtained within 20 Business Days after the Agreement Date.

10.2 Effect of Termination. If this Agreement is terminated in accordance with Section 10.2 (Termination), it shall forthwith be void and have no effect, without liability or obligation as a result of such termination on the part of any party, its directors, officers or equityholders, except that the Confidentiality Agreement, this Section 10.2, Section 4.6 (Confidentiality), Section 4.8 (Public Disclosure), SECTION 11 (Miscellaneous), and Buyer’s payment obligations under Section 4.4(a) shall survive termination; provided that nothing contained in this Agreement shall relieve any Person from liability for any material breach of this Agreement occurring before such termination.

SECTION 11

MISCELLANEOUS

11.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) the next Business Day when sent by overnight mail, postage prepaid with proof of delivery from the courier requested, (c) the next Business Day when sent by sent by certified or registered mail, postage prepaid, or (d) when sent if in writing and sent by electronic mail, provided that either

(i) receipt of the electronic mail is confirmed by the recipient, or (ii) such notice is also sent within one (1) Business Day by overnight mail (with proof of service), hand delivery, or certified or registered mail (return receipt requested and first-class postage prepaid). Notices shall be sent to the addresses set forth below:

If to the Company:

Green Leaf Medical, LLC

4606 Wedgewood Blvd.

Frederick, MD 21703 USA

Attention: Philip Goldberg, CEO

Telephone: [***]

Email: [***]

with a copy (which shall not constitute notice) to each of:

Kevin I. Goldberg

108 Kepler Drive

Gaithersburg, MD 20878

[***]

and

Dentons Canada LLP

77 King Street West, Suite 400

Toronto, Ontario M5K 0A1

Attention: Eric Foster

Telephone: [***]

Email: [***]

If to the Securityholder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: [***]

Facsimile: [***]

Telephone: [***]

If to the Buyer:

Columbia Care LLC

680 5th Ave, 24th Floor

New York, New York 10019

Attention: Joshua Snyder

Telephone: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: Erica Rice

Telephone: [***]

Email: [***]

Any party may by notice given in accordance with this Section 11.1 to the other parties designate another address or person for receipt of notices hereunder; provided that any party receiving such a designation shall not be required to send any notice hereunder to the new address or person before the fifth (5th) Business Day after receipt thereof.

11.2 Entire Agreement; Amendment; Waiver.

(a) This Agreement, the Ancillary Agreements and the Confidentiality Agreement, the schedules and exhibits hereto and thereto, the Company Disclosure Schedules and the documents and instruments and other agreements among the Parties referenced herein and therein constitute the entire agreement among the Parties with respect to the Transactions, and supersede all prior agreements and understandings, written or oral, with respect thereto, including the Indication of Interest, dated October 20, 2020.

(b) Except as otherwise required by applicable Law, prior to the Closing, this Agreement may be amended at any time, notwithstanding the adoption hereof by the Unitholders, only by a written instrument signed by Buyer, the Company and the Securityholder Representative. Except as otherwise required by applicable Law, after the Closing, this Agreement may be amended at any time, only by a written instrument signed by the Buyer and the Securityholder Representative.

(c) At any time prior to the Effective Time, the Buyer, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. From and after the Effective Time, the Buyer, on the one hand, and the Securityholder Representative, on the other, may, to the extent legally allowed, (x) extend the time for the performance of any of the obligations of the other party hereto, (y) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (z) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.

(d) Except as expressly provided herein and therein, this Agreement, the Ancillary Agreements and the schedules and exhibits hereto and thereto are not intended to confer upon any person any rights or remedies hereunder.

(e) No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties, except that the Buyer, Merger Sub I and/or Merger Sub II may assign its rights and delegate its obligations hereunder to its Affiliates, so long as the Buyer and Parent remain ultimately liable for all of the Parent’s and Buyer’s obligations hereunder.

11.3 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, as to all matters, including matters of validity, construction, effect, performance and remedies.

(b) Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the State of Maryland. Each Party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ESCROW AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT OR THE TRANSACTIONS OR THE FACTS OR CIRCUMSTANCES LEADING TO EACH PARTY’S EXECUTION OR PERFORMANCE OR ANY ACTIONS OF ANY OF THE AFFILIATES OR REPRESENTATIVES OF ANY OTHER PARTY RELATED THERETO.

(d) EACH OF THE SECURITYHOLDER REPRESENTATIVE, THE COMPANY, BUYER, MERGER SUB I AND MERGER SUB II (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS KNOWINGLY AND VOLUNTARILY, AND (4) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3.

11.4 Specific Performance and Other Remedies. Each party hereby acknowledges that the rights of each party to consummate the Transactions and the covenants of the Parties are special, unique and of extraordinary character and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at Law. In the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining such party from committing such breach or threatened breach. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.5 No Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

11.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and legal representatives.

11.7 Construction. Whenever the context requires:

(a) the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c) Whenever this Agreement requires the disclosure of an agreement or Contract on the Company Disclosure Schedule or the delivery to the Buyer of an agreement or Contract, that disclosure requirement or delivery requirement, as applicable, require disclosure or delivery of the entire, unredacted document and shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating to that agreement or Contract.

(d) References to “Dollars” and “$” mean dollars in lawful currency of the United States of America.

(e) All references to accounting terms shall be interpreted in accordance with GAAP unless otherwise specified.

(f) Any reference to any party to this Agreement shall include such party’s successors and permitted assigns.

(g) Any reference to the Company or any of the Subsidiaries in this Agreement shall include any of its respective predecessor entities, including any entity that merged with and into such predecessor entity.

(h) Except as otherwise set forth herein, the specificity of any representation or warranty contained herein shall not be deemed to limit the generality of any other representation or warranty contained herein.

11.8 Counterparts; Delivery. This Agreement may be executed by the Parties hereto in two (2) or more separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.9 Exhibits and Schedules. The exhibits and schedules (including the Company Disclosure Schedule) are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, exhibits and schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

11.10 Headings. The table of contents and the headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

11.11 Expenses. Except as set forth herein, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, Tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties shall be the obligation of the party incurring such fees and expenses. Notwithstanding the foregoing, if any action, claim or proceeding relating to this Agreement or any Ancillary Agreements or the enforcement of any provision thereof is brought against any party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

11.12 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to Law. Should there be any conflict between any provisions hereof and any present or future statute, Law, ordinance, regulation, or other pronouncement having the force of Law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited to the extent necessary to bring it into compliance therewith, and the remaining provisions of this Agreement shall remain in full force and effect.

11.13 No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

11.14 Securityholder Representative.

(a) By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Mergers, and the consummation of the Mergers or participating in the Mergers and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Mergers, each Securityholder shall be deemed to have approved the designation of, and hereby designates, the Securityholder Representative as the representative, agent and attorney-in-fact for and on behalf of the Securityholders and each Securityholder for all purposes in connection with this Agreement and the agreements ancillary hereto, and without limiting the foregoing (i) agrees that all actions taken by the Securityholder Representative under this Agreement or any Ancillary Agreement shall be binding upon such Securityholder and its successors as if expressly confirmed and ratified in writing by such Securityholder, and (ii) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Securityholder Representative under this Agreement or the Ancillary Agreements. Without limiting the foregoing, the Securityholder Representative shall, on behalf of the Securityholders, have the authority to:

(i) take all action permitted in connection with the implementation of those provisions of this Agreement and the Ancillary Agreements that require or permit action by the Securityholder Representative;

(ii) take all action permitted in connection with the defense and/or settlement of any and all claims for which the Securityholders may be required to provide indemnification pursuant to SECTION 9 (Indemnification) hereof (including rejecting, contesting, negotiating, settling and resolving any such claims) and any claims that may be made against the Escrow Fund;

(iii) comply with Orders of courts and determinations and awards of arbitrators with respect to claims;

(iv) review and take action with respect to Tax Returns or other Tax matters pursuant to SECTION 5;

(v) review and take action pursuant to Section 1.7(b) (Post-Closing True-Up) and 1.7(c) (Resolution of Disputes);

(vi) give and receive all notices and service of process required or permitted to be given or received by the Securityholders or the Securityholder Representative under this Agreement or the Ancillary Agreements;

(vii) execute and deliver all amendments and waivers to this Agreement and the Ancillary Agreements that the Securityholder Representative deemed necessary or appropriate, whether prior to, at or after the Closing; and

(viii) take any and all such additional action or refrain from doing any further act or deed as is contemplated to be taken by or on behalf of the Securityholders by the terms of this Agreement or of the Ancillary Agreements or as may be necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing.

(b) After the Closing, all notices provided to and/or legal process served upon the Securityholder Representative in accordance with this Agreement or the Ancillary Agreements shall be deemed to be provided to and/or served upon the Securityholders and shall be conclusive and binding upon the Securityholders. All decisions, actions, agreements, and instructions by the Securityholder Representative, including any consent, waiver, or agreement between the Securityholder Representative and any Buyer Indemnitee relating to the defense or settlement of any claim for which the Securityholders may be required to provide indemnification pursuant to SECTION 9 (Indemnification) hereof, shall be conclusive and binding upon the Securityholders; and the Buyer, each other Buyer Indemnitee and the Escrow Agent shall be entitled to rely conclusively thereon. The Buyer, each other Buyer Indemnitee and the Escrow Agent shall have no duty to inquire into the authority of any person reasonably believed to be the Securityholder Representative and no responsibility or liability for any action or omission thereof, and no party shall have any cause of action against the Buyer, any other Buyer Indemnitee or the Escrow Agent for any action or omission by such party in reliance upon the instructions or decisions of any person reasonably believed to be the Securityholder Representative.

(c) In the event that more than one Person shall at any time serve collectively as the Securityholder Representative, decisions of such Persons shall, as between them and with respect to the rights of the Securityholders in relation to the Securityholder Representative, be made by majority vote; provided, however that they shall designate a single Person as “Securityholder Representative” for all purposes involving the Buyer, any other Buyer Indemnitee, or the Escrow Agent.

(d) The Securityholder Representative is authorized to act on behalf of the Securityholders notwithstanding any dispute or disagreement among the Securityholders. In taking any actions as Securityholder Representative, the Securityholder Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any person he or it reasonably believes to be authorized thereunto. The Securityholder Representative shall be entitled to: (i) rely upon the Allocation Certificate, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Securityholder or other party. The Securityholder Representative will incur no liability of any kind with respect to any action or omission by the Securityholder Representative in connection with the Securityholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Securityholder Representative’s gross negligence or willful misconduct. The Securityholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Securityholders will indemnify, defend and hold harmless the Securityholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholder Representative by the Securityholders, any such Representative Losses may be recovered by the Securityholder Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Securityholders under this Agreement at such time as any remaining amounts would otherwise be distributable to the Securityholders; provided, that while this section allows the Securityholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or the termination of this Agreement. The Securityholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and/or any Ancillary Agreement to which the Securityholder Representative is a party and no implied covenants or obligations shall be read into this Agreement or any Ancillary Agreements against the Securityholder Representative.

(e) As of the Effective Time, Buyer shall cause the Paying Agent to wire to the Securityholder Representative the Expense Fund, which will be used for the purposes of paying directly, or reimbursing the Securityholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Securityholder Representative’s responsibilities, the Securityholder Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Securityholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.

(f) The Securityholder Representative may resign at any time. In the event that the Securityholder Representative resigns from such position or is unable to continue in such position, Securityholders holding among them the rights to receive at least a majority of the Parent Common Shares then remaining in the Escrow Fund to be distributed to the Securityholders (or, if no Escrow Fund remains, representing a majority in interest of the Pro Rata Shares) (the “Majority Holders”) shall promptly appoint another representative to fill such vacancy, and such substituted representative shall be deemed to be the Securityholder Representative for all purposes of this Agreement. In the absence of such appointment, the Buyer may apply to a court of competent jurisdiction for the appointment of a successor Securityholder Representative, and the costs, expenses and reasonable attorneys’ fees incurred in connection with such proceeding shall be paid from the Expense Fund or, to the extent exhausted, the Securityholders. The Securityholder Representative may be removed at any time upon the written consent of the Majority Holders with not less than thirty (30) days’ prior written notice to the Buyer; provided, however, that a successor Securityholder Representative must be concurrently appointed and become a party to this Agreement and the Escrow Agreement. The immunities and rights to indemnification shall survive the resignation or removal of Securityholder Representative and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(g) The provisions of this Section 11.14 (including the powers, immunities and rights to indemnification granted to the Securityholder Representative hereunder): (i) are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Securityholder may have in connection with the Transactions, (ii) shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Securityholder and shall be binding on any successor thereto, and (iii) shall survive the delivery of an assignment by any Securityholder of the whole or any fraction of his, her or its interest in the Escrow Fund. Remedies available at Law for any breach of the provisions of this Section 11.14 may be inadequate; therefore, the Buyer and each other Buyer Indemnitee shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages or posting any bond if such person brings an action or proceeding to enforce the provisions of this Section 11.14.

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IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have executed this Agreement under seal as of the date first written.

PARENT:

COLUMBIA CARE INC.

By:	/s/ Nicholas Vita
Name: Nicholas Vita
Title: CEO

BUYER:

COLUMBIA CARE LLC

By:	/s/ Nicholas Vita
Name: Nicholas Vita
Title: CEO

MERGER SUB I:

VICI ACQUISITION LLC

By:	/s/ Nicholas Vita
Name: Nicholas Vita
Title: Manager

MERGER SUB II:

VICI ACQUISITION II LLC

By:	/s/ Nicholas Vita
Name: Nicholas Vita
Title: Manager

[Signature Page to Merger Agreement]

COMPANY:

GREEN LEAF MEDICAL, LLC

By:	/s/ Philip Goldberg
Name: Philip Goldberg
Title: CEO

SECURITYHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE
SERVICES LLC, solely in its capacity as
Securityholder Representative:

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Merger Agreement]

EXHIBIT A

FORM OF NON-COMPETITION AGREEMENT

CONFIDENTIAL

FORM OF NONCOMPETITION AND NONSOLICITATION AGREEMENT

THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”) is by and between Columbia Care LLC, a Delaware limited liability company (“Buyer”), and [            ], an individual (“Securityholder”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger (“Merger Agreement”), among Buyer, Columbia Care Inc., a company continued under the laws of the Province of British Columbia (“Parent”), Vici Acquisition LLC, a Delaware limited liability company (“Merger Sub I”), Vici Acquisition II LLC, a Delaware limited liability company (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), Green Leaf Medical, LLC, a Maryland limited liability company (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Securityholders (the “Securityholder Representative”). Buyer and Securityholder are sometimes jointly referred to herein as the “Parties.”

RECITALS

A. The Parent, the Buyer, the Merger Subs and the Company entered into the Merger Agreement to effectuate a merger (the “Merger”), pursuant to which the Company will merge with and into Merger Sub I, with the Company to survive the first merger, following which, the surviving company will merge with and into Merger Sub II, with Merger Sub II to survive the second merger.

B. Securityholder is an equityholder of the Company, has been actively involved in the management of the Company’s business and in the development of the Company’s products and technology and has thereby acquired significant experience, skill, and confidential and proprietary information relating to the business and operation of the Company. Securityholder, in the course of operating the business of the Company, has also developed on behalf of the Company significant goodwill and know-how that is now a significant part of the value of the Company.

C. Securityholder has a material economic interest in the consummation of the Merger.

D. Buyer desires to protect its investment in the assets, business, goodwill, and know-how of the Company to be acquired pursuant to the Merger Agreement and accordingly, as a material condition to its willingness to enter into the Merger Agreement and consummate the Merger, has required that Securityholder agree to limit certain activities by Securityholder (as set forth herein) that would compete with or otherwise harm such assets, business, goodwill or know-how.

E. As part of the consideration and inducement to Buyer to enter into the Merger Agreement and acquire the Company and its businesses, Securityholder is willing to agree to and abide by such restrictions.

F. References to Buyer hereinafter shall include all Affiliates of Buyer and, following the Closing Date, shall include the Company.

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NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter set forth, and other good and valuable consideration had and received, the Parties hereto agree as follows:

AGREEMENT

1. Effectiveness. This Agreement shall be effective as of the Closing Date. To the extent the Merger Agreement is terminated for any reason prior to the Closing Date, this Agreement shall immediately upon termination of the Merger Agreement terminate in its entirety without ever having become effective and shall be null and void in all respects.

2.	Definitions. For purposes of this Agreement:

(a) “Confidential Information” means (i) any and all trade secrets concerning the business and affairs, or the planned business and affairs, of the Company, its Subsidiaries, and any of their Affiliates including product specifications, data, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned distribution methods and processes, customer lists, customer information databases, customer mailing lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), data-base technologies, systems, structures and architectures and related processes, formulae, compositions, improvements, devises, know-how, inventions, discoveries, concepts, methods and information and any other information, however documented, that is a trade secret of the Company, its Subsidiaries, and any of their Affiliates; (ii) any and all other information concerning the business and affairs, or the planned business and affairs, of the Company, its Subsidiaries, and any of their Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analyses, compilations, studies, summaries and other material prepared by or for the planned activities of the Company, its Subsidiaries, and any of their Affiliates containing or based, in whole or in part, on any information included in the foregoing, regardless of medium. Confidential Information specifically includes any and all information that Securityholder may have obtained concerning Buyer or Parent in connection with discussions and negotiations concerning the transactions contemplated by the Merger Agreement. Notwithstanding anything in the foregoing to the contrary, “Confidential Information” shall not be deemed to include any information that: (A) is or becomes generally available to the public through no action or inaction of Securityholder in violation of this Agreement; (B) is required to be disclosed by Law or legal process; (C) is or becomes available to Securityholder so long as the source of such information was not known by Securityholder to be bound by a confidentiality obligation to Buyer, Parent, or the Company with respect to such information; or (D) was or is independently developed by Securityholder without violating Securityholder’s obligations hereunder.

(b) “Restricted Business” means the cultivation, growing, producing, distributing, marketing, selling or licensing of cannabis or products derived from cannabis, which, for the avoidance of doubt, does not include providing legal services or legal advice related to cannabis.

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(c) “Restricted Employee” means any (A) employee, consultant, agent, or contractor of any of the Company, its Subsidiaries, or any of their Affiliates as of the Closing Date, or (B) former employee, consultant, agent, or contractor of any of the Company, its Subsidiaries, or any of their Affiliates who Securityholder knows to be employed by Buyer or any of its Affiliates as of immediately after the Closing.

(d) “Restricted Territory” means the United States.

(e) “Restriction Period” means the period from the Closing Date until the third (3rd) anniversary of the Closing Date.

3.	Noncompetition; Nonsolicitation.

(a) Securityholder acknowledges that due to Securityholder’s position with and relationship to the Company (as referenced in Recital B above), Securityholder has had access to the Company’s Confidential Information (as defined above) and has been responsible for developing and maintaining (in whole or in part) the goodwill and know-how of the Company. Securityholder acknowledges that prior to the Closing Date, the Company, its Subsidiaries, or their Affiliates were engaged in the Restricted Business throughout the United States and/or have substantial and material plans to do so. To protect the Company’s trade secrets, Confidential Information and relationships, goodwill with customers, and know-how during the Restriction Period, Securityholder shall not in any manner within the Restricted Territory, directly or indirectly, including through entities that Securityholder directly or indirectly controls, participate or engage in, own or have any financial or other interest in, lend credit to, lend Securityholder’s name to, manage, operate, join, accept employment or any other service with, or participate in the ownership, management, operation or control of, any entity or business, division, group, or other subset of any business that is engaged in the Restricted Business, whether for Securityholder’s own account or for that of another Person, and whether as shareholder, principal, partner, member, joint venturer, investor, creditor, proprietor, director, officer, employee or consultant or in any other capacity, except (i) as an employee or consultant to Buyer or (ii) as otherwise expressly consented to in writing by Buyer. Notwithstanding the foregoing, this Section 3(a) shall not restrict Securityholder from passively owning (directly or indirectly through a mutual fund or other common investment vehicle) fifteen percent (15.0%) or less of any Person.

(b) During the Restriction Period, Securityholder shall not, without the prior written consent of Buyer, directly or indirectly (including through any Affiliate of Securityholder or any other Person) encourage, induce, attempt to induce, solicit or attempt to solicit any Restricted Employee to leave his or her employment, consulting or independent contractor relationship with Buyer or any of Buyer’s Affiliates; provided that the foregoing shall not apply to any general solicitations not directly targeted at a Restricted Employee.

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(c) During the Restriction Period, Securityholder shall not, directly or indirectly (including through any Affiliate of Securityholder or any other Person): (i) solicit any existing (as of the Closing Date) customer, vendor, supplier, licensor, lessor, joint venturer, associate, consultant, agent or partner of the Company, its Subsidiaries, or any of their Affiliates, for the purpose of influencing such Person to provide business or services to Securityholder (or through Securityholder to any other Person) in connection with the Restricted Business or to cease doing business in whole or in part with the Company, its Subsidiaries, or any of their Affiliates or whatever corporate entity or entities through which the Restricted Business is carried on by Buyer after the Closing Date; or (ii) knowingly interfere with, disrupt, or attempt to disrupt the business relationships (contractual or otherwise) existing (now or at any time during the Restriction Period) between the Company, its Subsidiaries, or any of their Affiliates or whatever corporate entity through which the Restricted Business is carried on by Buyer after the Closing Date and any third party (including the Company’s customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents and partners).

4.	Confidential Information.

(a) Securityholder acknowledges that Securityholder has occupied a position of trust and confidence with the Company and with respect to the transactions contemplated by the Merger Agreement prior to the date hereof, and has become familiar with Confidential Information of the Company.

(b) Securityholder acknowledges that, from and after the Closing Date, all Confidential Information known or obtained by Securityholder will constitute property of Buyer. Therefore, Securityholder shall not at any time (i) disclose any Confidential Information to any unauthorized person or entity; or (ii) use any Confidential Information for Securityholder’s own account or for the benefit of any third party, whether Securityholder has such information in Securityholder’s memory or embodied in writing or other physical form, without the prior written consent of Buyer (which may be granted or withheld for any reason or no reason). Securityholder shall deliver to Buyer or destroy and certify to such destruction (in Securityholder’s sole discretion) at any time after Closing upon Buyer’s request, any and all copies of Confidential Information (regardless of medium) in Securityholder’s possession or control.

5.	Understanding of Covenants.

(a) The recitals to this Agreement are incorporated herein by this reference. Securityholder acknowledges and agrees with such recitals, and further agrees that the value of the consideration paid by Buyer in connection with the Merger Agreement is substantial and that preservation of the confidential and proprietary information, goodwill, know-how, stable workforce, and customer relations of the Company and any of their Affiliates is a material part of the consideration which Buyer is receiving under the Merger Agreement.

(b) Securityholder further acknowledges and agrees that Securityholder (i) is familiar with and has carefully considered the covenants set forth above in this Agreement, (ii) is fully aware of Securityholder’s obligations hereunder, (iii) has been actively involved in the management of the Company’s business, is a an equityholder of the Company, is in possession of the Confidential Information, and in continuing to provide services to Buyer following the Closing Date will continue to have access to Confidential Information (as well as other trade secrets and confidential information of Buyer), (iv) understands that one of the material inducements for Buyer to enter into the Merger Agreement is Securityholder’s agreement to enter into an agreement

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containing the covenants set forth in this Agreement, (v) the goodwill and know-how associated with the Company prior to the transaction contemplated by the Merger Agreement is an integral, substantial and material component of the value of the Company to Buyer and is reflected in the value of the cash or Buyer equity being paid/issued in connection with the Merger for Securityholder’s equity in the Company, (vi) Securityholder’s agreement to the terms set forth in this Agreement is necessary to preserve the value of the Company for Buyer following the transactions contemplated by the Purchase Agreement, (v) agrees to the reasonableness of the character, duration, geographic area and subject matter scope of the covenants set forth in this Agreement and that such covenants shall continue through the Restriction Period regardless of whether Securityholder receives any compensation from Buyer for employment or services during the Restriction Period, (vi) agrees that the Company currently conducts and/or currently has substantial and material plans to conduct the Restricted Business throughout the United States, (vii) agrees that the covenants set forth above in this Agreement are necessary to protect the Company’s Confidential Information, goodwill, know-how, stable workforce, and customer relations, and (viii) that such covenants are separately bargained-for consideration and are material inducements to Buyer to enter into the Merger Agreement.

(c) Securityholder agrees that the covenants set forth above in this Agreement do not confer a benefit upon the Company disproportionate to the detriment of Securityholder. Securityholder represents that the execution of this Agreement, and the performance of Securityholder’s obligations under this Agreement, do not and will not conflict with, or result in a violation or breach of, any other Contract of which Securityholder is a party or any Order to which Securityholder is subject. Securityholder represents that Securityholder is competent and has all necessary authority to execute this Agreement, and that Securityholder has entered into this Agreement freely and voluntarily and not under duress.

6. Consideration. As consideration for Securityholder’s covenants set forth in Sections 3 and 4 of this Agreement, Buyer has entered into the Merger Agreement, following which Securityholder will receive certain benefits in connection with the Merger in Securityholder’s capacity as an equityholder of the Company.

7. Injunctive Relief. Each Party agrees that any breach by the other of this Agreement (given, among other factors, the unique skills, position and exposure to Confidential Information at issue with respect to this Agreement) may cause immediate and irreparable harm to the non-breaching Party, that such harm may be difficult or impossible to measure, and that damages for the non-breaching Party may therefore be an inadequate remedy for any such breach. Therefore, each Party agrees that in the event of a breach or threatened breach of this Agreement, the Company, Buyer or Securityholder (whichever is seeking to enforce this Agreement) shall be entitled to seek an injunction restraining the Party in breach (or threatened to be in breach, as the case may be) from the conduct which would constitute a breach of this Agreement, specific performance and/or other appropriate relief in order to enforce and prevent any violations of this Agreement. Each Party further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to provide the inadequacy of money damages or to post security as a prerequisite to obtaining equitable relief. Furthermore, the Restriction Period shall be extended by the same time that the Securityholder is in breach of Section 3 of this Agreement.

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8. Non-Exclusivity. The rights and remedies of Buyer hereunder are not exclusive of or limited by any other rights or remedies that Buyer may have, whether at law, in equity, by contract or otherwise. Without limiting the generality of the foregoing, the rights and remedies of Buyer hereunder, and the obligations and liabilities of Securityholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Securityholder’s obligations or Buyer’s rights (or any present or future Affiliate of Buyer) under the terms of any employment, proprietary information, confidentiality, invention assignment or other agreement between Securityholder and Buyer.

9. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given (a) on the date of delivery, if delivered in person, by facsimile (upon confirmation of receipt) or by e-mail prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party, (b) on the first Business Day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery), or (c) upon receipt if delivered personally or by certified mail, postage prepaid, return receipt requested, addressed as follows:

(a)	if to Securityholder, to:

[ADDRESS]

Attention:

E-mail: [            ]

(b)	if to Buyer, to:

Columbia Care LLC

680 5th Ave, 24th Floor

New York, New York 10019

Attention: Joshua Snyder

with a copy to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: Erica Rice

Telephone: [***]

Email: [***]

10. Rules of Construction. The use in this Agreement of the term “including’ means “including, without limitation.” The use in this Agreement of the term “or” means “and/or” unless the context clearly indicates otherwise. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to Sections mean the Sections of this Agreement, except where otherwise stated. The title of and the section and paragraph

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headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. The singular or plural includes the other, as the context requires or permits. Where this Agreement uses specific language to clarify by example a general statement contained herein, such specific language shall not modify, limit or restrict in any manner the construction of the general statement to which it relates. This Agreement uses language that has been chosen carefully by the Parties to express their mutual intent, and no rule of construction shall be applied against either Party.

11.	Governing Law; Disputes; Consent to Jurisdiction.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Consent to Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceedings arising out of or relating to this Agreement and any transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Delaware state court or, if no such state court has proper jurisdiction, the such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding in the state or Federal courts located in any such Delaware state or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Proceeding in the state or Federal courts located in any such Delaware state or Federal court. Each of the Parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions in the United States and throughout the world by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

12. Cooperation. Each Party shall cooperate with the other Party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

13. Amendments, Modifications and Waivers. No amendment, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by authorized officer of Buyer and Securityholder. No waiver by Buyer of any default, misrepresentation or breach hereunder by Securityholder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder by Securityholder or affect in any way any rights of Buyer arising by virtue of any prior or subsequent such occurrence.

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14. Independent Counsel. Each Party acknowledges that it has been represented by independent counsel of its choice, or has had the opportunity to be represented by independent counsel of its choice, and that to the extent, if any, that it desired, has availed itself of this right and opportunity throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the consent and upon the advice of such independent counsel. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

15. Integration. This Agreement is based on the premises and mutual promises contained herein and also upon the Merger Agreement. This Agreement, and the Merger Agreement upon which this Agreement is based, are the entire agreement of the parties pertaining to the subject matter of this Agreement, and all prior or contemporaneous negotiations, agreements, understandings, or representations, whether written or oral, that pertain to the subject matter of this Agreement, are expressly superseded hereby and are of no further force and effect. Each of the parties acknowledges that it has not relied on any promise, representation or warranty, expressed or implied, not contained in this Agreement or the Merger Agreement.

16. Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors, assigns, heirs and/or personal representatives, provided that neither this Agreement nor any interest herein shall be assigned or otherwise transferred, by operation of law or otherwise, by Securityholder without the prior written consent of Buyer. Nothing in this Agreement shall confer, whether expressly or by implication, any rights or remedies under or by reason of this Agreement on any person or entity other than the Parties, Affiliates of Buyer and the respective permitted successors and assigns of any of the foregoing.

17. Separate Covenants. This Agreement shall be deemed to consist of a series of separate covenants, one for each line of business included within the Restricted Business and each county, state, country or other region included within the Restricted Territory. The Parties expressly agree that the character, duration, geographic area and subject matter scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including but not limited to Buyer’s need to protect the value of the Company’s assets, relationships, goodwill, know-how, and business it is acquiring. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration, geographical area or subject matter scope of this Agreement exceeds that permitted by applicable Law in a particular jurisdiction, then the Parties agree that such provision(s) will be reformed to the maximum character, duration, geographical area and subject matter scope, as the case may be, permitted by applicable Law in such jurisdiction, without affecting the enforceability of any provisions of this Agreement in other jurisdictions. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive (after giving effect to any reformation contemplated by the preceding sentence) than necessary or appropriate to assure Buyer of the intended benefit of this Agreement, it is expressly understood and agreed among the Parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof in that jurisdiction.

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18. Severability. The Parties desire and intend that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any court of competent authority holds any provision of this Agreement to be invalid, prohibited or unenforceable for any reason in any jurisdiction, then as to such jurisdiction, the offending provision shall be deemed severed from this Agreement and shall be ineffective within that jurisdiction, without invalidating the remaining provisions of this Agreement within that jurisdiction or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction. Notwithstanding the foregoing, if an offending provision as described above could be more narrowly drawn or otherwise “blue-penciled,” modified or reformed so as not to be invalid, prohibited or unenforceable in the jurisdiction where it was held to be offending, then it shall, as to such jurisdiction, be deemed more narrowly drawn, blue-penciled, modified or reformed, by the minimum necessary to render it valid and enforceable in that jurisdiction, (i) with the nature and extent of such redrawing, blue-penciling, modification or reformation to be determined by a court of competent authority in accordance with applicable procedural and substantive law, and (ii) without invalidating the remaining provisions of this Agreement within that jurisdiction or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction.

19. Obligations. Securityholder’s obligations under this Agreement shall remain in effect without regard to Securityholder’s employment or severance of employment with the Company, Company’s Affiliates, Buyer or Buyer’s Affiliates; provided, however, that all of Securityholder’s obligations hereunder shall immediately cease if Buyer, Parent, the Company, or one of their Affiliates materially breaches its obligations to Securityholder under the Merger Agreement or any employment agreement with the Securityholder.

20. Counterparts; Signatures. The Parties may execute this Agreement in counterparts, each of which shall be deemed to be an original instrument, but both of which together shall constitute but one agreement. The delivery of a signature to this Agreement by facsimile or electronic mail shall be sufficient for all purposes between the Parties.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Buyer has caused this Agreement to be executed by its duly authorized representatives, and Securityholder has executed this Agreement, in each case, as of the date first written above.

SECURITYHOLDER

[ ]

[Signature Page – Non-Competition Agreement]

BUYER

Columbia Care LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page – Non-Competition Agreement]

EXHIBIT B

FORM OF EMPLOYMENT AGREEMENT

December 21, 2020
[Name]
[Email]

Re:	Offer of Employment with Columbia Care Inc.

Dear [Name]:

It is with great pleasure that, contingent upon and subject to the closing of the agreement and plan of merger by and among Columbia Care Inc and Green Leaf Medical LLC, dated December 21, 2020 (the “Closing”) I offer you employment with Columbia Care Inc. (together with its subsidiaries and affiliates, the “Company”). Your initial position will report to David Hart, Chief Operating Officer. Your date of hire as a regular, full-time employee will be the date of the Closing (the “Start Date”) or a date determined by the completion of your background and reference checks.

Base Compensation: You will be paid an annual salary of $300,000. The base wages will be paid in accordance with the Company’s standard payroll practices and subject to customary deductions and withholdings as required by law. You will be eligible to participate in annual merit wage reviews in accordance with the Company’s compensation practices. To be eligible for a merit increase, you must be employed by September 30 of the previous year.

Discretionary Bonus and Expense Reimbursement: You will be eligible to participate in the Vice President annual bonus program, subject to its terms and conditions and at the discretion of the Company, with the potential to earn and incentive bonus equivalent to a target of up to 50% Bonus Target of your annualized base wages, as calculated by the Company. The performance bonus is based upon the Company’s assessment of your performance as well as business conditions at the Company. The company may also make adjustments in the terms and targeted amount of your annual performance bonus in its sole and absolute discretion. If you begin employment with the Company between January 1 and September 30th, you will be eligible to earn a pro-rated performance bonus based on the length of time that you have been employed with the Company during this calendar year. If you begin employment between October 1 and December 31st, you will not be eligible to participate in the bonus program until the following calendar year. You must be employed by the Company at the time a performance bonus is paid to earn any part of a bonus. Also, the Company will reimburse your reasonable out-of-pocket expenses and other expenses related to your work based on the Company’s expense reimbursement policy, as may be amended from time to time.

Long-Term Incentive Grant: Subject to approval by the Company’s Compensation Committee, at the next available grant date you will be granted an equity incentive award valued at $350,000. You may be granted Restricted Stock Units (as defined in the Columbia Care Inc. Omnibus Long-Term Incentive Plan, as amended from time to time) or another type of award, subject to all of the terms and conditions under the applicable Company plan, including, but not limited to, any associated award agreements and any other documents associated with the grant. Such terms and conditions may include restrictive covenants, such as non-competition provisions. The vesting schedule and price per Unit will be determined in accordance with the applicable plan. You should consult with a tax advisor concerning the tax risks associated with any equity grant.

Benefits: As a regular, full-time employee, you will be eligible to participate in the employee benefit program that the Company offers to its employees in comparable positions, which currently include Medical, Dental, Vision, Life and Disability Insurance, Holiday and Sick Time, subject to plan terms and generally applicable Company policies, as amended from time to time. You will also be entitled to accrue up to fifteen (15) days of vacation and five (5) days of sick time each calendar year, pursuant to the Company’s applicable policy(ies) as may exist and be amended from time to time. Descriptions of the Company’s benefits will be available upon request. The Company retains the right to amend, modify, or cancel any benefits program in its sole and absolute discretion. Where a particular benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.

Non-Solicitation, Non-Disclosure and Invention Assignment Agreement: As part of your employment and continued employment with the Company, you will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and future business plans and operations. As a result, in order to protect the Company’s substantial investment of time and money in the creation and maintaining of its confidential information and good-will with its customers, clients, and collaborators, your offer of employment and your continued employment is contingent upon your signing the Company’s Non-Solicitation, Non-Disclosure and Invention Assignment Agreement (the “Restrictive Covenant Agreement”), a copy of which is attached to this Offer as Exhibit A and your continued willingness to abide by its terms.

By the same token, the Company expects you to abide by and honor the terms of any agreements you may have with your present or prior employers. By signing below, you confirm that you do not have any agreements with non-competition, customer non-solicitation, non-disclosure or other similar provision that would prevent you from fulfilling your job duties for the Company. Additionally, we expect that you have not taken any documents or other confidential information from your employer. We want to make it perfectly clear you should not bring with you to the Company, or use in the performance of your duties for our Company, any proprietary business or technical information, materials or documents of a former employer, or otherwise disclose or use any former employer’s confidential information.

Work Authorization: This offer of employment is contingent on you being legally authorized to work in the United States, and you will need to complete an I-9 Employment Verification Form no later than your first day of work.

Term of Employment: The employment term of this Offer is for the time period from the Start Date until September 30, 2023 (the “Term”). During the Term, the Company will not terminate your employment other than for Cause. “Cause” means your: (i) engaging in illegal conduct that was or is materially injurious to the Company; (ii) violating a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company, except for any violation of the Controlled Substances Act arising from the Company’s cultivation and distribution of marijuana; (iii) material breach of the material terms of this Offer, including Exhibit A, and/or any other restrictive covenant agreement, confidentiality agreement or invention assignment agreement between you and the Company; (iv) commission of a felony or the misappropriation of material property belonging to the Company; (v) engaging in any act that constitutes theft, fraud, embezzlement, misrepresentation, conflict of interest, or breach of fiduciary obligations to the Company; (vi) gross negligence or willful failure to follow lawful directions of the Board, the Chief Executive Officer, or the Chief Operating Officer, other than due to illness or incapacity; (vii) unauthorized use or disclosure of proprietary information of the Company, which use or disclosure causes material harm; or (viii) material and intentional violation of any material policies of the Company.

Entire Agreement and Governing Law: This Offer, together with its Exhibit(s), will constitute the entire agreement as to your employment relationship with the Company and will supersede any prior agreements or understandings, whether in writing or oral. The terms of this letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with this letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the State of New York, excluding laws relating to conflicts or choice of law. In addition, you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of New York in connection with any Disputes or any claim related to any Disputes.

Offer Expiration: This offer will expire at 5:00 PM, Eastern Time, on December 21, 2020. Please indicate your acceptance of this offer and the terms and conditions thereof by signing both this Offer and returning fully signed copies to me.

We are looking forward to you joining the Columbia Care team! We are confident that you will find a great deal of challenge, satisfaction, and opportunity for personal and professional growth at the Company.

Sincerely,

Bryan L Olson

Chief People & Administrative Officer

YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS OFFER, INCLUDING ITS EXHIBIT(S), AND UNDERSTAND AND AGREE TO ALL OF THE PROVISIONS IN THIS OFFER AND ITS EXHIBIT(S).

Accepted and agreed by:

Employee Signature

Date:

EXHIBIT A

Non-Solicitation, And Non-Disclosure Assignment Agreement

In consideration and as a condition of my employment and continued employment by Columbia Care Inc. (together with its subsidiaries and affiliates, the “Company” or “Columbia Care”), I hereby agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, whether or not in hard-copy or electronic format or communicated orally, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public (collectively, “Proprietary Information”), and all tangible embodiments thereof, are and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include but is not limited to trade secrets and other information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, files, lists, strategies, methods, policies, resolutions, notes, email correspondence, negotiations or litigation; (b) marketing, branding and advertising information, including strategies, plans, methods, market research data, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including financial or business plans, data and affairs, financial statements, bank statements, cost and performance data, debt arrangements, equity structure, investors and holdings, investor documents such as private placement memorandum, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, biological or chemical materials, concepts and ideas, and all internal sales, marketing, public affairs, operations and finance operating systems and data therein; (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, salary, bonus, incentive data, compensation structure, performance evaluations and termination arrangements or documents; and (f) other proprietary information, including creative properties, manufacturing and product conversion, production techniques, grow method, nutrient method, industrial agriculture, patient data, client data, data conclusions, mining data, mining methods, technology/technological initiatives, intellectual property/intellectual property assets, license pursuit plans, product rates and pricing, pricing factors, profit and profit margin data and databases, cost and performance data, license application materials, cultivation plans, security plans, manufacturing/processing plans, dispensing/distribution plans, property/facility specs and details, property facility layouts, internal management tools and systems, products and product research and development plans, testing data, formulas, research data, chemical formulations and other formulations, analysis, customers, clients, contracts and the like. Proprietary Information includes, without limitation, (1) information received in confidence by the Company from its customers or suppliers or other third parties, and (2) all biological or chemical materials and other tangible embodiments of the Proprietary Information.

2. No Unauthorized Disclosure or Use. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose or transfer any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies and other tangible embodiments of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

Further, notwithstanding my nondisclosure obligations described in this Section 2, I have been advised that 18 USC Section 1833(b) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made: (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I have been further advised that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret information in the court proceeding, so long as the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, expect pursuant to court order.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use of confidential or proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such confidential or proprietary information. I further agree that I will not use such confidential or proprietary information for any purpose other than in connection with my employment with the Company, including, but not limited, not using such information to buy or sell any securities of any clients or former clients of the Company. I acknowledge that the Company makes no representations or warranties as to the accuracy or completeness of any confidential or proprietary information from third persons, or Proprietary Information from the Company. The Company shall not have any liability to you for the accuracy or completeness of Proprietary Information.

4. Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote the vast majority of my business/professional time and attention to the Company’s business. It is understood by the Company that Kevin Goldberg has a private law practice that he devotes limited professional time to, and that Kevin Goldberg and Philip Goldberg are entrepreneurs and involved in other endeavors including, but not limited to Sports Betting venture in Maryland (Gold Star Gaming, LLC), together the “Other Activities.” The Company acknowledges that Kevin Goldberg and Philip Goldberg may participate in the Other Activities, but only to the extent that such participating does not interfere with performing their employment duties with the Company.

5. Developments. I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns, all my right, title and interest in and to all Developments (as defined below) that: (a) are created, developed, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction (collectively, “conceived”) during the period of my employment and six (6) months thereafter and that relate to the business of the Company or to products, methods or services being researched, developed, manufactured or sold by the Company; (b) result from tasks assigned to me by the Company; or (c) result from the use of premises, Proprietary Information or personal property (whether tangible or intangible) owned, licensed or leased by the Company (collectively, “Company-Related Developments”), and all related patent rights, trademarks, copyrights and other intellectual property rights in all countries and territories worldwide claiming, covering or otherwise arising from or pertaining to Company-Related Developments (collectively, “Intellectual Property Rights”). I further agree that “Company-Related Developments” include, without limitation, all Developments that (i) relate to the business of the Company or to products, methods or services being researched, developed, manufactured or sold by the Company, and (ii) were not subject to an obligation to assign to another entity when conceived. I will make full and prompt disclosure to the Company of all Company-Related Developments, as well as all other Developments conceived by me during the period of my employment and six (6) months thereafter. I acknowledge that all work performed by me as an employee of the Company is on a “work for hire” basis. I hereby waive all claims to any moral rights or other special rights that I may have or accrue in any Company-Related Developments.

5.1 “Developments” mean inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship.

5.2 If, in the course of my employment with the Company, I incorporate a Development conceived by me before my employment that are not Company-Related Developments (“Prior Inventions”) into a Company product, process or research or development program or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license (with the full right to sublicense through multiple tiers) to make, have made, modify, use, offer for sale, import and sell such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

5.3 I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. If applicable, this Agreement shall be construed in accordance with the provisions of Section 2870 of the California Labor Code (a copy of which is attached as Appendix 1 hereto), and accordingly this Agreement shall not be interpreted to assign to or vest in the Company any rights in any inventions in violation of the California Labor Code.

5.4 To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”).

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments conceived by me, which records will be available to and remain the sole property of the Company at all times. All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, materials or other written, photographic or other tangible material containing or embodying Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. At any time upon the request of the Company, and in any event upon the termination of my employment for any reason, I will deliver to the Company all of the foregoing, and all other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies. Any property situated on the Company’s premises or owned by the Company, including laboratory space, computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice, and I shall have no expectation of privacy in any such property.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights, as well as all other patent rights, trademarks, copyrights and other intellectual property rights in all countries and territories worldwide owned by or licensed to the Company. I will sign, both during and after the term of this Agreement, all papers, including copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development or Intellectual Property Rights. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in the same.

8. Non-Solicitation. I acknowledge and agree that the Company has invested substantial time, money and resources in the development of its Proprietary Information, including as it pertains to its customers, clients, and collaborators. I further acknowledge that during the course of my employment, I will have access to and may use and work with such Proprietary Information that pertains to the customers, clients, and collaborators of the Company, and I agree that any Proprietary Information associated with any customer, client, or collaborator belongs exclusively to the Company.

8.1 In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of one (1) year following the termination of my employment for any reason (the “Covenant Period”), I agree and covenant that I will not directly or indirectly, and in any manner, contact, solicit, canvass, approach, entice or attempt to persuade any existing or prospective vendor, service provider, customer, or client to (i) withdraw, curtail or cancel its business with the Company, or (ii) otherwise interfere with their relationship with the Company, for the purpose of competing with the business of the Company. For purposes of this Section 8, the term “existing” means any party with whom Employee dealt on behalf of the Company or about whom Employee possessed confidential or Proprietary Information through Employee’s employment with the Company at any time during the Employment Period; the term “prospective” means any party with whom the Company was in active negotiations to establish a relationship with at any time during the three (3) year period immediately preceding the termination of Employee’s employment and with whom Employee was involved in any manner in the attempt to establish the relationship or about whom Employee gained confidential or Proprietary Information; and the terms “service provider,” “vendor,” “client” or “customer” of the Company shall mean and refer to (i) each person or entity who has provided and/or received services or products from the Company during the Employment Period and Covenant Period, and (ii) each person or entity solicited by the Company to provide and/or receive services or purchase products during the Employment Period and Covenant Period.

8.2 During the Employment Period and at any time prior to the expiration of the Covenant Period, I will not directly or indirectly, and in any manner, employ, solicit, entice or attempt to entice away any director, officer, consultant or employee of the Company, either for my benefit, or for the benefit of any competitor of the Company or other third party to leave the Company or engage with another company or business which is competitive with the Company, nor will I otherwise interfere with or attempt to interfere with the Company’s relationship with its directors, officers, consultants and employees. Employee further agrees not to participate in or facilitate the hire, directly or indirectly or through another entity, of any person who is employed or engaged by the Company, or who was employed or engaged by the Company within two (2) months of any attempt to hire such person. The parties expressly acknowledge and agree that the placement of any general classified or “help wanted” advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 8.2.

8.3 During the Employment Period and for an indefinite period thereafter, I will not use the name of the Company in the conduct of any business activities or for my personal use (except, for Employee’s use on his resume) without the prior written consent of the Company, as applicable, except as necessary to perform my employment functions during the Employment Period.

8.4 I acknowledge and agree that if I violate any of the provisions of this Section 8, the running of the Covenant Period will be extended by the time during which I engage in such violation(s).

9. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the non-breaching party substantial and irrevocable damage and therefore, in the event of such breach, the non-breaching party, in addition to such other remedies that may be available, will be entitled to specific performance and other injunctive relief without the posting of a bond, as well as liquidated damages. If either party violates this Agreement, in addition to all other remedies available at law, in equity, and under contract, it is agreed that the prevailing party shall be entitled to recovery its reasonable attorney fees, costs and expenses from the non-prevailing party.

11. Publications And No Disparagement. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. I will not make any public statement which is intended to either (i) be derogatory or critical of, or negative toward, Columbia Care or its managers, or (ii) to malign, harm, disparage, defame or damage the reputation of Columbia Care or its managers.

12. Corporate Compliance. I agree that I will abide by all policies and procedures that the Company may have in effect from time to time, including without limitation, any Code of Conduct or corporate compliance program. I further acknowledge that failure to abide by policies and procedures may result in discipline, including immediate termination of my employment. Nothing herein limits my employment with the Company, pursuant to Section 12 above.

13. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns for no additional consideration. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer. I acknowledge that the term “the Company,” as used in this Agreement, shall also mean any such successor entity as the context requires.

15. Severability. In case any provisions (or portions thereof) contained in this Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

16. Protected Disclosures. I understand that nothing contained in this Agreement limits my ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. I also understand that nothing in this Agreement limits my ability to share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information.

17. Entire Agreement. This Agreement, read in conjunction with the Definitive Agreement, constitutes the entire and only agreement between the Company and me respecting the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, between us concerning such subject matter; provided, however, that this Agreement shall supplement, and shall not limit or be limited by, any other agreement I have with, or obligation I have to, the Company regarding noncompetition, no solicitation, confidentiality, assignment of inventions, and related covenants. No modification, amendment, waiver or termination of this Agreement or of any provision hereof will be binding unless made in writing and signed by an authorized officer of the Company. Failure of the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions.

18. Interpretation, Governing Law, Forum Selection Clause. This Agreement and any claims arising under or relating to this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of New York and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state. Either party seek an injunction from any court of competent jurisdiction to prevent a disclosure of any Proprietary Information in breach or violation of this Agreement. The Place of arbitration shall be New York City in the State of New York and New York law shall apply. Only a single, mutually acceptable arbitrator shall be used. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each of the parties hereby irrevocably submits to the jurisdiction of such binding arbitration for the purposes of any such dispute, controversy or claim.

19.	Execution of Agreement. This Agreement shall be binding and effective upon the undersigned’s signature.

BY SIGNING BELOW, I CERTIFY THAT I HAVE READ THIS AGREEMENT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:
(Employee’s full name)

Type or print name:

Date:

EXHIBIT A

DATE:

TO:	Columbia Care, Inc. (“Company”)

FROM:

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents, patent applications and other patent rights that I have invented:

☐	None

☐	See below:

Appendix 1

California Labor Code Sections 2870

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2)Result from any work performed by the employee for the employer. (b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Sections 2871

No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

Sections 2872

If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

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